Exhibit 10.2

Execution Copy

SERVICING AGREEMENT

among

W.S. BADCOCK CORPORATION

Servicer

and

B. RILEY RECEIVABLES, LLC

Company

Dated as of December 20, 2021

EXHIBITS

I

SERVICING AGREEMENT

This Servicing Agreement (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of December 20, 2021 (the “Effective Date”), is by and among B. Riley Receivables, LLC, a Delaware limited liability company, as owner (“Company”) and W.S. Badcock Corporation, a Florida corporation, as servicer (in such capacity, “Servicer”) and seller (in such capacity, “Seller”).

Recitals

WHEREAS, in the regular course of its business, Servicer services Accounts and Receivables for its own account;

WHEREAS, Company intends to purchase certain Receivables arising under Accounts owned by Seller from Seller from time to time pursuant to the Master Receivables Purchase Agreement dated as of December 20, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Master Receivables Purchase Agreement”);

WHEREAS, Company desires to retain Servicer to service and administer the Receivables purchased by the Company under the Receivables Purchase Agreements in connection with the Servicer’s servicing of the related Accounts for Seller’s own account; and

WHEREAS, Company and Servicer desire to set forth the terms and conditions on which Servicer will service and administer the Receivables and related Accounts.

NOW THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the Company and Servicer agree as follows:

Section 1. Definitions. Unless the context shall clearly indicate some other meaning, terms used in this Agreement shall have the meanings assigned thereto in the recitals above or specified in this Section 1 or, if not defined in this Section 1, in the Master Receivables Purchase Agreement.

For purposes of this Agreement, the following capitalized terms shall have the respective meanings set forth below.

Authorized Representative: Any Person expressly designated by Company as an Authorized Representative, as set forth from time to time in a certificate in a form prescribed by Company, and Servicer shall be an Authorized Representative of Company solely for the purposes of the actions to be taken by Servicer pursuant to Section 3(a).

Change in Control of Servicer: (A) Servicer or any direct or indirect holder of equity interests in Servicer enters into any agreement or agreements that contemplates (i) the merger or consolidation of Servicer with or into any Person, (ii) the sale, transfer or other disposition of any material portion of Servicer’s assets or business to any Person (other than the sale of receivables in the normal course of Servicer’s business) or (iii) Franchise Group, Inc. shall fail to own and control, in the aggregate, more than 51% of the outstanding equity interests of Servicer, or shall fail to own and control the right to appoint a majority of the Board of Directors of Servicer (or the equivalent governing body).

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Collection Account: The Company’s bank account as set forth on Exhibit F.

Collection Period: As of the Effective Date, from the first Cutoff Time to and including January 15, 2022, after January 15, 2022, bi-weekly (from Sunday to the second Saturday) until the end of the Purchase Period, and on the first day after the Purchase Period, from such date weekly (from Sunday to Saturday) until all Receivables have been paid in full.

Confidential Information: The terms and conditions of this Agreement and any proprietary non-public information of a party hereto that is furnished to the other party hereto in connection with this Agreement or the transactions contemplated hereby, including but not limited to, records, documents, proprietary information, technology, software, trade secrets, financial and business information, or data related to such other party’s products (including the discovery, invention, research, improvement, development, manufacture, or sale thereof), processes, or general business operations (including sales, costs, profits, pricing methods, organization, employee or customer lists and process), whether oral, written, or communicated via electronic media or otherwise disclosed or made available to a party or to which a party is given access pursuant to this Agreement by the other party, and any information obtained through access to any information assets or information systems (including computers, networks, voice mail, etc.), that, if not otherwise described above, is of such a nature that a reasonable person would believe to be confidential, as well as any Consumer Information. Information (other than Consumer Information) that is made available to the general public, received from independent sources, already in possession of the receiving party prior to disclosure hereunder or that is independently developed without the use of Confidential Information shall not be considered Confidential Information.

Consumer Information: Any “nonpublic personal information” (as such term is defined in the Gramm-Leach-Bliley Act and/or the regulations implementing the provisions thereof) and other personally identifiable information relating to Buyers or applicants.

Customary Servicing Procedures: Procedures (including collection procedures) that Servicer customarily employs and exercises in servicing and administering consumer loans for its own account and in accordance with the Servicing Manual, and in compliance with all applicable Laws.

GAAP: Generally accepted accounting principles in the United States of America or International Financial Reporting Standards (IFRS) as in effect from time to time.

Local Account: An account established by or in the name of Servicer or controlled by Servicer into which Collections from applicable Buyers may be paid.

Principal Prepayment: Any payment or other receipt of the unpaid amount of a Receivable which is received in advance of its scheduled due date and is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

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Receivable Level Data Tape: An electronic file containing Buyer information, original Receivable amount, current Unpaid Amount, payment history and the other fields set forth in Exhibit B with respect to each Receivable from the date hereof.

Reporting and Remittance Date: With respect to any Collection Period, the sixth Business Day after the end of such Collection Period.

Scheduled Payments: With respect to any Receivable, the periodic payments payable under the terms of the related Account Documents (which shall include all payments of principal, interest, fees and premiums).

Servicer Account: The Servicer’s bank account set forth on Exhibit E.

Servicer Event of Default: Any one of the conditions or circumstances enumerated in Section 11(a).

Services: The services that Servicer has agreed to provide to Company under this Agreement, whether directly or through one or more agents, subcontractors or service providers.

Servicing Fee: As of any date of determination, an amount equal to 2.0% per annum on the aggregate Unpaid Amount of Receivables (other than Defaulted Receivables) owned by the Purchaser at the beginning of the each calendar month (to be pro-rated in the first reporting period for newly purchased Receivables acquired mid-month).

Servicing Manual: Servicer’s servicing policies and procedures applicable to the Receivables in the form attached hereto as Exhibit C, as amended, modified and/or supplemented from time to time in accordance with the terms of this Agreement.

Servicing Records: With respect to any Receivable, all of the documents and records related to or required for the servicing of such Receivable, including the items referred to in Exhibit D annexed hereto pertaining to such Receivable.

Section 2.     Commencement of Servicing; Books and Records

(a) Commencement of Servicing.

(i) Servicer shall service the Receivables and the related Accounts in accordance with the terms hereof. Upon request, Servicer shall cooperate and use commercially reasonable efforts to transfer the Electronic Account Documents and any related electronic documents to the Purchaser or its designee.

(ii) Servicer’s possession of the Servicing Records retained by Servicer is for the purpose of servicing the related Receivable and the related Account. The portion of the Servicing Records so retained by Servicer shall be appropriately marked to reflect clearly Company’s ownership of the related Receivable. Servicer shall release Servicing Records from its custody only in accordance with written instructions from Company, unless such release is (A) required as incidental to Servicer’s servicing of the Receivables and related Accounts or (B) otherwise required or permitted pursuant to the terms hereof, including Section 3(b).

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(b) Books and Records, Receivable Level Data Tape, Servicing Manual.

(i) All rights arising out of the Receivables, including all funds received on or in connection with a Receivable, except as otherwise provided herein, shall be held by Servicer in trust for the benefit of Company as the owner of the Receivables. Servicer, on behalf of Company, shall be responsible for maintaining, and shall maintain, a complete and accurate set of books and records for each Receivable and related Account, which shall include the related Account Documents and Servicing Records, and shall be clearly marked to reflect the ownership of each Receivable by Company.

(ii) Servicer may not make amendments or modifications to the Servicing Manual that could reasonably be expected to have a Material Adverse Effect on any Receivables at any time during the term hereof without the prior written consent of Company (such consent not to be unreasonably withheld or delayed). In the event of any amendment or modification of the Servicing Manual, Servicer shall promptly provide a copy of the amended or modified manual to Company, and the Servicing Manual, as amended or modified, must continue to be in compliance with Laws.

Section 3.    Administration and Servicing of Receivables and Accounts

(a) Servicer to Act as Servicer.

(i) Servicer shall service and administer the Receivables and related Accounts in accordance with this Agreement and Customary Servicing Procedures, and shall have full power and authority to do or cause to be done any and all things in connection with such servicing and administration that Servicer may deem necessary or desirable and in compliance with the terms of this Agreement, the Customary Servicing Procedures and applicable Laws. Servicer may subcontract with a qualified person to perform all or any portion of the Servicer’s servicing duties hereunder; provided that (i) the Servicer shall select such person with reasonable care and shall be solely responsible for the fees and expenses payable to any such subcontractor, (ii) Servicer shall not be relieved of, and shall remain liable for, the performance of the duties and obligations of the Servicer pursuant to the terms hereof without regard to any subcontracting arrangement and (iii) any such subcontract shall be terminable with respect to the Receivables and related Accounts upon termination of this Agreement.

(ii) Servicer may waive, modify or vary the terms of any Receivable and related Account or consent to the postponement of strict compliance with any such term if in the Servicer’s reasonable and prudent determination such waiver, modification or postponement is consistent with its Underwriting Guidelines and the Servicing Manual; provided that Servicer shall not (A) forgive any portion of a scheduled payment under any Receivable or permit any modification with respect to any Receivable that would decrease total Scheduled Payments due thereunder unless, in each case such modification is made in accordance with the policy and procedures as identified in the Servicing Manual and the Underwriting Guidelines. For the avoidance of doubt, Servicer may waive any late payment charge or any other fees that may be collected in the ordinary course of servicing any of the Receivables.

(iii) Servicer may request from Company any powers of attorney and other documents reasonably necessary to enable Servicer to carry out their servicing and administrative duties under this Agreement.

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(iv) Notwithstanding anything to the contrary herein, to the extent there is any conflict between the terms of this Agreement and Customary Servicing Procedures (including the Servicing Manual), the terms of this Agreement shall control, except to the extent required to comply with applicable Laws.

(b) Enforcement and Liquidation; Reporting.

(i) Servicer shall, consistent with Customary Servicing Procedures, act with respect to the Receivables and related Accounts in such manner as will maximize the receipt of principal, interest, fees and premiums on the Receivables and related Accounts. Subject to Section 3(b)(ii) in the event that any Receivable becomes a Defaulted Receivable, Servicer shall take such action, consistent with Customary Servicing Procedures, as it shall deem to be in the best interest of Company so as to maximize the receipt of principal and interest on such Defaulted Receivable.

(ii) Notwithstanding anything to the contrary herein or in the Servicing Manual, Servicer shall not, without the prior written consent of Company, commence any Proceeding to enforce or collect upon the Receivables, regardless of whether such Proceeding is brought in its own name, as an agent for Company, or in the name of Company.

(c) Collection of Receivable Payments. Continuously from the date hereof until the principal, interest, fees and premiums on all Receivables are paid in full, Servicer will proceed diligently, in accordance with this Agreement and the Servicing Manual, to collect all payments due under each of the Receivables and related Accounts when the same shall become due and payable.

(d) Reporting of Collections on Charged Off Receivables. Servicer shall, on the Reporting and Remittance Date immediately following the 15th day of each calendar month, provide a written report to Company, in reasonable detail, setting forth all collections and charged off Receivables for the related Collection Period, which shall include the information set forth in Exhibit G. The parties agree that the form of reporting on charged off Receivables in Exhibit G will be finalized after the Effective Date

(e) Insurance Reporting: Servicer shall on the Reporting and Remittance Date immediately following the 15th day of each calendar month, provide a written report to Company, in reasonable detail, which shall include the information set forth in Exhibit H for all Insurance with respect to the related Collection Period. The parties agree that the form of insurance reporting in Exhibit H will be finalized after the Effective Date

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(f) Deposits in Collection Account.

(i) Company has established and shall maintain the Collection Account into which Servicer or Seller, as the case may be, shall deposit all Collections net of the Servicing Fee and Purchase Price payable to the Seller pursuant to Section 5(a) of the Master Receivables Purchase Agreement (“Net Collections”) with respect to the Receivables, the applicable details of which are set forth herein in Exhibit B, provided that all credit card servicing fees and related expenses shall be borne by Servicer. Subject to Section 5(b), all Net Collections received by Servicer with respect to the Receivables for each Collection Period, including, among other things, Principal Prepayments, Liquidation Proceeds, Insurance Retro Commissions and charged off Receivables, will be transferred to the Collection Account on or before the related Reporting and Remittance Date (it being understood that Net Collections in respect of Insurance Retro Commissions and charged off Receivables shall be deposited in the Collection Account no less frequently than monthly). Servicer shall bear all costs associated with transferring Net Collections into the Collection Account. Only the Company or its designee will have authority to withdraw or release funds from the Collection Account. Servicer shall not deposit in Collection Account any funds other than Net Collections received with respect to the Receivables. For the avoidance of doubt, Servicer shall not be liable for any costs associated with opening, setting-up, maintaining, creating or perfecting a security interest in the Collection Account for the benefit of Company.

(ii) Servicer shall identify all funds collected and received pursuant to each Receivable as separate from any of its own general assets and from any other amount owed in respect of the related Accounts; provided that Company acknowledges and agrees that Servicer may co-mingle payments received in the account on behalf of itself and purchasers, including Collections; provided further that the Servicer acknowledges and agrees that it shall hold in trust for the benefit of Company any such payments of Collections it receives related to the Receivables prior to remittance of such funds to the Collection Account.

(iii) Servicer will transfer funds from each Local Account related to each applicable Receivable into the Servicer Account within two (2) Business Days of receipt. Servicer will pay all fees related to the maintenance of the Local Accounts and the Servicer Account. The Local Accounts and the Servicer Account will not be exclusive to Company (e.g. check payments from all of Servicer’s serviced accounts are deposited into the comingled Local Accounts and the Servicer Account).

Section 4.     Statements to Company

(a) Remittance Report. On or before each Reporting and Remittance Date, Servicer shall deliver to Company via secure and mutually acceptable transmission method a remittance report and Receivable Level Data Tape as of the end of the related Collection Period reflecting all activity with respect to the Receivables during such Collection Period.

(b) Notice of Claims. Servicer shall give prompt written notice to Company, containing the details thereof, of (1) any material Claim or Proceeding instituted by or against Servicer or any of its Affiliates related to the Services, or the Receivables in any federal or state court or before any commission or other Governmental Authority, or any material Claim or Proceeding to Servicer’s knowledge threatened against Servicer or any of its Affiliates related to the Services or the Receivables; (2) any Claim or Proceeding pending, or to Servicer’s knowledge, threatened against Servicer before any Governmental Authority that might prohibit or materially and adversely affect the performance by Servicer of its obligations under, or the validity or enforceability of, this Agreement or materially and adversely affect the condition (financial or otherwise) or operations of Servicer; (3) any putative class action complaint; (4) to the extent permitted by Laws and such Governmental Authority, any material investigation by any Governmental Authority involving the Services; and (5) the occurrence of facts actually known to Servicer that would constitute a Servicer Event of Default under this Agreement, following the giving of notice and the failure to cure.

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Section 5.     General Servicing Procedures; Compensation

(a) Servicing Compensation. As compensation for the Services, Servicer shall be entitled to receive the Servicing Fee on the first Business Day of each calendar month for services rendered during the immediately preceding month, it being understood that no compensation in addition to the Servicing Fee shall be payable in respect of Defaulted Receivables; provided however, in the event of termination of this Agreement and upon the receipt by Servicer of a Successor Servicer Commencement Notice, the Servicer shall not be entitled to any portion of the Servicing Fee that would have been earned after the date occurring after the date of such termination on which the transfer of the servicing of the Receivables becomes fully effective.

(b) Invoicing. In the event that a Servicing Fee has not been paid in full when due as set forth in Section 5(a), Servicer shall invoice Company monthly, but no later than the

5th Business Day of the applicable month, for the amount of the applicable Servicing Fee which remains unpaid. Such invoice shall include reasonable detail on the amount due, all amounts netted out of Collections and what such amounts are attributable to, and shall provide to Company such supporting documentation as Company may reasonably request. To the extent Collections are insufficient to cover the Servicing Fee, Company shall pay the unpaid amount of the Servicing Fee within thirty (30) days after the date the invoice is received by Company and all further Collections shall be applied to such outstanding amount until paid in full either by Company or through the application of Collections.

(c) Termination. If any material portion of the Servicing Fee that is not then being disputed in good faith by Company remains unpaid for more than ninety (90) days from the date the invoice is received by Company and Servicer has provided Company with notice of such late payment, Servicer may terminate this Agreement.

(d) Company’s Right to Examine Servicer Records; Inspections.

(i) Company and its agents and designees shall have the right, after reasonable notice to Servicer, during normal business hours, to examine and audit any and all of the books, records, systems or other information of Servicer whether held by Servicer or by another on behalf of Servicer, which may be relevant to the performance or observance by Servicer of the terms, covenants or conditions of this Agreement. The cost of such review shall be borne by the Company.

(ii) Servicer will permit, with reasonable advance notice, any authorized representatives designated by Company or its financing sources to visit and inspect, without hindrance, any of the properties of Servicer related to the Receivables or to the performance of this Agreement, to inspect, audit, copy and take extracts from its financial and accounting records, and to discuss its affairs, finances and accounts with any Person, including, without limitation, employees of Servicer and independent public accountants (and shall instruct such accountants to communicate directly with Company and its agents and designees), all at such reasonable times during normal business hours and as often as may reasonably be requested.

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(iii) At any time during the existence of a Servicer Event of Default and otherwise one (1) time in any calendar quarter, upon five (5) Business Days’ prior written notice, Servicer will permit any authorized representatives designated by Company to perform a compliance review (a “Compliance Review”) to examine, audit and verify the compliance by Servicer with this Agreement and applicable Laws. Servicer shall cooperate with all reasonable requests and provide Company (or its designees) with all necessary assistance and information in connection with each such Compliance Review. In connection with any such Compliance Review, Servicer will permit any authorized representatives designated by Company to review Servicer’s forms, books, records, information processes and internal control environment, records management, performance standards, compliance practices (including consumer compliance practices), policies, procedures, and practices with respect to the management and oversight of any agent, subcontractor, or service provider Servicer has involved in the provision of the services hereunder, and procedures and marketing materials. Company or its designees may make written recommendations regarding Servicer’s compliance with applicable Laws, and Servicer shall consider these recommendations in good faith, consult with Company regarding the implementation of such recommendations and will use commercially reasonable efforts to implement in all material respects on a timely basis any recommendation which Company determines, in its reasonable discretion, is a reasonable recommendation.

(iv) Servicer shall use commercially reasonable efforts to cause any of its agents, contractors, or service providers to allow Company and its designees access to the premises of such agent, contractor, or service provider for the purpose of auditing its operations related to the Services upon reasonable prior notice.

(v) Servicer shall cooperate with any examination that may be required by any Governmental Authority with audit and examination authority over Company; provided, however, that if such audit is occasioned by anything other than the Servicer’s performance under this Agreement, the reasonable and documented out-of-pocket costs and expenses of such audit (including without limitation reasonable attorneys, accountants and other professional fees) shall be reimbursed and paid by Company.

Section 6.     Indemnification; Third Party Claims.

(a) Servicer Indemnification. Servicer will defend, indemnify and hold Company, its Affiliates and each of their officers, directors, trustees, employees and agents harmless (to the fullest extent permitted by law) from and against, any and all liabilities, damages, losses, and expenses (regardless of the capacity in which the indemnified party incurs such liabilities, damages, losses, and expenses), including, without limitation, reasonable attorneys’ fees and expenses (other than those for a third party claim with respect to which Servicer has retained counsel and assumed the defense on behalf of Company in accordance with Section 6(d)) reasonable out-of-pocket costs, interest and penalties arising from (i) any default or failure by Servicer in the performance of its duties as Servicer under this Agreement; (ii) errors and omissions of the Servicer in the performance of its duties as Servicer under this Agreement; (iii) any breach of a representation, warranty or covenant by Servicer under this Agreement or any breach by Servicer of its obligations under this Agreement; and (iv) fraud, willful misconduct, bad faith or gross negligence on the part of Servicer; provided that such indemnity shall not, as to Company or its Affiliates, or any of their officers, directors, employees and agents, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by a final and non-appealable judgement to have resulted from the gross negligence or willful misconduct of such Person.

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(b) Company Indemnification. Company will defend, indemnify and hold Servicer, its Affiliates and each of their officers, directors, employees and agents harmless from and against any and all liabilities, damages, losses, and expenses (regardless of the capacity in which the indemnified party incurs such liabilities, damages, losses, and expenses), including, without limitation, reasonable attorneys’ fees and expenses (other than those for a third party claim with respect to which Company has retained counsel and assumed the defense on behalf of Servicer in accordance with Section 6(d)), reasonable out-of-pocket costs, interest and penalties, arising from (i) any breach of this Agreement on the part of Company; (ii) all third party claims brought against Servicer or its Affiliates that result from Company’s performance or failure to perform any of its obligations under this Agreement; and (iii) all third party claims brought against Servicer or its Affiliates arising out of or relating to the failure of Company and/or any of its Affiliates to comply with all applicable Laws, in all cases, except to the extent such liabilities, damages, losses and expenses arise from the willful misconduct or gross negligence of Servicer; provided that such indemnity shall not, as to Servicer or its Affiliates, or any of their officers, directors, employees and agents, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by a final and non-appealable judgement to have resulted from the gross negligence or willful misconduct of such Person.

(c) Damages Waiver. Notwithstanding anything to the contrary in this Agreement, neither Servicer nor Company shall be liable to the other (or the other’s Affiliates, officer, directors, employees and agents) under or in connection with this Agreement for any indirect or consequential or other damages relating to prospective profits, income, anticipated sales or investments, or goodwill, or for any punitive or exemplary damages, except to the extent such losses or damages (i) are payable to a third party in connection with a third party claim or (ii) result from willful misconduct, a willful breach of this Agreement, fraud or gross negligence.

(d) Indemnification Procedure. A party entitled to indemnification shall give prompt written notice to the indemnifying party of any claim, assertion, event, condition or proceeding by any third party with respect to which it may request indemnification under this Section 6. The failure to give such notice will not relieve the indemnifying party from liability hereunder unless, and solely to the extent that, the liabilities, damages, losses or expenses to be indemnified could have been avoided with such prompt notification. An indemnifying party will have the right, upon written notice to the indemnified party within twenty (20) days after receiving notice of a third-party claim, to conduct at its own expense the defense against such third-party claim in its own name, or, if necessary, in the name of the indemnified party. When the indemnifying party assumes the defense, the indemnified party will have no liability for any compromise or settlement of any third-party claim that is effected without its prior written consent (which consents shall not be unreasonably withheld or delayed), unless the sole relief provided is monetary damages that are paid in full by the indemnifying party and such compromise or settlement includes a release of each indemnified party from any liabilities arising out of the third- party claim. If the indemnifying party delivers a notice electing to conduct the defense of the third- party claim, the indemnified party will, at the indemnifying party’s expense, cooperate with and make available to the indemnifying party such assistance, personnel, witnesses and materials as the indemnifying party may reasonably request. If the indemnifying party does not deliver a notice electing to conduct the defense of the third- party claim, the indemnified party will have the sole right to conduct such defense and the indemnified party may pay, compromise or defend such third-party claim or proceeding at the indemnifying party’s expense. Regardless of which party defends the third-party claim, the other party will have the right at its sole expense to participate in the defense assisted by counsel of its own choosing.

(e) Survival. Notwithstanding anything else in this Agreement, this Section 6 shall survive the expiration or termination of this Agreement.

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Section 7.     Merger or Consolidation of Servicer.

(a) Existence. Servicer will keep in full effect its existence, rights and franchises as a limited liability company, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement or any of the Receivables and to perform its duties under this Agreement.

(b) Successor Qualifications. Subject to Company’s termination rights under Section 11, any Person into which Servicer may be merged or consolidated, or any Person resulting from any merger, conversion or consolidation to which Servicer shall be a party, or any Person (including an Affiliate of Servicer) succeeding to substantially all of the business or assets of Servicer (whether or not related to loan servicing), shall automatically be the successor of Servicer hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall be an entity whose ongoing business includes the servicing of Receivables and shall be fully licensed to service Receivables, respectively, under applicable Laws and in accordance with Customary Servicing Procedures; provided, further, that, notwithstanding the foregoing, upon the closing of any such merger, conversion or consolidation, the successor or surviving Person shall expressly assume in writing all obligations of Servicer under this Agreement.

Section 8.    Servicer Not to Resign. Servicer shall not assign this Agreement or resign from the obligations and duties hereby imposed on it except (a) by mutual consent of Servicer and Company, or (b) upon the determination that Servicer’s duties hereunder are no longer permissible under applicable Laws and such impermissibility cannot be cured by Servicer. Any such determination permitting the resignation of Servicer shall be evidenced by an opinion of counsel to such effect delivered to Company, which opinion of counsel shall be in form and substance reasonably acceptable to Company.

Section 9.    Representations and Warranties of Servicer. The Servicer makes the following representations and warranties to Company as of the date of this Agreement, and as of the date each Receivable becomes subject to this Agreement:

(a) Servicer is a corporation, validly existing and in good standing under the laws of the state of Florida. Servicer is duly qualified and in good standing in each state where the nature of its business or the character of its properties makes such qualification and good standing necessary, except where the failure to be so qualified or in good standing could not reasonably be expected to result in a Material Adverse Effect and Servicer is taking all commercially reasonable actions necessary to remedy such failure to be so qualified or in good standing. Servicer is licensed and registered, in each state where the nature of its business or the character of its properties makes such licensing or registration necessary.

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(b) Servicer has the full power and authority to service the Receivables and related Accounts hereunder and to execute, deliver and perform its obligations under, and to enter into and consummate all transactions contemplated by, this Agreement. Servicer has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement, and this Agreement, assuming due authorization, execution and delivery by Company, constitutes a legal, valid and binding obligation of Servicer, enforceable against it in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws and general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(c) The execution and delivery of this Agreement by Servicer and the performance of and compliance with the terms of this Agreement will not (i) violate Servicer’s organizational documents, (ii) constitute a default under, or result in a breach or acceleration of, any material contract, agreement or other instrument to which Servicer is a party or which may be applicable to Servicer or its assets where such default, breach or acceleration could reasonably be expected to have a Material Adverse Effect, (iii) violate any Laws applicable to Servicer or its assets or (iv) impair the ability of Company to enforce the Receivables or related Accounts, impair the value of the Receivables, or impair the ability of Company to realize the full benefits accruing pursuant to this Agreement.

(d) Servicer is (A) in compliance in all material respects with all Laws applicable to Servicer that relate to the Receivables or Servicer’s performance of the Services or its other obligations under this Agreement and (B) except where such failure to be in compliance could not reasonably be expected to have a Material Adverse Effect, in compliance with all other Laws applicable to Servicer or its assets.

(e) There are no Claims or Proceedings pending, or to Servicer’s knowledge, threatened against or affecting Servicer before any Governmental Authority (i) that might prohibit its entering into this Agreement, (ii) seeking to prevent the consummation of the transactions contemplated by this Agreement, (iii) asserting the invalidity of this Agreement, any Receivable or Account Document or (iv) that could reasonably be expected to have a Material Adverse Effect on the Servicer or on the timing of any payments or prepayments of, or the enforceability of, any Receivables.

(f) No consents, licenses, registrations, permits, approvals, authorizations or orders of any Governmental Authority (“Permits”) are required for the operation of Servicer’s business or the execution, delivery and performance by Servicer of, or compliance by Servicer with, this Agreement or the consummation of the transactions contemplated by this Agreement, except for such Permits, if any, that have been obtained by Servicer prior to the date hereof. Throughout the term of this Agreement, Servicer shall comply with and maintain in full force and effect all such Permits. All such Permits are in full force and effect, no violations are or have been recorded with respect to any such Permits, and there are no Proceedings pending or, to Servicer’s knowledge, threatened that may terminate, revoke, or limit any such Permits.

(g) The performance of the Services and the consummation of the transactions contemplated by this Agreement are in the ordinary course of business of Servicer.

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(h) Servicer has the facilities, procedures and experienced personnel necessary for the servicing of the Receivables in accordance with this Agreement and Customary Servicing Procedures, and no event has occurred (including, but not limited to, any change in insurance coverage) which would make Servicer unable to comply with Customary Servicing Procedures.

(i) Servicer has disclosed to Company all agreements, instruments and corporate or other restrictions to which it or any of its Affiliates is subject that, individually or in the aggregate, would result in a Material Adverse Effect on servicing of the Receivables under this Agreement.

(j) All monthly servicer reports, information, exhibits, financial statements, documents, books, data files or other reports furnished or to be furnished by the Servicer to the Company in connection with this Agreement or any other Program Agreement are accurate, true and correct in all material respects. The Servicing Manual delivered to Company is a complete, true and correct copy of the Servicing Manual.

(k) Servicer’s chief place of business, its chief executive office and the office in which the Servicer maintains its books and records are located in the State of Florida. Servicer’s registered office and the jurisdiction of organization of the Servicer is the jurisdiction referred to in Section 9(a).

(l) Servicer has filed all federal and material state income tax returns and all other material tax returns which are required to be filed by it, if any, and has paid all taxes shown to be due and payable on such returns, if any, or pursuant to any assessment received by any such Person, other than any such taxes, assessments or charges that are being contested in good faith by appropriate proceedings and for which appropriate reserves in accordance with GAAP have been established.

(m) Servicer is not Insolvent and is not the subject of any Insolvency Event.

Section 10.     Additional Covenants of Servicer.

(a) Government Approvals. Servicer shall remain duly licensed, registered and authorized to do business in all jurisdictions necessary to perform the Services and carry out its obligations under this Agreement.

(b) Insurance. Servicer shall, at all times that this Agreement is in effect and at Servicer’s cost and expense, keep in full force and effect general liability, errors and omissions, cyber liability, employee crime, commercial automobile (if Servicer owns automobiles), workers’ compensation insurance coverage for the Services rendered pursuant to this Agreement, and any other industry standard insurance policies required under applicable Laws. The general liability coverage will have limits of liability of not less than $2,000,000 aggregate, $1,000,000 per occurrence, with an excess liability policy(ies) (written over general liability) of not less than $25,000,000, the cyber liability coverage will have an aggregate limit of not less than $7,000,000, the employee crime (including fidelity) coverage will have a per occurrence limit of not less than $1,000,000 and the commercial automobile coverage will have an aggregate limit of $2,000,000.

At all times that this Agreement is in effect, Servicer shall add and maintain Company as an additional insured on the general liability policy described above and provide Company with a copy of the applicable certificate of insurance. On or before the Initial Closing Date (as defined in the Master Receivables Purchase Agreement), the general liability policy shall include a separation of insureds clause or similar language that will not bar coverage of Company’s claims. Company shall be given notice within five (5) Business Days of such event if the insurance coverage, or any portion thereof, has been terminated, cancelled or modified in any way that would cause Servicer to be in default of its obligations under this Section 10(d). In addition, Servicer shall provide Company with 30 days’ prior written notice of any expected material change to, or termination of, such insurance coverage. Servicer shall not terminate or allow such insurance coverage to be terminated unless Servicer has replaced such terminated portions of the insurance coverage prior to final termination or modification, without interruption of insurance coverage. Servicer shall cause its commercial general liability insurance policy(ies) to provide for waiver of subrogation in favor of Company as respects ongoing operations related to this Agreement.

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(c) Periodic Reports.

(i) As promptly as practicable (but in any event not later than two (2) Business Days) after Servicer obtains knowledge of the occurrence of any event or circumstance which would permit Company to terminate this Agreement pursuant to Section 11(a), Servicer shall deliver written notice thereof to Company.

(ii) Within forty-five (45) days after the end of each quarter, Servicer shall deliver to Company its consolidated balance sheet and the related consolidated statement of income, stockholders’ equity and cash flows for such quarter and for the period from the beginning of the then-current fiscal year to the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous fiscal year, all in reasonable detail, together with a certification by Servicer’s chief financial officer attesting to the material accuracy thereof.

(iii) Within one hundred-fifty (150) daysafter the end of each fiscal year, commencing with Servicer’s fiscal year ending on December 31, 2021, Servicer shall deliver to Company (1) its audited consolidated balance sheet as at the end of such fiscal year and the related consolidated statement of income, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the corresponding figures for the previous fiscal year, all in reasonable detail, together with a certification by its chief financial officer attesting to the material accuracy thereof and with respect to such financial statements, a report thereon of its independent public accountants of recognized national standing (which report shall state that such financial statements fairly present, in all material respects, the financial position of Servicer as at the dates indicated and the results of its operations and its cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with GAAP).

(d) Account Document and Data Integrity. Servicer agrees that all Account Documents, Account data and other information reported by Servicer to Company with respect to the Receivables will be accurate and complete and will at all times be consistent with (i) the Account Documents signed, accepted, acknowledged or agreed by, or otherwise disclosed or presented to, the related Buyer or Buyers; (ii) all Account data and other information related to the Receivables in existence at the time of origination or purchase, as applicable; and (iii) such Account Documents, Account data and other information as they concurrently exist in the applicable Buyer’s Account portal, except in the case of each of clauses (i), (ii) and (iii), where such differences are the result of an amendment or changes in accordance with the terms of the Account Document that is not otherwise in contravention of this Agreement.

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Section 11. Default; Termination

(a) Servicer Events of Default. Each of the following shall constitute a Servicer Event of Default under this Agreement:

(i) any failure by Servicer to remit to Company or deposit in the Collection Account any amount required to be so remitted or deposited under the terms of this Agreement and such failure continues unremedied for a period of three (3) Business Days after (A) the date on which written notice of such failure, requiring the same to be remedied, shall have been given to Servicer by Company or (B) Servicer’s discovery of such failure;

(ii) any failure by Servicer to duly observe or perform, in any material respect, any other covenants, obligations or agreements of Servicer as set forth in this Agreement which failure continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to Servicer by Company;

(iii) an Insolvency Event shall have occurred with respect to Servicer;

(iv) Servicer shall become Insolvent, admit in writing its inability to pay its debts as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations;

(v) any representation or warranty made by Servicer as set forth in Section 9 proves not to have been complete, true and correct in any respect as of the date when made which could reasonably be expected to have a Material Adverse Effect;

(vi) Servicer fails to maintain any Permits required for (A) the operation of Servicer’s servicing business or compliance by Servicer with its obligations under this Agreement or (B) the operation of Servicer’s non-servicing business if, only in the case of clause (B), the failure to maintain any such required Permit could reasonably be expected to have a Material Adverse Effect;

(vii) Servicer fails to comply with applicable Laws and such failure could reasonably be expected to have a Material Adverse Effect;

(viii) any regulatory inquiry (other than a routine regulatory examination, a complaint regarding a single Buyer or an inquiry that does not allege, or could not reasonably be expected to result in an allegation of, a violation of Law by Servicer or any agent or other representative of Servicer with respect to the Services or a material violation of Law by Servicer or any agent or other representative of Servicer whether or not with respect to the Services), investigation, enforcement action or litigation is commenced or order or judgment is imposed on or issued against Servicer or any agent or other representative of Servicer, in each case that could reasonably be expected to have a Material Adverse Effect;

(ix) The occurrence of any material adverse change or event that could reasonably be expected to have a Material Adverse Effect; or

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(x) The occurrence of any Change in Control of Servicer.

(b) Termination Due to Servicer Event of Default. In each and every case of a Servicer Event of Default, Company, by notice in writing to Servicer, may, in addition to whatever rights Company may have at law or equity to damages, including injunctive relief and specific performance, commence termination of all the rights and obligations of Servicer under this Agreement and in and to the servicing of the Receivables. After receipt by Servicer of a written notice from Company, stating that Company intends to terminate Servicer as a result of such Servicer Event of Default, and upon the receipt by Servicer of a Successor Servicer Commencement Notice pursuant to Section 11(e), all authority and power of Servicer under this Agreement, whether with respect to the Receivables or otherwise, shall pass to and be vested in the Successor Servicer appointed pursuant to Section 11(e) and the Successor Servicer shall commence servicing the Receivables pursuant to terms hereof; provided that Servicer shall retain authority and power to service and shall continue to service the Receivables until all of the Account Files have been successfully transferred to the applicable platform of the Successor Servicer. Upon written request from Company, Servicer shall prepare, execute and deliver to the Successor Servicer any and all documents and other instruments, place in such successor’s possession all Servicing Records and do or cause to be done all other acts or things necessary or appropriate to effect the purposes of such notice of termination, including the transfer, endorsement or assignment of the Receivables and related documents to the successor at Servicer’s sole expense. Servicer agrees to cooperate with Company and the Successor Servicer in effecting the termination of Servicer’s responsibilities and rights hereunder. Servicer shall be entitled to the Servicing Fee and Servicing Expenses with respect to the Receivables for its performance of such duties. Such fees and expenses shall be payable by the Company.

(c) Waiver of Defaults. Company may waive any default by Servicer in the performance of its obligations hereunder and its consequences. Upon any waiver of a past default, such default shall cease to exist, and any Servicer Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereto except to the extent expressly so waived.

(d) Termination.

(i) Except as otherwise provided herein, this Agreement shall terminate upon the payment in full of the Unpaid Amount of the Receivables and all Net Collections to the Company, subject to the parties’ right to terminate this Agreement by their mutual consent at any time.

(ii) Except as otherwise provided herein, this Agreement shall terminate with respect to any Receivable on the date on which such Receivable is paid in full by the Buyer. Upon such termination Servicer shall provide the Company with all material information with respect to any ongoing collection efforts with respect to Defaulted Receivables.

(iii) If termination of this Agreement is required or requested by any Governmental Authority, or if Company determines in good faith in its sole discretion, as supported by a legal opinion of counsel for Company, that its actions contemplated under this Agreement or the actions or activities of Servicer violate any applicable Laws, then Company shall have the right to terminate this Agreement, such termination effective upon receipt of the notice of such termination by Servicer.

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(e) Successor to Servicer.

(i) Prior to termination of Servicer’s responsibilities and duties under this Agreement pursuant to this Section 11 or by Servicer’s resignation as servicer to the extent permitted hereunder, Company shall appoint a successor servicer (the “Successor Servicer”), which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of Servicer under this Agreement. In connection with such appointment and assumption, Company may make such arrangements for the compensation of such successor out of payments on Receivables as it and such Successor Servicer shall agree. In the event that Servicer’s duties, responsibilities and liabilities under this Agreement shall be terminated pursuant to this Section 11 or Servicer shall resign in accordance with the terms hereof, Servicer shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of the Successor Servicer. The resignation or removal of Servicer pursuant to this Section 11 shall not become effective until a Successor Servicer shall be appointed pursuant to this Section. Any Successor Servicer appointed as provided herein shall execute, acknowledge and deliver to Company an instrument accepting such appointment (the “Successor Servicer Commencement Notice”), whereupon such Successor Servicer shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of Servicer, with like effect as if originally named as a party to this Agreement; provided, however, that the Successor Servicer must either assume the insurance contracts the Servicer maintained in conformance with Section 10(b) herein or acquire new policies that satisfy the conditions of Section 10(b) prior to accepting such appointment and the predecessor Servicer shall be entitled to any amounts accrued and unpaid under such Insurance contracts prior to termination as Servicer. Any termination or resignation of Servicer or this Agreement shall not affect any claims that Company may have against Servicer arising prior to any such termination or resignation.

(ii) Upon termination or resignation of Servicer hereunder, Servicer shall promptly deliver to the Successor Servicer all Servicing Records and related documents and statements held by it hereunder. Servicer shall account for all funds held in trust for the benefit of Company under this Agreement and not yet deposited into the Collection Account and shall immediately distribute such funds and all funds held in the Collection Account to the Successor Servicer or as otherwise directed by Company, and shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and definitively vest in the Successor Servicer all such rights, powers, duties, responsibilities, obligations and liabilities of Servicer. Servicer shall promptly notify Company of any funds Servicer receives with respect to any Receivable after the termination of this Agreement that are due to Company and shall promptly distribute such funds as directed by Company. The termination rights provided herein shall be in addition to whatever rights the non-defaulting party may have at law or equity to damages, including injunctive relief and specific performance. .

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Section 12. Transition Services.

(a) Upon termination in whole or in part of this Agreement for any reason (other than termination pursuant to 11(d)(i) or (ii)), at Company’s request and expense, Servicer must provide reasonable transition services up to the end of the last full calendar month ending on or after the date that is six (6) months after the effective date of such termination, or such longer period as the parties may agree, to facilitate the orderly transfer of the Services to another provider or in bringing such services in-house with Company or its affiliates such that there will be no material interruption or adverse effect with respect to such Services.

(b) During any transition services period requested by Company pursuant to Section 12(a), Servicer shall diligently continue to perform the Services, and Company will diligently continue to fulfill its duties and obligations, pursuant to the terms of this Agreement (subject to the payment of compensation therefor by Company pursuant to the terms of this Agreement) as if this Agreement had not been terminated during such time.

(c) Any notice of termination delivered to Servicer by Company shall specify, to the extent then known and possible, the timing and method of transition to a successor servicer. Servicer agrees to cooperate in the transfer of its responsibilities and rights hereunder to a successor servicer or subservicer, including, without limitation, the transfer to such party for administration by it of (a) all cash amounts that shall at the time be credited to the related Receivables or thereafter be received with respect to the related Receivables and (b) all files, documents and records relating to the related Receivables in its possession, regardless of whether such files are in electronic and hard copy form.

(d) Without in any way limiting the foregoing, Servicer shall provide Company information concerning the Services reasonably necessary for the timely transition of the Services from Servicer to Company or the designee of Company.

(e) Notwithstanding the foregoing, Servicer shall not be required to provide any Confidential Information of Servicer to any person other than that which it typically provides to Company pursuant to this Agreement, and then only to the extent that such person has executed a valid and binding confidentiality agreement with customary terms for agreements of such kind.

Section 13. Privacy; Confidentiality.

(a) Protection of Consumer Information.

(i) Servicer will only use, maintain and/or disclose Consumer Information in compliance with all applicable privacy and security Laws and with the policies set forth in this Section 13(a), and will ensure that Persons to whom it transfers Consumer Information do the same. In the event that Company or any of its Affiliates request Servicer to provide it with any Consumer Information, such Person shall have compliance measures in place with respect to such Consumer Information that comply with all applicable privacy and security Laws.

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(ii) Servicer will establish and maintain appropriate administrative, technical and physical safeguards to protect the security, confidentiality and integrity of the Consumer Information. These safeguards will be designed to protect the security, confidentiality and integrity of the Consumer Information, ensure against any anticipated threats or hazards to its security and integrity, and protect against unauthorized access to or use of such information or associated records which could result in substantial harm or inconvenience to any Buyer or applicant.

(iii) Servicer will ensure that any third party to whom it transfers or discloses Consumer Information (other than a credit agency) signs a written contract with Servicer in which such third party agrees to (A) restrict its use of Consumer Information to the use specified in the written contract; (B) to comply with all applicable Laws; and (C) implement and maintain appropriate safeguards as stated in clause (ii) above. Servicer agrees to transfer or make available to third parties only such Consumer Information as is reasonably necessary to carry out the contemplated task.

(iv) Servicer shall notify Company immediately following discovery or notification of any breach of security of the systems maintained by Servicer. Servicer agrees to take action immediately, at its own expense, to investigate the breach, to identify and mitigate the effects of any such breach and to implement reasonable and appropriate measures in response to such breach. Servicer also will provide Company with all available information regarding such breach to assist Company in implementing its information security response program and, if applicable, in notifying affected Buyers. For the purposes of this Section 13(a), the term “breach of security” or “breach” means the unauthorized access to or acquisition of any record containing personally identifiable information relating to a Buyer, whether in paper, electronic, or other form, in a manner that renders misuse of the information reasonably possible or that otherwise compromises the security, confidentiality, or integrity of the information.

(v) Notwithstanding anything else contained in this Agreement, neither Servicer nor Company will, and neither of them will be obligated to, take any action that either of them believes in good faith would violate, or is reasonably likely to cause either of them to violate, any applicable Laws or that would cause either of them to become a “consumer reporting agency” for purposes of the federal Fair Credit Reporting Act, as it may be amended from time to time.

(vi) Servicer will use commercially reasonable measures designed to properly dispose of all records containing personally identifiable information relating to Buyers, whether in paper, electronic, or other form, including adhering to policies and procedures that require the destruction or erasure of electronic media containing such personally identifiable information so that the information cannot practicably be read or reconstructed.

(b) Confidentiality.

(i) Generally. Each party agrees that it will hold all Confidential Information in the strictest confidence and will not disclose or use any Confidential Information for any purpose other than in connection with the performance by such party of its obligations under this Agreement, and shall not disclose any Confidential Information to any third party, except that, subject to Section 13(a) each party may disclose Confidential Information: (A) to its Affiliates, and its and its Affiliates’ officers, directors, employees, auditors, agents, advisors and attorneys, (B) to its third party service providers, capital providers, and asset funders (to the extend such funders are impacted by the servicing of the assets) that have agreed in writing with such disclosing party to use and maintain the confidentiality of such Confidential Information in accordance with this Agreement, (C) to any Governmental Authority of such party, (D) to potential purchasers or assignees of all or any portion of the Receivables, or (E) to the extent such disclosure is required or compelled in any judicial or regulatory Proceeding or is otherwise required by applicable Laws. The parties acknowledge and agree that Servicer’s origination, purchase, credit risk management and underwriting strategies constitute Confidential Information of Servicer that is subject to the terms and conditions of this Section 13(b) that may not be disclosed to any third party.

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(ii) Account Level Data. The parties acknowledge and agree that all account level data, including the application, credit bureau and ongoing account performance history related to the Receivables sold to Company under the Master Receivables Purchase Agreement, shall be the property of Servicer. Servicer hereby grants to Company, a non-exclusive, worldwide, non-sub licensable, royalty-free, fully paid-up license to use, reproduce, prepare derivative works of such account level data to develop, refine, or enhance Servicer’s origination, purchase, credit risk management and underwriting strategies. Servicer shall provide to Company the ongoing account performance data for the life of each Receivable sold to Company hereunder Such data shall be treated as Confidential Information of Company that is subject to the terms and conditions of this Section 13(b).

(c) Publications. Servicer shall not publish or otherwise distribute any written materials (including any website content or correspondence with Buyers) referencing Company or any of its Affiliates, nor shall Servicer orally discuss or reference Company or any of its Affiliates in connection with any Receivable or the Account Program with any Buyers or Receivable applicants, in each case, without the express prior written consent of Company.

Section 14.  Notices. All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given when received by the other party when sent by certified mail, return receipt requested, or electronic mail (at such email addresses as a party may designate in accordance herewith), at the respective addresses set forth below:

if to Company:

B. Riley Receivables, LLC

30870 Russell Ranch Road, Suite 250

Westlake Village, CA 91362

Attention: Gina Downs

Phone: (818) 746-9310

E-mail Address: gdowns@brileyfin.com

with a copy, which shall not constitute notice, to:

Choate, Hall & Stewart LLP

Two International Place

Boston, MA 02110

Attention: John Ventola

E-mail Address: jventola@choate.com

if to Servicer:

W.S. Badcock Corporation

200 Phosphate Blvd., N.W. Mulberry, FL 33860

Attention: Mitchell P. Stiles, Senior Vice President- Retail Operations

E-mail Address: Mitchell.Stiles@badcock.com

(863) 425-7506

with a copy, which shall not constitute notice, to:

W.S. Badcock Corporation

200 Phosphate Blvd., N.W. Mulberry, FL 33860

Attention: Phillip Bayt, Senior Vice President and General Counsel

E-mail Address: phil.bayt@badcock.com

(863) 425-7637

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt). The parties may provide other communications hereunder via email, but such communications shall only be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as a return e- mail or other written acknowledgement, but not an automated response such as by the “return receipt requested” function).

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Section 15.   Miscellaneous

(a) Amendment. This Agreement, including any exhibits or schedules hereto, may be amended from time to time only by an agreement in writing signed by Company and Servicer.

(b) Severability. Any part, provision, representation or warranty of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Receivable sold to Company shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable Laws, the parties hereto waive any provision of Laws which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

(c) Duration of Agreement. This Agreement shall continue in existence and effect until terminated as herein provided.

(d) GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT PREEMPTED BY FEDERAL LAW.

(e) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(f) Choice of Forum. Each party irrevocably and unconditionally submits to the exclusive jurisdiction of the U.S. District Court for the Southern District of New York or any court of the State of New York sitting in New York County, and any appellate court from any thereof, in any action, litigation or proceeding of any kind arising out of or relating to this Agreement and agrees to bring any such action, litigation, or proceeding only in such courts. Each party agrees that a final judgment in any such action, litigation, or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or federal court. Each party hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient form to the maintenance of such action or proceeding in any such court.

(g) Assignment. This Agreement shall not be assigned by Servicer to a third party without the prior written consent of the Company. The Company may, without the consent of Servicer, assign this Agreement and its rights and obligations hereunder to any Affiliate of Company or any purchaser, assignee of other transferee of all or some of the Receivables from Company. Notwithstanding anything in this Agreement or in the Master Receivables Purchase Agreement to the contrary, Company may, without prior written notice and without the consent of Servicer, sell, assign or otherwise transfer all or any part of the any Receivables.

(h) General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;

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(iii) references herein to “Sections”, “Exhibits” and other subdivisions without reference to a document are to designated Sections, Exhibits and other subdivisions of this Agreement;

(iv) the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(v) the term “include” or “including” shall mean without limitation by reason of enumeration; and

(vi) section headings are for convenience only and shall not be part of the terms and conditions of this Agreement.

(i) Execution; Successors and Assigns. This Agreement, any documents to be delivered pursuant to this Agreement and any notices thereunder, may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. The parties agree that this Agreement, any documents to be delivered pursuant to this Agreement, any notices thereunder, and signature pages to any of the foregoing, may be transmitted between them by facsimile or by electronic mail and that faxed, PDF or DocuSign (or other e-signature) signatures may constitute original signatures and that a faxed, PDF or DocuSign (or other e-signature) signature page containing the signature (faxed, PDF, DocuSign (or other e-signature) or original) is binding upon the parties. The original documents shall be promptly delivered, if requested. Subject to the express terms hereof, this Agreement shall inure to the benefit of and be binding upon Company and Servicer and their respective successors and permitted assigns.

(j) Further Agreements. Servicer and Company each agrees to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

(k) No Partnership. Nothing herein contained shall be deemed or construed to create a co-partnership or joint venture between the parties hereto and the Services of Servicer shall be rendered as an independent contractor and not as agent for Company.

(l) Waivers. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

(m) Exhibits. The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

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(n) Force Majeure. No party to this Agreement shall be liable for any failure to perform or delay in its performance of its obligations to the extent such failure or delay is as a result of war, invasion, act of foreign enemies, hostilities (whether war is declared or not), civil war, rebellion, revolution, insurrection, military or usurped power of confiscation, terrorist activities, nationalization, government sanction, blockade or embargo (a “Force Majeure Event”). Notwithstanding the foregoing, a Force Majeure Event shall not excuse a party from any of its obligations hereunder or liability for failure to perform (i) if such failure or delay is due to the non-performing party’s (or any of its personnel’s) gross negligence or willful misconduct, including failing to prevent or causing such failure or delay and (ii) to the extent that the non-performing party commercially reasonably could have prevented the failure or delay by reasonable precautions or could not reasonably have circumvented the underlying issues through the use of alternate sources, workaround plans or other means. In the case of a Force Majeure Event to which the previous sentence is not applicable, the non-performing party shall be excused from further performance or observance of the obligations so affected for as long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance whenever and to whatever extent possible without delay. Any party so delayed in its performance or unable to perform shall immediately notify the party to whom performance is due, describe at a reasonable level of detail the circumstances causing such delay and keep the other party informed on a daily basis of the status of its efforts to recommence performance of its obligations under this Agreement.

[Signature page follows]

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IN WITNESS WHEREOF, Company and Servicer have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

W.S. BADCOCK CORPORATION (Servicer)

By:	/s/ Robert Burnette
Name:	Robert Burnette
Title:	Chief Executive Officer

B. RILEY RECEIVABLES, LLC (Company)

By:
Name:
Title:

Signature Page to Servicing Agreement

IN WITNESS WHEREOF, Company and Servicer have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

W.S. BADCOCK CORPORATION (Servicer)

By:	/s/ Robert Burnette
Name:	Robert Burnette
Title:	Chief Executive Officer

B. RILEY RECEIVABLES, LLC (Company)

By:	/s/ Martin Bernstein
Name:	Martin Bernstein
Title:	Senior Vice President

Signature Page to Servicer Agreement

EXHIBIT A

ACCOUNT DOCUMENTS

1. Credit Application and Addendums

2. Sales Order

3. Insurance Election Form

4. Any other applicable documents

A-1

EXHIBIT B

RECEIVABLE LEVEL DATA TAPE

Fields included in the Receivable Level Data Tape as of the Initial Closing Date:

Customer ID

Borrower StatusOpenedAccount

InterestBearingIndicator

BranchNumber

BranchName

BranchAddress

ReceivablePlanID

ReceivablePlanDescription

ReceivablePlanType

MonthlyPaymentAmount

EstimatedPrincipalPayout

PaymentFrequency

AmountFinanced

StartingARBalance

FinanceChargeAmount

InsuranceAmount

LateFeesAmount

AdjustmentAmount

ReceiptTotalAmount

NewSalesAmount

ChargeOffAmount

OtherAmount

TransferAmount

GrossAmount

TotalDue

ReceiptAmountCustomer

InsuranceReceiptAmount

LastPurchaseDate

OriginalNoteRate

OriginalRateDescription

LoanDate

LoanAge

PreviousDueDate

NextDueDate

PreviousCycleDate

NextCycleDate

DueDayOfMonth

B-1

LastPaymentDate

LastPaymentAmount

LegalStateCode

LegalAccountIndicators

BankruptcyFiled

ContractDaysDelinquent

ContractDelinquencyIndicator

InsuranceCode

InsuranceDescription

CreditLimit

FirstPaymentDueDate

LastPurchaseCreditScore

LastPurchaseCreditScoreDate

LastPurchaseCreditScoreRange

RefreshCreditScore

RefreshCreditScoreDate

RefreshCreditScoreRange

AlertCodeID

AlertCodeDescription

NumberOfMonths30PlusDaysPastDue

NumberOfMonths60PlusDaysPastDue

NumberOfMonths90PlusDaysPastDue

NumberOfMonths120PlusDaysPastDue

PCDIndicator

PCDFlag

ChargeOffDate

Fields containing the following information will be included in the Receivables Level Data Tape after the Initial Closing Date: Initial Receivables Pool, a Par Receivable and the Purchase Price applicable to such Receivable

B-2

EXHIBIT C

SERVICING MANUAL

See attached

C-1

Servicing

Manual

Contents

AR-005: Credit Approval	3
AR-015: Credit Report	7
AR-020: Credit Agreement	8
AR-035: Account Plan Guidelines	9
AR-045: MMP Changes	10
AR-050: Credit Limit and Balance	11
AR-055: Account Transfers	12
AR-060: Lay-a-way & COD Purchases	13
AR-065: Post Dated Checks & Future Dated Payments	14
AR-075: Non-Accrual	15
AR-080: Charge Off	16
AR-090: Bankruptcy	17
AR-095: Litigation/Legal Action	19
AR-105: Criminal Prosecutions	20
AR-110: Repossession	21
AR-115: Non-payment Due to Customer Death	25
AR-120: Collection Letters	26
AR-125: Customer Contact	27
AR-126 Critical Collection Events	29
AR-130: Use of Call Boxes and Call Services	31
AR-135: Skipped Accounts	32
AR-140: Partial Payments	33
AR-145: Account Past Due Adjustment	34
AR-150: Third Party Financing	35
AR-155: Account Flags	36
AR-165: Safeguarding Customer Information	45
AR-170: Accuracy and Integrity [Data furnisher duties – Credit reporting]	47
AR-175: Credit Reporting Accuracy and Integrity [Direct Consumer Disputes]	49
AR-180: Accuracy and Integrity [Indirect Dispute ACDV/e-OSCAR]	52
AR-185: Credit Reporting	54
AR-200: Payment Deferrals	56
RS-015: SafeGuard Rule	57
RS-020: Disposal Rule	58
RS-030: Fair Credit Billing Act – FCBA	59
RS-035: Fair Credit Reporting Act – FCRA	60
RS-040: Fair and Accurate Credit Transaction Act - FACT Act	60
RS-045: Fair Debt Collection Practices Acts – FDCPA	61
RS-050: Red Flags - Identity Theft and Address Discrepancies	63
RS-055: Truth In Lending Act – TILA	70
RS-065: Uniform Commercial Code – UCC	73
COMP-006: Compliance Training	75
COMP-007: Servicemembers Civil Relief Act	78
COMP-008: Equal Credit Opportunity Act	81
COMP-009: Unfair, Deceptive, or Abusive Acts or Practices (UDAAP)	85
PS-050: Accepting Checks	88
PS-055: Returned NSF Checks	89
SO-010: Refund and Return Policy	90
SO-012: Bedding Warranty and Exchanges	92
SO-014: Cash Control	94
SO-015: EOD Balancing	96
SO-096: Document Retention	97
Work Instructions- Charge off: Non-Accrual	98
Work Instructions- Credit Limit Reduction (90DLP)	99
Work Instructions -Credit Statement for Recurring Payments	100
Work Instructions -Credit Statement for Recurring Payments	100
Work Instructions - Lockbox	102
Work Instructions- Monthly Cycle Past Due Adjustment	103

AR-005: Credit Approval

Effective Date: 3/31/2020

Supersedes: 12/12/2018

POLICY:

Account Application Rules:

Only WSBC approved application methods can be used for establishing an account. The W.S. Badcock Corporation allows anyone, who is not a minor (18-years and older except in AL 19-years of age), to complete Badcock Credit Application to apply for a Badcock Account. Our application is intended for individuals, not corporations.

Store Employees must complete the Credit Application process and they must meet the same criteria and requirements as customers to apply for and open an account.

Applicants can apply from home using the link from the Badcock website or in person at the store using either the ELO Credit Application Device, the Credit Application link available on the Surface Pro, their Cell Phone or Mobile Device. Store Personnel cannot enter Credit Application data via phone with an applicant.

Applicants cannot be charged an application fee when they apply for an account. No application fees are to be charged, even if the fee is refunded when a purchase is made by the applicant.

All required fields on the credit application must be entered to process the request, special instructions have been provided for the e-mail address field in the SBM Credit Underwriting Work Instructions included in the SBM Folder. Please note that in the Primary Phone Number field we cannot require an applicant’s cell phone number. However, if the applicant chooses to provide a cell phone number, then they consent to being contacted at that number. Cell phone numbers must be entered into the Cell Phone field in STOREnet.

No additional information is to be obtained or required for an applicant to apply for credit with us, unless the application for credit is Declined or receives a Pending Response.

A Credit Report is only to be requested for a customer when the account is being opened, a co-applicant being added or removed; or the system requires a new credit report. Customer accounts will be reviewed periodically by Credit Underwriting during the AR Review Process. Any adjustments to credit limits will be made and communicated to customers at that time. Customers will not be eligible for a credit limit review at any other time.

Signatures:

It is against Corporate Policy and Federal Law to request a credit report without the customer’s acknowledgement of the terms and conditions when submitting the credit application. For joint accounts, both applicants must acknowledge the terms and conditions. Please review to the Online Credit Application Training and Procedures Work Instructions located in the SBM Folder.

Accounts with incomplete or improper Credit Applications are not allowed to be charged-off. Any account with an incomplete or incorrect Credit Application that would otherwise charge off, will be direct charged to the store.

It’s against policy to enter false or incorrect information, or to enter applicant information without the applicant’s proper consent into the credit application system. Applications over the phone are not allowed. Entering application information as described previously, will result in disciplinary action up to and including employment termination or in accordance with dealer contract provisions.

Identification Verification and Authentication:

The Federal Trade Commission, as part of the FACT Act, has implemented federal regulations designed to reduce identity theft. Financial institutions, such as Badcock, must have a written identity theft prevention program. The program must identify, detect, prevent and mitigate the potential for identity theft and must include specific procedures for dealing with address discrepancy notifications from the credit bureau.

We must detect Red Flags in connection with opening a covered account and working with existing covered accounts. We must prevent and mitigate identity theft by providing appropriate responses to the Red Flags.

If the application receives a Pending Status the applicant must provide two (2) forms of ID with one of those IDs showing the physical address used during the credit application process. The IDs must be emailed to Credit Underwriting using the MFP device. The ID must be verified to ensure the applicant matches the ID and the credit application information prior to submitting the identification documents to Credit Underwriting.

A complete list of acceptable Identification is located on the FACT Act / Red Flag Verification Form located in the SBM Work Instructions folder located at https://links.badcock.com.

When the required identification documents are obtained, you must confirm:

●	That the documents presented for identification do not appear to have been altered or forged

●	The photograph or physical description on the identification is consistent with the appearance of the applicant or customer presenting the identification

●	That the ID is not expired at the point of account creation (subsequent purchases do not require the ID to be unexpired)

●	If you discover suspicious documents, you should contact Credit Underwriting before processing the request for credit.

For a complete list of acceptable Identification please refer to the FACT Act / Red Flag Verification Form located in the SBM Work Instructions folder located at https://links.badcock.com.

Credit Cards as Verification:

In accordance with our Red Flag and Payment Card Industry (PCI) guidelines, we will NOT accept credit/debit cards as a second form of identification for Badcock Accounts.

Military IDs as Verification:

We will not accept Military IDs as verification. You cannot make a copy of a Military ID; therefore, military personnel are required to provide an alternative form of photo identification to open an account.

Photocopies:

●	After you have obtained the forms of identification the documents from the applicant, these be emailed to Credit Underwriting using the MFP device. Stores are not allowed to retain any photocopies of these forms of identification. After the initial copies of the IDs are made, scanned and confirmation of decision has been received from Credit Underwriting; the IDs and documentation obtained must be shredded.

●	DO NOT email any credit cards or write down any credit card numbers. They are not acceptable forms of ID.

Power of Attorney:

It is Badcock’s position not to accept Powers of Attorney to establish a new account or as a means of transacting business on account. If the account ever goes into default, a common defense in response to a contract enforcement action is that the Power of Attorney is invalid or has lapsed.

Military Personnel – We will consider Powers of Attorney of military personnel and what we can do to assist those family members that need to handle everyday affairs for a departed military family member for accounts that have already been established.

Legal departments of the various branches of the military routinely provide Powers of Attorney to those being called into active duty, as well as those being deployed overseas. These are usually General Powers of Attorney, and they are sometimes too broad to cover the specific instance of transacting business on a Badcock account.

If a customer presents you with a power of attorney, forward a copy to the Credit Underwriting department to determine if it will be accepted.

Badcock Multiple Account Policy:

The rule of “one account per household” does not exist. Each applicant must be considered for his or her own credit worthiness. Therefore, a husband and wife may have two separate accounts.

Joint Account (Co-Applicants) Rules:

Any two people may apply for and have a joint Badcock Account. If a Joint Account is being requested, both the Primary and Co-Applicant must complete the credit application process and agree to the terms and conditions before their credit can be pulled.

We do not allow for “Authorized Users” on W.S. Badcock Corporation accounts. Only the Primary and Co-Applicant properly assigned to a joint account may use the account.

It’s important to notify both joint accountholders of their obligation and responsibility concerning the balance and payment for purchases made on the account.

A customer may only be the Primary on one Badcock Easy Purchase Plan Account and a co-applicant on only one other account.

Individuals wanting a joint account must be submitted in STOREnet using the Co-Applicant Option and a credit offer will be based on the overall credit worthiness of both applicants.

Both parties may make purchases and are responsible for making payments for the life of the account.

We will not remove a party from an account unless the balance is paid to zero, and either of the accountholder(s) request to be removed. The store will need to contact credit underwriting so the account can be updated.

If a current individual Accountholder applies with another applicant to open a joint account to help someone build credit, we have a special rule for this situation:

●	The individuals wanting a joint account must be submitted in STOREnet using the Co-Applicant Option and a credit offer will be based on the overall credit worthiness of both applicants.

●	This Accountholder is responsible for their account and the joint account.

●	This Accountholder must be listed as the Co-Applicant on the new account.

After a Credit Request has been submitted:

Red Flag encompasses of all the alerts that can show up on the credit report together. The FACT Act / Red Flag Warnings are:

●	SafeScan

●	OFAC (Office of Foreign Assets Control)

●	Initial Fraud Alert

●	Extended Fraud Alert

●	Active-Duty Alert

If attempting to open an account with an alert appearing on a credit report, we will require the store to fill out the FACT Act / Red Flag form and email the two (2) required forms of identification to credit underwriting for further review and processing of the credit request.

Stores must submit the required FACT Act / Red Flag documentation to Credit Underwriting when these situations arise. Credit Underwriting will decision these applicants based on our underwriting rules. Pending credit requests will have a decision applied within 7 days of credit report date. Please refer to Sales Based Model Work Instructions for additional details.

Approval Decision and Establishing an Account:

After processing the credit application following all the procedures above, a decision will be made to approve or deny the request in STOREnet. Applicants are not considered approved until credit underwriting selects “Approved” within InterConnect, or the credit request was auto approved during the initial credit request process. As soon as an applicant is approved in STOREnet, the account is considered active and eligible for account purchases. Once a transaction completes on the sale, reporting to the credit bureau will begin. With all approved accounts, a signed credit agreement must be obtained. Therefore, follow the below rules for how to handle approved applicants:

●	Approved applicants will be required to sign an electronic Credit Agreement during the sales process when the first financed sale is created for the customer. The customer must electronically sign the Credit Agreement to accept the terms and conditions of the Credit Agreement to make the account eligible for financed purchases.

Approved Applications:

With the transition to the all Online Credit Application process, there is no credit application or copies of the forms of IDs collected to be retained in the store. There is no need to create a customer account jacket.

Denied Applications:

No files will need to be maintained at the store level for denied credit applications.

Account Application Process:

All Credit Applicants must complete the Credit Application process to request an account.

The Credit Application Terms & Conditions must be acknowledged by the customer. This provides us with the necessary permission to obtain a credit report.

Internet Applications Submitted: Customer can apply for an account online at www.badcock.com.

Approved Internet Applicants: The first order that is created on an account or if the account has a zero balance store personnel must verify the identity of the customer per the zero-balance identity verification policy. One form of acceptable Primary Photo ID from the FACT Act / Red Flag Verification Form in the SBM Folder must be verified and scanned to CanID@badcock.com using the MFP device prior to creating a new financed sales order for the customer.

Internet Application Process:

Approved applicants will receive a message similar to the following: “You have been approved for [Amount] at the [StoreName] store that is located at [StoreAddress]. Offer good for 90 days. Please see store for details and requirements.”

Denied applicants will receive a message similar to the following: “We’re sorry. We were unable to grant you credit at this time. Please contact [StoreAddress] at [StorePhone] for further details. In the meantime, you may visit WWW.BADCOCK.COM.”

For customers in which no result was given online and came into the store: There are times when an Applicant is not approved or denied online. No results/suggestions will be returned if an Applicant fails the electronic identification questions. Therefore, if an applicant did submit information consistent with the credit bureau, but did not correctly answer the questions, they will receive the “Unable to process your request” message. When an applicant, who was neither approved nor denied online comes into a store, the store will need to follow the FACT ACT verification process, filling out a FACT ACT Verification form, collecting two approved forms of ID from the customer and emailing those documents to Credit Underwriting for further processing.

Suspicious Activity and Fraud Protection

If during the credit application or selling process you encounter a situation involving a credit sale that seems suspicious, you have the right to hold up the sale process.

Please contact Credit Underwriting with your concerns and explain the situation.

If necessary, Credit Underwriting will add the Internal Review flag and require additional documentation from the accountholder or applicant.

AR-015: Credit Report

Effective Date: 06/24/2016

POLICY:

The corporation has worked with our Equifax to supply our stores with an Interconnect Decision Power Score. This score translates to a suggested credit limit in our point-of-sale system.

Credit Report Updates and Requirements:

●	A credit bureau report is required when opening any new revolving account

●	A credit bureau report is required when an established account has not had an updated report pulled within the previous 24 months

●	A credit bureau report will be required at any time a revolving account does not have a credit score in place in the system

●	A credit bureau report will be required under the “Red Flag Policy” for any account with a zero balance for more than 24 months.

The following items on the credit report must be reviewed prior to opening an account for an applicant:

●	Consumer statement

●	Appropriate Identifications must be collected and reviewed by the Credit Underwriting Department if present (see Red Flag and Reading and Responding to Credit Alerts).

●	Red Flag / FACT Act alerts

●	Appropriate Identifications must be collected and reviewed by the Credit Underwriting Department if present (see Red Flag and Reading and Responding to Credit Alerts).

●	Synthetic ID or other Fraud Identification Alerts

●	Appropriate Identifications must be collected and reviewed by the Credit Underwriting Department if present (see Red Flag and Reading and Responding to Credit Alerts).

AR-020: Credit Agreement

Effective Date: 08/10/2021

Supersedes: 07/31/2020

POLICY:

The Badcock Easy Purchase Plan Credit Agreement (“Credit Agreement”) is a contract between an accountholder and the Corporation. An executed W.S. Badcock Credit Agreement supersedes any prior Agreement that has been executed by the accountholder or joint accountholders. The Credit Agreement contains information governing the revolving account for purchases made at a Badcock Home Furniture &more store.

You should never paraphrase any information contained in the Credit Agreement. It is the responsibility of the customer to read and understand this document before signing.

All newly established accounts in which a purchase is financed must execute the Badcock Easy Purchase Plan Credit Agreement.

All Badcock Easy Purchase Plan Agreements must be signed and dated by the accountholder. No one else may sign for the accountholder. This is done electronically through the point of sale system when the customer makes their first financed purchase.

Once a customer signs the Credit Agreement, the provisions of the contract are in affect for the life of the account. Another Credit Agreement CANNOT be completed or signed again as long as the account has a balance or a zero balance for up to 36 months, and the Signed Credit Agreement box is checked in Advanced Customer Settings.

Inactive Account: An account with a zero balance for over 36 months.

When a new Credit Agreement is required for an inactive account, the system will be updated to remove the checked box for Signed Credit Agreement to prompt for a new signed agreement during the next sales transaction.

If the customer wants to purchase again using the account, a new Credit Report must be pulled; a new Credit Application / Agreement must be signed and executed to reactivate the account. The same account number will be used for the customer.

Credit agreements are state-specific and the appropriate agreement is generated based on the selling store.

Credit Agreement Process:

Approval Decision and Establishing an Account:

After processing the credit application following all of the procedures above, a decision will be made to approve, deny or send the application to pending status. Even with an approval and a suggested credit limit, applicants are not considered approved until the applicant executes (signed) the Credit Agreement.

Once the Credit Agreement is executed the account is considered active. Reporting to the credit bureau will begin after the first order is financed and completed on the account.

To add financing to a sales order the accountholder must have an approved decision, a credit limit, meet the plan criteria and have a signed Credit Agreement on record in the system. The system will not allow for financing without the Credit Agreement box checked in Advanced Customer Settings which is done automatically when the agreement is digitally signed.

A digital version of the signed Credit Agreement document will be uploaded into our document imaging program for our official use. A printed copy will be generated and provided to the accountholder by store personnel.

Account Transfers:

If an account transfers from another state, a newly signed credit agreement must be obtained from the state in which the account transferred when the next purchase is made. CSARM will update the Customer Settings Signed Credit Agreement box so that a new agreement will be required for any additional sales.

Adding a co-applicant to the account:

If an existing accountholder wishes to have a co-accountholder added, then a new credit request must be submitted, and a new credit agreement must be executed. Credit Underwriting will need to be contacted prior to adding a co-applicant to an account.

AR-035: Account Plan Guidelines

Effective Date: 08/10/2021

POLICY:

A customer may have multiple plans within an account, as long as the total revolving balances of the plans are equal to or less than the account credit limit.

All stores are to participate in Special Purchase Plans or similar finance plans that are issued or approved by Badcock. They must also comply with the terms of, and promote, any other financial plans, programs, or procedures specified by Badcock.

Offering cash discounts results in an artificial inflation of the APR charged to finance accounts and is a violation of federal law. It is against policy to extend any cash discounts for purchases.

Below outlines the different plan types for Sales Based Model Stores.

Plan Name	Down Payment	Estimated MMP	Min Fin Amount	Past Due Stop Add on
Rev Plan	Follow CLG	Table Based Plan	$10	11 days
06EPNI	10%	6 Equal MMP	$600	11 days
12EPNI	10%	12 Equal MMP	$1200	11 days
24EPNI	10%	24 Equal MMP	$2400	11 days
36 EPNI	10%	36 Equal MMP	$3600	11 days
NCR	50%	6 Equal MMP	$100	11 days

Only plans the customer is eligible for will be available in STOREnet. The plan settings and credit score automatically determines the down payment requirement.

After an MMP is established, customers must make on-time monthly payments. Any amount paid over the established MMP will be applied to the balance (principal), and will not go towards the following month’s MMP. The pre-payments function in STOREnet is not used.

Revolving Plans:

Revolving plans are those that carry an APR in accordance with your state’s guidelines. The down payment is determined by the credit report suggested amount and/or plan settings. The MMP will be determined by the elected plan chosen in STOREnet in the Financing Worksheet screen. Revolving Plans can have additional purchases added on, up to the customer’s available credit limit.

Special Purchase Plans (Same as Cash or Equal Pay No Interest):

Sale Documentation

New Customers: New customers who participate in any Special Purchase Plan must execute the Credit Application, the Badcock Easy Purchase Plan Credit Agreement, and the Special Purchase Plan Addendum at the time of purchase.

Existing Customers: Existing customers (those who have a current active revolving account with Badcock) who participate in any Special Purchase Plan must execute the Special Purchase Plan Addendum at the time of purchase. This Addendum is in addition to the executed Credit Agreement that should already be in their file.

Credit Bureau Reports

New Customers: New customers who participate in any Special Purchase Plan must complete and sign the Credit Application before a Credit Bureau Report is requested. Once the Credit Bureau Report is acquired, it is only valid for 24 months if the customer does not make a purchase. If a customer does not make a purchase within 24 months, a new Credit Bureau Report must be requested. The Badcock Easy Purchase Plan Credit Agreement must be signed when the first sale transaction is generated.

Existing Customers: Existing customers (those who have a current active revolving account with Badcock) who participate in any Special Purchase Plan must complete and sign all documentation as written above, but a Credit Bureau Report will only need to be acquired if a qualified Credit Bureau Report has not been pulled within 730 days or 24 months since zero balance.

The 36 EPNI 24 EPNI Finance Options are not offered to Dealers, Dealer Employees, Corporate employees, or any accounts that receive discounts (e.g., commercial, charitable discounts). Dealers, Dealer employees, and Corporate employees can still use the 12 or 6 EPNI Finance Options with a qualifying Decision Power Score.

AR-045: MMP Changes

Effective Date: 08/10/2021

Supersedes: 04/05/2018

POLICY:

Stores cannot request an MMP change on an account except in the event of a Workout Agreement, Plan Merge, or an MMP was set in error or if the balance has dropped significantly. All MMP changes will only impact future MMPs; the current MMP cannot be changed.

Workout Agreements:

If a customer cannot afford their payments and wants the MMP lowered, Credit Services must be contacted through a Footprints Work Order or Phone Call. Credit Services will review the account to provide the best possible option for the accountholder based on their Work Instructions for MMP Changes.

Account Plan Merge:

Plan merges should only be requested in the event of any changes to our finance plans or the closing of obsolete finance plans. In the event an accountholder has multiple revolving plans and the accountholder would like to add to their account, merging revolving plans to one may help the customer lower the MMP. Review the balances left on the plans and add them up to see if requesting a plan merge is needed. If so, plan merge requests must be done via a Work Order to the Credit Services department.

Follow the below steps for an account plan merge:

1.	The new sale should be written and completed under the new plan.

2.	Following the sale completion, the store should request the plan merge via a CSARM Work Order including the customer name, account number, balance of old plan, and the new plan that the balance needs to be merged to.

When an accountholder cannot make their MMP on a zero interest (EPNI or SAC Plan), “a direct request from the accountholder will be required to move the balance” from the zero interest plan to a revolving plan to lower the MMP. This must be done by Credit Services following the established guidelines for this action.

AR-050: Credit Limit and Balance

Effective Date: 5/22/2019

Supersedes:03/07/2019

POLICY:

To consistently grant credit limits to applicants, the W.S. Badcock Corporation’s Credit Underwriting Department must extend the suggested credit limit and down payment offer that is returned by Decision Power.

Effective March 1, 2019 applicants with a credit score not meeting our established minimum credit score will receive Declined response and we will not open a Badcock Easy Purchase Plan Account to the applicant. In addition to not meeting the minimum score, an applicant may be denied for one or more of the following reasons.

●	The applicant fails WSBC Identification Verification Policy. This includes failure to provide required documentation for Red Flag, ADI, or Safe Scan warnings, along with other potential electronic verification software services.

●	Customer has an active bankruptcy

●	Previous unpaid Charge Off account with Badcock

If an applicant is being declined for one of these reasons, the applicant will be declined in STOREnet. A system-generated Adverse Action Letter will be printed and mailed to the applicant weekly by Credit Underwriting.

Credit Underwriting will periodically review all accounts in good standing with an AR Management Review Credit Check (soft credit pull). The results of the credit response will be reviewed per the Credit Underwriting AR Management Review Guidelines, and the credit report date, credit score, credit limit, suggested credit limit and approved or declined indicator will be updated in the customer’s credit scoring profile in STOREnet.

Credit Underwriting will send out proper notification to customers receiving a credit limit change.

Accounts with credit limits that are higher than the Suggest Decision Power Credit Limit will be identified as credit limit exceptions using an Account Classification Code in STOREnet.

No credit limits will be approved for a limit higher than $7,500 based on the established score in the Decision Power Scoring Model.

Credit Balances:

Stores are responsible for reviewing any credit balances (negative amounts) on accounts. Store personnel must research the account history to determine if the reason for the credit balance. If the credit balance is an error, store personnel must take the necessary action in STOREnet to correct the credit balance.

If the credit balance is owed to the customer, store personnel must attempt to contact these accountholders to notify them of the credit balance. Store personnel should let the accountholder know the credit must be used for a new purchase or a refund will be issued.

If the accountholder comes into the store, a refund should be issued. If not, the store should submit a Work Order to Credit Services to request the balance amount be refunded and a check will be mailed to the customer.

Stores are not permitted to keep the funds from any credit balance that is owed to a customer. No refunds should be made on credit balances to anyone but the accountholder.

Monthly, Credit Services will run the Credit Balances report to notify Retail Ops of any credit balances over 45 days old. When credit balances reach over 60 days Credit Services will research the reason for the credit balance. Based on the research, Credit Services will either request a refund be mailed to the customer or clear the account balance.

If a refund check is received as returned mail, Credit Services will be turned over to Cash Management to comply with Escheat Law requirements.

AR-055: Account Transfers

Effective Date: 08/10/2021

Supersedes:05/22/219

POLICY:

Credit Services must approve all account transfers. Request to transfer an account must be submitting using the Account Transfer Template in Footprints.

Since all stores can access all accounts, transfers will be limited to accounts transferring from state to state.

For approved account transfers Credit Services will cancel the insurance from the account (if applicable). The receiving store will need to get a new insurance election form signed to add the new state’s insurance to the account (if applicable).

For accounts with a balance transferring in or out of Florida and Alabama, Credit Services will transfer the account balances to the appropriate plan for the receiving state.

Documentation:

All original documentation will remain at the originating store. Stores are not to mail the original account jacket & documents to Mulberry or the receiving store.

Accounts which transfer to a different state will require a newly executed credit agreement for the new state. Transferring an account from state to state is considered a change in Terms & Conditions; and a newly executed Credit Agreement should be obtained by the receiving store.

The new receiving store will create an account jacket for the documentation generated by the receiving store for the account going forward.

Baber Economy Stores:

The transferring of accounts between WSBC and Badcock Economy Stores is not allowed. You cannot make deliveries or do any collection activity for Badcock Economy Stores.

PROCEDURE:

●	The receiving (new) store must make a transfer request by creating a Footprints Work Order using the COLLECTIONS – Account Transfer Request template.

●	Credit Services will check the account for State to State transfer, Flags, Previous Charge- Off Balance, Open Orders, Quotes, Past Due Status.

●	Credit Services will make the decision and complete/decline the transfer request.

●	If the account meets the established criteria to be transferred, Credit Services will complete the transfer of the account to the receiving store.

AR-060: Lay-a-way & COD Purchases

Effective Date: 08/10/2021

Supersedes:05/22/2019

WSBC store personnel are not allowed to create Lay-a-way or COD transactions. The total amount of the sale must have the appropriate tend type for the method of payment used. There are to be no unpaid balances on Open Orders.

AR-065: Post Dated Checks & Future Dated Payments

Effective Date: 05/22/2021

POLICY:

A post-dated check or future dated promise is a form of a payment promise. Only Credit Services and Retail Account Manager Specialists (RAMS) personnel may established post-dated checks.

Accepting a post-dated or future dated payment will stop an account from receiving collection calls and letters.

When the Credit Services and Retail Account Manager Specialists (RAMS) personnel establish post-dated or future dated payments, the Future Date Payment letter (available through WinDebt) will be sent by CSARM to the customer no more than ten and no fewer than three days prior to posting of the future dated payment.

AR-075: Non-Accrual

Effective Date: 05/22/2019

Supersedes: 08/06/2018

POLICY:

Potential Charge-Off (Non-Accrual):

Potential charge-off accounts are those that could be charged off at cycle end each month. Accounts that are scheduled to charge-off will have the NA Alert Code (Non-Accrual) added to the account by CSARM monthly.

Non-Accrual:

At the beginning of the month, accounts that become uncollectable or meet specific criteria will be classified as Non- Accrual. The CSARM Reviewer will provide Credit Services with a report of Potential Charge-off accounts requiring the NA Alert Code. The NA Alert Code will remain on the account until charge-off unless a payment equal to or greater than the MMP is made prior to the end of cycle. The NA Alert Code will be removed from these accounts and collection activities will continue until the account is brought to a current status or eventually charged off.

When the store cycles each month, accounts with the NA Alert code will be charged off and the NA Alert Code will be replaced with the CO Alert Code. The appropriate post charge-off collection activity will be determined by CSARM.

●	Accounts with NI or TX Alert Codes will not charge-off, but the interest and late fees will still be stopped to prevent the account balance from increasing.

Non-Accrual Criteria:

●	Accounts with a Date of Last Payment (DLP) greater than 11 months (330 days)

Special Non-Interest Bearing Accounts:

The below criteria is used to classify Non-Interest Bearing (NIB) accounts. As long as an account retains its NIB status, it will not be automatically charged off at the end of cycle monthly with all of the other accounts that have Non-Accrual/E status. The NI and TX Alert Codes are used to create the NIB status for accounts.

The criteria for NIB accounts are:

●	180DLP flag is applied to accounts that have a date of last payment that is 180 days or more, this flag and the TX Alert Code remains on the account until charged off, a repossession is processed, or a payment is made on the account

●	Litigation Active flag is applied to accounts after litigation has been filed and required documentation is provided to Credit Services.

●	Deceased flagged accounts when the appropriate proof of death has been received or verified by Credit Services.

●	Customer Lawsuit flagged accounts when Legal has received a notification of a pending lawsuit.

●	Chapter 13 Active, Chapter 13 Complete Discharge, Chapter 7 Active, or Chapter 7 Discharge flag is applied to accounts as soon as we receive the bankruptcy notification.

Either part of the balance or the entire balance may eventually Charge Off when the account is removed from the NIB Status at the conclusion of the legal proceedings or bankruptcy.

AR-080: Charge Off

Reviewed: 5-22-2019

Effective Date: 5-22-2019

Supersedes: 9-16-2016

POLICY:

Each month, accounts that are in Non-Accrual (NA Alert Code) will be charged-off at cycle based on the assigned store for the account.

Accounts will be moved to Non-Accrual based on criteria outlined in CSARM Work Instructions, or any account to be deemed uncollectable at the discretion of Senior Management of CSARM.

Credits and Recovery:

Credit on previous charge off accounts is referred to as Recovery. Examples of recovery are payments or settlements. Under no circumstances should anyone write a receipt to an account that is charged off if the payment has not been made by the customer.

This is a violation of corporate policy and may be considered as a false entry to an account. This includes charge-off as well as active accounts. This is account manipulation and will result in serious consequences and at the minimum the potential charging of the account or accounts to the Dealer or potential disciplinary action for corporate employees.

AR-090: Bankruptcy

Effective Date: 05/22/2019

POLICY:

Bankruptcy is considered a critical event in collections by Badcock.

Badcock has identified the following as Critical Collection Events that require immediate action on the part of store personnel and Credit Services personnel:

Bankruptcy

Represented by Attorney

Cease Communications

STOP Phone Calls

STOP Home Visits

The occurrence of any Critical Collection Event requires immediate ACTION on the part of the person receiving notice of the critical event. To ensure understanding of each of these Critical Collection Events and the appropriate action required for each one, please review the full Critical Collection Events policy located at AR-126. This policy AR-090 specifically relates to Bankruptcy notification and how bankruptcies are managed by Badcock.

Notification of Bankruptcy:

If a customer advises, verbally or in writing, that they are in the process of filing bankruptcy or have filed bankruptcy, all collection activity must immediately cease and the Credit Services Department must be notified immediately either by phone or work order, although a phone call to Credit Services is recommended.

The account will be flagged with the “Represented by Attorney” flag immediately by Credit Services.

●	When the customer tells us they are filing or have filed bankruptcy, you may ask them for the name of the attorney and the attorney’s phone number. If they provide that information, enter it into the STOREnet Customer Activity Log immediately.

~~●~~	If they do not provide us with the attorney’s name and phone number, we will still immediately flag the account and cease collection activities.

●	Once Badcock receives confirmation of the bankruptcy, we will add the appropriate bankruptcy flag (Chapter 13 Active or Chapter 7 Active), add the NI Alert Code and remove the “Represented by Attorney” flag.

Additional Information Concerning Bankruptcy:

The instant a bankruptcy case is filed, the automatic stay takes effect freezing all actions against the consumer and the property, including repossession or sale of property recovered prepetition.

In the event of a joint account, the automatic stay applies to both parties on the account. Meaning, if one party on the account files bankruptcy, collections activity must stop immediately and neither of the accountholders can be contacted. When a customer or customer’s attorney advises that they have filed for bankruptcy, the following should be done immediately:

●	Notify the CSARM department: Ask for the name, address and telephone number of the attorney and provide this information to the CSARM department so they can verify if a case has been filed (they will flag the account in our point-of-sale system). If they cannot provide this information, contact the CSARM department and they will search in the Bankruptcy filing database.

●	Do not discuss the account with the customer or their attorney. Only authorized CSARM personnel are permitted to contact the customer’s attorney or the customer in limited situations.

●	Any documentation received from the bankruptcy court, trustee, attorney for customer, or the customer during the bankruptcy case should be forwarded to the Credit Services department.

Chapter 13 Bankruptcy - Reorganization of Debt

When a customer files Chapter 13 bankruptcy, all collections activity must cease.

Generally, a Chapter 13 bankruptcy involves the reorganization of the consumer’s debts and permits the customer to development a new payment plan arrangement with Badcock. Once the plan is in place payments are generally sent by the bankruptcy trustee to W.S. Badcock Corporation to apply to the account. Once the plan has paid out, the balance is uncollectable, the lien is extinguished and the customer receives a discharge.

We may not contact a discharged Chapter 13 bankruptcy account for collections purposes. If the customer pays their account in accordance with the Chapter 13 plan, they have satisfied their obligation to the bankruptcy court and any debt that existed prior to the plan being put in place owed to Badcock is discharged in bankruptcy.

If a case is dismissed, the situation is such that the customer never filed for bankruptcy. Normal collection efforts can be followed once the CSARM department receives the dismissal notice and removes the Bankruptcy flag from the account.

Chapter 7 – Total Liquidation of Assets

We must stop all collection activity until the bankruptcy dismisses, discharges or the customer reaffirms their debt with us. If the customer signs a reaffirmation agreement, no flag will be on the account and the account will be handled like all other active accounts.

The discharge of a Chapter 7 case where no reaffirmation or redemption has occurred will be reviewed by our CSARM department to determine if suit will be filed for possession of the merchandise

We cannot attempt to collect on the debt or ask for payment at all. We can only accept payment if the customer offers to pay in lieu of merchandise.

If a case is dismissed, the situation is such that the customer never filed for bankruptcy. Normal collection efforts can be followed once the CSARM department receives the dismissal notice and notifies the store in writing that it is safe to proceed.

Service Issues and Bankruptcy:

If a customer in bankruptcy notifies you of a service problem with an item that has an active warranty or extended warranty, you should notify CSARM. If CSARM determines that the warranty is active, we are required to honor the extended warranty. From there, we must provide the customer with contact information, any warranty information, and help with the exchange of the product under warranty. We are also responsible for providing service to any previously purchased merchandise that has been paid for and is under warranty.

Adding and Removing Bankrupt Accountholders:

It is a violation of the Bankruptcy Code to unilaterally remove either the debtor or the joint accountholder from an account to avoid the reach of bankruptcy protection. Therefore, do not remove any accountholders from an account without written permission and guidance from the Credit Services group.

AR-095: Litigation/Legal Action

Effective Date: 05/22/2019

Supersedes: 07/09/2018

POLICY:

Monthly the Credit Services BALI team will review and evaluate charged off accounts that meet the established criteria for litigation.

Approval process:

If an account meets the established criteria, the account will be placed with one of our outside Attorneys based on the customer’s state of residence. The appropriate Attorney flag will be placed on the account as notification that it has been placed with an Attorney.

Customer Attempts to Pay:

If a customer with an Attorney flag attempts to pay or inquire about their account, please do not provide them with any information or accept payment.

Please have them contact the Attorney directly.

TN Law Firm:

John B. Ingleson 615.895.3332 (Murfreesboro & Columbia, TN stores)

Lindsay Cameron Gross 931.526.3366 (Cookeville, TN store)

Rambo & Kingree 931.684.6213 (Shelbyville, TN store)

Jerre Hood 931.967.0838 (Winchester, TN store)

Judy Troutman 423.566-6001 (Lafollette, TN store)

Brian P. Mickles 423.266.1237 (Chattanooga & Cleveland, TN stores)

McCoy Law Firm:

Law Office of Jennifer McCoy 615.500.8577 (numerous Tennessee stores)

Finkelstein Law Firm:

Finkelstein Kern Steinberg & Cunningham 865-525-0238 or 888-200-6501 (numerous Tennessee stores)

GA Goodman Law Firm:

Law Offices of Emmett Goodman 877.354.3476

Smith Debnam Narron Law Firm (SC, NC, and VA stores):

Law Offices of Smith Debnam Narron Drake Saintsing & Myers, LLP 919-250-2142 or 888¬704-0884

American Alliance (all states): AACANet 833-222-3270

Criminal Prosecutions or Misuse of any Legal Action:

Attempting to circumvent the spirit and intent of account administration is against Badcock policy. Furthermore, any practice which leads a customer to believe that they are about to be sued, when in fact they actually are not, has been construed to be a violation of the law.

Initiating criminal proceedings against a customer or sending correspondence threatening criminal prosecution is prohibited. Failure to adhere to this policy may result in the account in question being charged to you, or may further result in the Corporation seeking indemnification from you should a future claim be made against the Corporation for abuse of process, malicious prosecution, or any similar activity.

AR-105: Criminal Prosecutions

Effective Date: 01/26/2017

POLICY:

The W.S. Badcock Corporation does not approve or authorize the swearing out an affidavit, warrant, or initiating criminal prosecution against any Badcock customer related to the default of their Badcock Account. This is true regardless of any suggestion or authority from any local sheriff, judge, or similar official.

Initiating criminal proceedings against a customer or sending correspondence threatening criminal prosecution is prohibited. Never attempt to prosecute a customer or sign an affidavit or warrant without having first received written authorization from the W.S. Badcock Legal department which has made a determination that there has been a clear intent to defraud Badcock.

Failure to adhere to this policy may result in the account in question being charged to you, or may further result in the Corporation seeking indemnification from you should a future claim be made against the Corporation for abuse of process, malicious prosecution, or any similar activity.

AR-110: Repossession

Effective Date: 09/16/2016

Supersedes: 07/21/16

POLICY:

The Badcock Easy Purchase Plan Credit Agreement is a binding promise to pay on an account and a purchase money security agreement, the breach of which entitles Badcock to the repossession of the collateral securing the amount owed.

In taking possession of the collateral, you may proceed without judicial process if this can be done without breach of the peace.

As a customer makes payments on an account and reduces the balance, items of merchandise clear Badcock’s lien according to a repossession formula. This is known as the first in, first out (FIFO) formula. Therefore, prior to commencing the repossession of an account, you must secure a list of those items in which Badcock still maintains a security interest.

This list of merchandise is on the Legally Entitled To (LET) document and is available in our point-of-sale system.

Prior to attempting to repossess merchandise, use the following checklist to ensure the account is eligible for repossession:

●	Verify Credit Agreement is signed by accountholder

●	Obtain an LET from STOREnet

●	Verify Model and Serial Number for Appliances and Electronics

●	Verify account is in default (check for recent payments)

●	Review status of pending insurance claims

●	Make sure you are able to locate the customer

●	Make sure we are legally allowed to repossess the account; verify account is not in bankruptcy, litigation, or covered under the Service member Civil Relief Act

If you have completed all of the above actions and the account is still not up to date, you may proceed with repossession.

LET:

Take only the items listed on the LET provided by STOREnet. If you take the items on the LET, attempt to have the customer sign the Repossession Notice Statement page. If they refuse, write “Customer Refused” in the customer signature space provided.

During the repossession, you must follow the below customer contact policies:

●	Never enter a home without the consent of the customer.

●	Never enter a home without the customer being present.

●	Under no circumstances should you attempt repossession when a minor is the only one home.

●	Please make sure any personal property contained in any repossessed property is left behind with the customer.

●	Never trespass to repossess property.

●	Do not accept or attempt to take any items not listed on the LET

Account Credit:

All items on the LET that were surrendered by the customer (including non-merchandise product associated with said items) must be entered into our point-of-sale system as a Repossession, not a Return.

The account will be credited for up to the original retail amount of the items repossessed. If all of the merchandise we are entitled to repossess is returned, the account will be closed and the balance reduced by an amount equal to the repossessed merchandise credit. If any items are missing from the entitled list, or there is significant finance and insurance accumulation on the account due to a poor payment history, then the account may still have a balance and the customer will be liable for the remaining balance.

Any unpaid balances remaining after repossession will charge off when it meets the established criteria.

Customer Dispute during Repossession:

During an attempt to repossess merchandise from a customer, if the customer refuses to return an item or asks you to stop and leave, unless you are processing a repossession with the assistance of law enforcement and a court order, stop the repossession and leave the customer’s property immediately. Depending on the account balance and merchandise involved, a decision by the Credit Services department will be made to either litigate the account or charge off the remaining balance.

Items Subject to Repossession:

Badcock does not consider under the counter dishwashers or gas ranges as permanent fixtures. If they are on the LET list and a customer voluntarily surrenders these items or a court order allows for their repossession, you may repossess these items.

However, you should be aware that during the repossession, you will be responsible for any damages resulting from the repossession or possible claims made afterwards. Therefore, any disconnections should be performed by a qualified servicer. It is in your best interest to weigh the potential risk of damage against the financial gain of repossession before removing these items.

Repossession of Computers, Laptops, and Tablets:

Computers, Laptops, and Tablets must be kept in the store for 10 days to allow the customer to retrieve their personal information. This is explained in the Computer Disclosure Agreement that must be signed with every sale of a Computer, Laptop, or Tablet.

Pawn Shops, Landlords, Storage:

When you learn that a customer has pawned merchandise, you should contact the pawn shop immediately and inform them of Badcock’s lien. If the pawn shop owner does not recognize Badcock’s lien, you should contact the Credit Services department and a letter will be sent to the pawn shop placing them on official notice of our lien.

Landlords often attempt to keep merchandise to offset unpaid rent. The law in all states is clear that Badcock has a prior lien on the merchandise. However, we may be responsible for reasonable storage fees. If a landlord remains difficult, please contact the Credit Services department and a letter can be sent to the landlord notifying them of Badcock’s lien. You should contact the Credit Services department if you encounter any problem with a customer who has left the merchandise in a storage unit. Although there is an issue as to priority of liens, these owners will often let you pay past due rent if reasonable.

You must contact Credit Services to obtain approval prior to paying any fees or unpaid rent to Pawn Shops, Landlords or Storage facilities if you want to be reimbursed for some or all of the fees. Credit Services will review the value of the merchandise and if approval is given the Corporation will normally reimburse 100% of the approved amount. Approvals for fees or rent exceeding $250.00 will require approval from the Senior Management of Credit Services.

Credit Services will add a comment in the Customer Activity Log when approval is given to pay fees for pawn shops, landlords or storage facilities to document the approved amount and for review purposes when the reimbursement request is received.

The Dealer must submit a receipt to the Credit Services department with the Customer Account # and the Merchandise Return # for review and payment.

Failure to obtain approval from Credit Services prior to paying any fees or unpaid rent will result in the request for reimbursement to be denied.

Penalties for Non-compliance:

If you violate the provisions of the Credit Agreement and repossess and sell collateral when no right to repossess exists, you would be liable to the customer for damages under various laws, including conversion, civil theft statutes, Fair Debt Collection Practices Act, and UCC Article 9. Punitive damages are available to the customer as well. Intent is irrelevant. You will be required to return the property to the customer. No condition as to the return of the unsecured property may be place on the return. Said activity is also a violation of your Dealership Agreement.

Customer Request for Voluntary Repossession

If a customer contacts the store or Credit Services to request Voluntary Repossession (voluntary surrender) merchandise on their Badcock Account, the person in contact with the customer will explain The Badcock Easy Purchase Plan Agreement is a binding promise to pay on the account until the entire balance is paid. The customer will be notified their request for voluntary repossession and surrender of certain unpaid merchandise purchased on their Badcock Account in order to satisfy the account balance will be presented to the Manager of Regional Collections for review. The reviewing and repossessing process can take 5-7 business days for completion.

Any decision to accept or not accept the return of merchandise outside our stated return policy is at the sole discretion of Badcock and its authorized representatives in the Field Services department. A formula based on the age, type, value and condition of the merchandise will be used to determine if the request for Voluntary Repossession is approved or denied. If a request for Voluntary Repossession meets our established criteria, the customer will be informed of the following conditions that must be met:

1.	The voluntarily surrendered merchandise must be in sellable condition. Our company representative will make this determination upon inspection of the merchandise.

2.	Customer agrees to sign the “Legally Entitled To” document listing the merchandise to be Voluntarily Repossessed.

3.	Customer agrees to a re-stocking fee of 20% of the purchase price of each item which will be deducted from the credit you receive for the merchandise. As such, the credit received will only be for 80% of the purchase price.

4.	Customer agrees to a $99.00 transportation pick up fee, which will be charged to the customer to offset the transportation expense of picking up the merchandise. This fee can be paid by the customer at the time the merchandise is picked up by us or deducted from the credit being issued for the approved merchandise that is repossessed. This fee can be avoided if the customer makes acceptable arrangements to return it to the store where your purchase was made.

The customer’s voluntarily surrendered merchandise will be processed as repossession and reported to the credit reporting agencies as such. Any remaining balance after the repossession is processed will be the accountholder’s responsibility to pay.

Any request from store personnel for a Voluntary Repossession must be submitted through the Footprints Work Order process using the template provided in Collections.

If a Voluntary Repossession is tentatively approved by the Manager of Regional Collections, the person making the request will see the decision when the Footprints Work Order is completed. The appropriate Regional Account Manager Specialist will be notified or appropriate store and arrangements will be made with the customer to schedule the Voluntary Repossession of merchandise.

If merchandise is in re-sellable condition at the time of the visit, then the RAM and/or appropriate store will proceed to take the merchandise.

The returned merchandised will be processed as a repossession in STOREnet using the LET option; and it will be reported to the credit reporting agencies as such.

Any remaining balance after the repossession will be the accountholder’s responsibility to pay. Any remaining balance not paid by the customer will become part of the store’s annual charge-off amount.

When possible, the Credit Services department will request the customer contact us to see what payment arrangements can be made to get the account out of past due status and back to a good standing status.

Attempts to bypass the Voluntary Repossession process and return merchandise outside our stated return policy will be considered Account Manipulation and subject to the consequences associated with the Account Manipulation Policy. It’s important to note that store personnel must follow the established warranty and customer service policies. Store personnel must properly handle customer complaints and warranty issues to prevent these problems from getting out of control. Service or Warranty issues that are not properly addressed or handled by store personnel that result in non- payment or a demand by the customer to return the merchandise will not be processed as repossession. Merchandise accepted by the store for the above reasons will be done as a Merchandise Return.

Voluntary Repossession Request Review Procedure:

Store personnel or Credit Services personnel receives request for Voluntary Repossession of Merchandise from the customer.

A Footprints Work Order is submitted to Credit Services using the Voluntary Repossession Template or an e-mail is submitted to reporequests@badcock.com for review or request. All Voluntary Repossessions will be done as a full repossession of all LET items.

The Manager of Regional Collections will review the request using the Voluntary Repossession Formula to determine the proper response to the request (approved or denied).

For approved Voluntary Repossessions, the Manager of Regional Collections will notify the Regional Account Manager Specialist or store to schedule the Voluntary Repossession.

The Regional Account Manager Specialist or store employee will take the LET for the merchandise to be repossessed with them when conducting the repossession. The repossessed merchandise will be brought back to the store. The customer will sign a copy of the LET for the store’s files and receive a copy for their records.

The merchandise will be processed as repossession in STOREnet when the Manager of Regional Collections completes the repossession. A transfer of the merchandise will also be created and completed. Any additional price cuts desired by the store for RPO merchandise must be done in accordance with Corporate Store Policy.

After being properly detailed by the store personnel, the store personnel will be responsible for printing and tagging the correct merchandise with the new price and the RPO As Is Disclaimer. The merchandise will be placed in the Backroom Bargain Area for sale to customers.

No merchandise should be accepted during a Voluntary Repossession that cannot be sold for an amount at least equal to the amount owed.

The customer is still responsible for any remaining balance left on an account after the repossession has been completed. The Repossession Flag in STOREnet is automatically set when the repossession is completed. The Repossession Flag will remain on the account. The customer will not be eligible to make future purchases for at 25 months. and a new credit report and updated score will be required. The Credit Granting Policy will be followed at that time if approved; a Footprints Work Order would be required to remove the Repossession and Charge-Off Flag from the account.

For Partial Voluntary Repossessions (less than all of LET merchandise was repossessed) the Repossession Flag will be placed on the account and remain on the account until the remaining balance is paid in full. The customer cannot make any further purchases until the account has a zero balance. The customer will still receive monthly statements and can continue to make payments at the store.

The MMP will be lowered to the MMP for the remaining balance in accordance with our MMP Chart.

Balances on accounts after a Partial Voluntary Repossession that hit the Potential Non-Accrual Report will be charged-off. The customer is still responsible for any remaining balance left on a Partial Voluntary Repossession, even if the account charges off.

A Partial Voluntary Repossession account holder who pays the balance to zero can have their credit re-evaluated with a new Credit Report pull. Normal Credit Granting Policies will be followed at the time of the request. If approved, a Footprints Work Order would be required to remove the Repossession Flag from the account before purchases can be made.

A Customer denied for Voluntary Repossession will remain responsible for paying the full account balance.

Voluntary Repossession Merchandise Valuation Criteria If the merchandise on the LET (Legally Entitled To) has the following items, a Voluntary Surrender request can be subject to a denial for these items:

●	Accessories

●	Bedding

●	Flooring

●	Upholstery & Electronics (sale date over 12 months)

AR-115: Non-payment Due to Customer Death

Effective Date: 05/22/2019

POLICY:

In the event a customer dies and you receive notification, the account should immediately be reviewed to verify whether the customer had life insurance on the account. Often the family will not be aware of this coverage.

If the customer had insurance, contact the Customer Insurance department for details on the process for handling this claim. It’s important to also notify Credit Services so the Deceased flag can be added to the account once the proper documentation or confirmation has been obtained.

If the customer does not have insurance coverage, the CSARM BALI team will determine whether a probate action will be filed and assume responsibility for taking the appropriate action.

If a probate proceeding is filed, CSARM BALI team will review the account and determine eligibility for filing a statement of claim in the probate proceeding in an effort to recover the legally entitled to merchandise or the balance of the account.

If the probate process does not yield results, the balance may be moved to non-accrual to be included in the monthly charge-off.

AR-120: Collection Letters

Effective Date: 05/22/219

POLICY:

Only correspondence approved by the W.S. Badcock Corporation may be sent to W.S. Badcock Corporation accountholders. Only the Accounts Receivables Management Team may send collection or account related communications to our accountholders. No other collection or account correspondence can be generated other than approved past due text messaging.

No free-form letters or hand-written comments are to be used when communicating with a customer about their W.S. Badcock Corporation account.

If the Regional Account Management Specialist is going to leave a letter for the customer, only W.S. Badcock Corporation generated letters may be used. The letter must be sealed in a Yellow Personal & Confidential envelope and mark the envelope with the customer’s name on the outside.

Windebt will generate the collection letters to past due accountholders based on the timing of due dates. All Windebt Collection Letters must be reviewed and approved by Senior Management of CSARM, the Legal Department, and the Compliance Department.

AR-125: Customer Contact

Effective Date: 05/22/2019

POLICY:

General Contact:

The Accounts Receivables Management Team will only provide customer support on accounts during the hours of 9:00 a.m. through 9:00 p.m., Monday through Friday, Saturday from 11:00 a.m. to 8:00 p.m. and Sundays 11:00 a.m. to 7:00 p.m.

Authorized corporate personnel are allowed to engage in collection activity with our accountholders unless written authorization has been provided by the CSARM Team.

The acceptance of payments, asking for the past due balance on an account or providing service to a financed account is not considered collection activity. You cannot ask for the current month payment until after the due date, but you may remind them of their upcoming minimum monthly payment.

It is against corporate policy as well as federal law to use any language that may be considered as abusive or threatening when collecting. This is to be avoided and will not be tolerated.

These acts are violations of the State and Federal collection laws:

●	never threaten a customer or threaten to take any action that cannot legally be taken

●	never berate or harass the customer

●	never lie to or knowingly mislead a customer

If an accountholder or co accountholder asks to stop collection activities or advises that they are represented by an attorney (either by phone, in writing, or in person), immediate action must be taken. The CSARM department must be contacted immediately via a Footprints work order and advised that the customer requests to stop collections activities. CSARM will flag the account accordingly to cease communications.

Phone Contact:

Text messaging cannot be used to contact our accountholders. This could result in a message charge for an accountholder, which is in violation of FDCPA.

Contacting a customer at work (Place of Employment POE) should only be done as a last resort. If a customer asks you to stop contacting them at work, stop at once.

When contacting a customer by phone, the we should only call the customer up to three (3) times a day without reaching the customer. Once a message is left with an answering machine or a third party, we will wait twenty-four (24) hours to try again.

You cannot disclose the purpose of your call with anyone except the accountholder. You must identify yourself and identify the company name, but not your title or position with the company until you are speaking to the accountholder. Guidelines for leaving a message with someone other than the accountholder:

●	Identify the person the message is for.

●	Identify yourself and the company....do not identify your position or title.

●	Leave a message for the accountholder to call you that day and provide the phone number.

●	Never reveal the purpose of the call, simply state that the matter is personal or that you prefer to talk to the accountholder about it.

Guidelines for leaving a message on an answering machine:

●	Say only your name and your company’s name.

●	Ask the accountholder to please call you today.

●	Say your phone number.

Personal Visit:

When visiting a customer’s home, you may only visit the home two (2) times in one (1) day without reaching customer. Once you leave a message with a third party (as described above) or a letter in a confidential sealed envelope, you cannot visit the home again for twenty-four (24) hours.

When visiting the customer’s home, only discuss the account status with the customer. Do not talk to anyone else about the account, and do not discuss the delinquency in a manner so that others can hear the discussion.

If a customer is not at home, do not discuss the account status with anyone else at the home. Never enter a customer’s home if only a minor is present.

Never contact a customer at work in person.

Email:

Email cannot be used as a collection correspondence with a customer.

Breach of Peace:

Stores must not violate any consumer protection laws. The following are a non-exhaustive list of actions that consumers are protected against and are considered a breach of the peace by courts:

●	Pushing open the door

●	Grabbing keys or hiding keys

●	Any touching of a customer

●	Wedging a foot in the door

●	Damage of the debtor’s property before, during, or after repossession

●	Using any abusive language

●	Threats of any nature

●	Feeling by the customer that immediate danger is near

●	An objecting customer

●	The objection of a third party

●	Any entry into a closed area (trespass)

●	Raising closed but unlocked window

●	Use of a police officer without a court order or writ

Third Parties

From time to time, the Company will engage a third-party vendor to contact customers and service accounts. Only vendors selected and approved by a Senior Vice President and approved by the legal department may service accounts or contact customers.

AR-126 Critical Collection Events

Effective Date: 07/18/2018

Supersedes: N/A

POLICY

We have identified the following as Critical Collection Events that require immediate action to be done by store personnel and Credit Services personnel:

Bankruptcy

Represented by Attorney

Cease Communications

STOP Phone Calls

STOP Home Visits

The occurrence of any Critical Collection Event requires immediate ACTION on your part:

●	If you

●	for no further collection visits to their residence

●	You must notify Credit Services immediately using either the Footprints Work Order system or email. Following up with a phone call to receive notification from a customer or store personnel of:

●	Bankruptcy (actual filing or an intent to file)

●	Representation by an attorney

●	Their demand for no further contact or communications with regard to their debt

●	Their demand for no further collection phone calls

●	Their demand Credit Services is also recommended.

To ensure you understand each of these Critical Collection Events and the appropriate action required for each one, we have provided the following detailed information:

Notification of Bankruptcy: If a customer tells you, verbally or in writing, they are in the process of filing bankruptcy or have filed bankruptcy, you must cease collection activity immediately and notify the Credit Services Department. The account will be flagged with the “Represented by Attorney” flag immediately by Credit Services.

●	When the customer tells us they are filing or have filed bankruptcy, you may ask them for the name of the attorney and the attorney’s phone number. If they provide that information, enter it into the STOREnet Customer Activity Log immediately.

●	If they do not provide us with the attorney’s name and phone number, we will still immediately flag the account and cease collection activities.

●	Once Badcock receives confirmation of the bankruptcy, we will add the appropriate bankruptcy flag (Chapter 13 Active or Chapter 7 Active), add the NI Alert Code and remove the “Represented by Attorney” flag.

Represented by Attorney: When notification is received verbally or in writing, you must cease collection activity immediately and notify the Credit Services Department. The account will be flagged with the “Represented by Attorney” flag immediately by Credit Services.

●	Credit Services has received verbal or written notification from the customer or store notifying us an attorney has been obtained to represent them for a potential Bankruptcy filing, or other legal action; but we have not received confirmation from the attorney or a bankruptcy notification. The Flag will remain on the account until we receive written validation of legal representation, bankruptcy filing, or written authorization from the customer signed and dated that they are not represented by an attorney.

●	The Flag report will be run monthly to update the status of accounts with the Represented by Attorney flag. If we do not receive payment within 120 days of flagging the account, the account will be set to charge off and we will evaluate the account to determine if litigation will be filed once it charges off.

●	No collection activity will be done when the Represented by Attorney flag is applied, but the account is subject to the date of last payment charge-off rules.

Ceasing Communication: When a customer has requested in writing that all collections communications are to cease and desist, honor the request and cease all collection communication and activity with the customer and notify Credit Services.

●	If the verbal request is related to one of the other flags created for Critical Events (Represented by an Attorney for the purpose of filing bankruptcy, STOP Phone Calls, Customer Lawsuit or STOP Home Visits), the appropriate account flag for the Critical Event will be used.

●	No collection efforts will be made on accounts with the Cease Communications flag. Credit Services will send the customer a letter acknowledging the Cease Communications request, and notify the customer of their obligation to pay, as well as our legal options to obtain payment.

●	For these Critical Events, we should receive the appropriate written documentation from the customer or a response from the letter that we send.

STOP Phone Calls: When notification is received verbally or in writing, we will immediately flag the account & cease collection calls.

●	If a customer provides notification in any manner (verbally or written) requesting collection phone calls stop, you must submit a request to Credit Services to add the STOP Phone Calls flag to the account.

●	The flag will be added by Credit Services and all collection calls to the customer will stop immediately. The customer will receive statements, collection letters and possible home visits. Payments can be made, but no new account sales can be made. By requesting collection calls to stop, the customer has limited our ability to collect and raised their credit risk. This increased credit risk is grounds for us to freeze the account to prevent future on-account purchases.

●	To remove the flag, we will ask for written authorization from the customer signed and dated with phone number(s) that can be used for collection calls. Credit Services only accepts a verbal request to rescind the previous STOP Phone Call request if the call is received on our recorded line and the Verbal Authorization statement is read to the customer with an affirmative response. When the flag is removed, the customer will be eligible for future on-account purchases.

STOP Home Visits: This account flag is primarily used by the Regional Account Manager Specialists. Upon a customer’s request, whether verbal or written, that Badcock stop collection home visits, you must stop making collection home visits to the customer immediately, and submit a request to add STOP Home Visits flag to the account using the Footprints Work Order process or sending an email to your supervisor.

●	The flag will be added by Credit Services and all collection home visits to the customer must stop immediately.While the flag is on the account, the customer will receive statements and payments can be made, but no new account sales can be made.

●	To remove the flag, Credit Services must receive written authorization from the customer signed and dated with a physical address that will be used for collection home visits if needed. Credit Services only accepts a verbal request to rescind the previous STOP Phone Call request if the call is received on our recorded line and the Verbal Authorization statement is read to the customer with an affirmative response. When the flag is removed, the customer will be eligible for future on-account purchases.

AR-130: Use of Call Boxes and Call Services

Effective Date: 05/22/2019

POLICY:

The use of call boxes or outside call services by store personnel or store locations (corporate or dealer) to contact W.S. Badcock Corporation (“Badcock”) customers is NOT permitted under any circumstances.

Stores previously using systems or services such as “Call-Em-All” or “CallFire” or any other device or software that automatically dials a phone number without human intervention should have discontinued the use of these systems and services no later than January 31, 2019. No employee or store personnel shall use these systems, software, or services for any purpose including, but not limited to, contacting any Badcock customer for collections, solicitation, or notification (even a current accountholder) of any current or upcoming sale or promotion.

Only approved collection personnel may contact Badcock customers using call systems or services in accordance with their approved Work Instructions and in compliance with all relevant laws and regulations.

AR-135: Skipped Accounts

Effective Date: 05/22/2019

POLICY:

A skipped account is one that has not paid, has moved, and has taken their merchandise with them without providing forwarding address information. Only authorized CSARM and Loss Prevention personnel may skip trace an account. When searching for skipped accounts all laws and WSBC policies must be followed.

Acceptable Actions:

The following is a list of acceptable actions CSARM & Loss Prevention may take when trying to locate a “Skipped Account”:

●	Check with the references provided on the Credit Application. The only questions you may ask anyone you contact about the skipped account are:

●	Do you know where they live? Do you know where they work? Do you know their contact information?

●	Check approved search services (Accurint/TLO) reports to see if there is an updated address.

●	Check their previous address, especially if it was with a relative.

Unacceptable Actions:

The following is a list of unacceptable actions CSARM and Loss Prevention personnel may not take when trying to locate a “Skipped Account”:

●	Do not repeatedly call relatives, places of employment or creditors. If someone you have contacted tells you they have no information, do not call them again. This is considered harassment and it is strictly prohibited.

●	Do not discuss the purpose of your call; simply state you have something important to discuss.

●	Never misrepresent yourself or mislead anyone to believe you are someone else.

●	Never reveal the identity of your employer unless asked, and then simply tell them you work for Badcock Home Furniture & more. Do not make any references to the fact that you work in collections or loss prevention.

●	Do not attempt to communicate or contact a customer if notified they are represented by an attorney. If you are notified an attorney represents the customer, follow the Critical Events procedure.

●	Never lie to anyone you contact.

●	Never get angry or upset with anyone you contact. Do not lose your temper and do not do anything that will cause the person you are contacting to get angry.

●	Do not threaten or intimidate anyone you contact and never use violence.

●	Do not call anyone before 8:00 a.m. or after 9:00 p.m. If the person you are calling is out of your area, know what time zone you are calling and what time it is there when you are calling.

●	Do not post any “Dead Beat” list or make any reference verbally or in writing about the debt owed to you by a customer.

●	Engaging in any action which may harass, annoy, embarrass, or mislead a customer or anyone else contacted concerning a skipped account.

AR-140: Partial Payments

Effective Date: 05/22/2019

POLICY:

A partial payment is any payment amount that is posted to an account that is less than the minimum monthly payment (MMP). If less than the MMP is accepted, the customer must be notified the remaining portion of the MMP must be made on or before the due date to avoid the account being past due and subject to collection activity and late fees.

A token payment is a payment that is an amount that does not reasonably reduce the customer’s balance or is equal to or less than the amount of the total finance and or insurance premiums.

Any manipulation of accounts with payments that change the status of an account or other misconduct will be deemed as account fraud, and the entire account balance will be charged to the Dealer or Corporate Store. This includes, but is not limited to, payments not made by the customer, partial payments made and later refunded, repossessions later resold to the same customer or any other unauthorized refunds. Manipulation of accounts may result in the loss of employment and/or dealership.

AR-145: Account Past Due Adjustment

Effective Date: 04/30/2020

Supersedes: 03/27/2020

POLICY:

The purpose of the Past Due Adjustment policy is to encourage customers to re-establish the practice of making consistent and full payments to bring their account back to a Current status.

Additional benefits of this policy could be reduced fees and interest for customers, account will be reported as current, and the customer may be able to use their line of credit for future account purchases.

The following is the report criteria Credit Services will be using to adjust the past due payments of eligible accounts:

●	We will adjust the past due balance for customers who make 2 out 3 payments during a three-month billing cycle period.

●	There must be a full MMP or more within the billing cycle for two of the three billing cycles.

●	These do not need to be consecutive payments.

●	Accounts with the following flags will not be eligible for a past due adjustment: PDA Not Eligible, Payment Deferred, Internal Review, Fraud, Reaffirmation Pending, and Customer Lawsuit.

Accounts can only receive a past due adjustment once every six months (twice a year).

Additional Requirements:

●	There cannot be any open items on the account.

●	Only revolving plans, Equal Pay No Interest, and NCR Plans can be adjusted. SAC Plans cannot be adjusted under this policy.

●	It’s possible the MMP may increase after the past due balance is adjusted if the long-term balance increases above the current MMP threshold.

●	Accounts may not receive more than two (2) past due adjustment in twelve (12) months. When an account receives a past due adjustment, the PDA Not Eligible (No Past Due Adjustments) flag will be added to the account. While this flag is on the account, no past due adjustments can be made. When the flag add date reaches five months CSARM will remove the flag. The PDA Not Eligible flag removal process will be done monthly.

MONTHLY PAST DUE ADJUSTMENT PROCEDURE:

The morning of Cycle Cut-Off, Credit Services will generate a report of accounts with past due payments that meet the policy requirements. The past due status for these accounts will be adjusted to zero and the payments past due will be added to the long-term balance of the associated plan. Any Master Plan balance will be transferred to the revolving plan with highest balance.

No action needs to be taken by the store for Past Due Adjustments.

AR-150: Third Party Financing

Effective Date: 04/30/2020

Supersedes: 03/27/2020

POLICY:

From time to time at the company’s discretion, we may offer financing from a Third-Party Provider. It’s the responsible of the Dealer or Store Manager to ensure complete Adherence & Compliance to the specific policies and procedures established with any provider. Failure to follow Third Party Finance Policy & Procedure as outlined by W.S. Badcock

Corporation can result in the following:

●	Dealer Commission charge-back.

●	Third Party Account value charge-back.

●	Discontinuation of third-party financing in your store(s).

●	Disciplinary Action for Corporate Employees

Third Party Financing Information Security

No confidential information is to be disclosed to any third party. All non-public information (NPI) is to be kept secure in the Customer Privacy Protection (CPP) file and access should be limited to appropriate personnel only. Any disposal of this information, per retention guidelines, must be done with the use of a Certified Document Disposal Company or crosscut shredder.

AR-155: Account Flags

Effective Date: 06/02/2020

Supersedes:07/20/2019

POLICY:

Account flags are placed on accounts by Credit Services to alert store personnel about information needed or restrictions placed on an account for legal or compliance reasons. Setting a flag will impact various actions on accounts, including accepting payments, making new transactions (including cash sales), blocking collection activities for letters, phone calls, home visits, repossessions, and statements. A matrix of the flags and flag settings is available by clicking the Account Flag Matrix Link. This matrix highlights important actions that are allowed or prohibited when the associated Flag is on the account.

The placing or removing of account flags will be handled by Credit Services.

Credit Services personnel will only override the settings for corporate stores following department policy for each flag situation. Credit Services will not remove a flag to allow a payment to be posted to an account.

PROCEDURE:

Flags can be accessed by navigating to View Advanced Customer Settings Menu > Receivables Tab > Actions > Legal Settings. Flags will also appear any time a customer is accessed in either View All Revolving Plan Activity for a Customer, Enter a Sales Order or Enter a Customer Payment/Refund/Gift Certificate.

To request that an account be reviewed for a flag removal or flag addition, a Work Order must be submitted to Credit

Services.

A brief description for the use of each flag is provided to assist you in understanding the reason for the account flag and any special instructions regarding the flag.

Chapter 13 Active: This is a Critical Event. When notification is received in writing or verbal notification is confirmed by Credit Services, we will immediately flag the account and cease collection activities.

The account is an active Chapter 13 bankruptcy. The automatic stay rules are in place at all times for accounts with this flag.

The NI Alert Code will be added to the account and the optional Credit Insurance will be cancelled (if applicable) by Credit Services when the flag is added to the account.

No collection activity will occur while this flag is applied to the account. Only Credit Services BALI Team can add or remove this flag.

Chapter 7 Active: This is a Critical Event. When notification is received in writing or verbal notification is confirmed by Credit Service, we will immediately flag the account and cease collection activities.

The account is an active Chapter 7 bankruptcy. The automatic stay rules are in place at all times for accounts with this flag.

The NI Alert Code will be added to the account and the optional Credit Insurance will be cancelled (if applicable) by Credit Services when the flag is added to the account.

No collection activity will occur while this flag is applied to the account. Only Credit Services BALI Team can add or remove this flag.

Cease Communications: This is a Critical Event. When notification is received in writing or verbal notification is confirmed by Credit Services, we will immediately flag the account and cease collection activities.

This flag is applied to an account when a customer has requested that all collections communications are to cease and desist. If an account holder makes the request verbally, we will instruct the customer to submit the request in writing. If the verbal request is related to one of the other flags created for Critical Events (Represented by an Attorney for bankruptcy, litigation or other purpose, STOP Phone Calls, Customer Lawsuit or STOP Home Visits), the appropriate account flag for the Critical Event is to be used.

No collection efforts will be made on accounts with the Cease Communications flag. Credit Services will send the customer a letter acknowledging the Cease Communications request, as well as our legal options to obtain payment. Credit Services will evaluate the account to determine if litigation is the appropriate action concerning the account if the flag remains on the account once it is charged off.

To remove the Cease Communications flag, Credit Services must receive a written authorization from the customer. We will not accept a verbal request to rescind the previous Cease Communications request. The written authorization can be in the form of a letter or a new credit application; however, the authorization must be signed and dated by the customer with phone number(s) and address that the customer agrees to be used for collection activities. When the flag is removed, the customer may be eligible for future on-account purchases.

Customer Lawsuit: This is a Critical Event. When notification is received in writing, we will immediately flag the account and cease collection activities.

The Corporation has received a lawsuit from an attorney representing the customer. The flag will remain on the account until the lawsuit has been settled or completed.

The NI Alert Code will be added to the account by Credit Services when the flag is added to the account.

The account will not charge-off unless approval is given from the Legal Department, and no collection activity will be done when the Customer Lawsuit flag is applied. Credit Services will monitor the account monthly to determine the status of the account. Accounts with this flag are not eligible for a Past Due Adjustment in accordance with AR-145.

Represented by Attorney: This is a Critical Event. When notification is received verbally or in writing, we will immediately flag the account and cease collection activities.

Badcock received verbal or written notification from the customer or store personnel that the customer hired an attorney to represent them for a potential bankruptcy filing, or other legal action, but we have (i) not received the attorney information from the account holder or a letter of representation from the attorney (ii) received the attorney information but have not been able to confirm the attorney’s representation of the customer; or (iii) not received a bankruptcy notification.

The Account Flag report will be run monthly to update the status of accounts with the Represented by Attorney flag. If we do not receive payment within 120 days of flagging the account, the account will be set to charge off and we will evaluate the account to determine if litigation will be filed once it charges off.

There will be no collection activity when the Represented by Attorney flag is applied.

To remove the Represented by Attorney flag, Credit Services must receive a written authorization from the customer. We will not accept a verbal request to rescind the Represented by Attorney flag. The written authorization can be in the form of a letter, which must be signed and dated by the customer. When the flag is removed, the customer may be eligible for future on-account purchases.

STOP Phone Calls: This is a Critical Event. When notification is received verbally or in writing, we will immediately flag the account and cease collection activities.

Upon a customer’s request, whether verbally or written, that Badcock stop all collection phone calls, you must stop calling the customer immediately; and must submit a request to add STOP Phone Calls flag to the account using the Footprints Work Order process.

The flag will be added by Credit Services and all collection calls to the customer must stop immediately. While the flag is on the account, the customer will receive statements and payments can be made, but no new account sales can be made.

By requesting collection calls to stop, the customer has limited our ability to collect and raised their credit risk to us. This increased credit risk is grounds for us to freeze the account to prevent future on-account purchases.

To remove the Stop Phone Calls flag, Credit Services must receive a written authorization from the customer. The written authorization can be in the form of a letter or a new credit application; however, the authorization must be signed and dated by the customer with phone number(s) that the customer agrees to be used for collection calls.

Credit Services will only accept a verbal request to rescind the previous STOP Phone Call request if the call is received on our recorded line, and the Verbal Authorization Statement is read to the customer with an affirmative response. When the flag is removed, the customer will be eligible for future on-account purchases.

Chapter 13 Complete Discharged: The account holder completed the Chapter 13 bankruptcy plan approved by the court. Any remaining balance on the account will be cleared by CSARM BALI team.

A new credit report will be required to extend credit to the account after the bankruptcy has discharged. Re-activating a bankruptcy flagged account can only be done with a zero balance (Receivables or Charge-off). To remove the flag a work order must be submitted.

Only Credit Services BALI Team and authorized Credit Services personnel can remove this flag following the established Policies and Procedures.

Chapter 7 Discharged: The account holder received a discharge of the debt in the Chapter 7 bankruptcy case. We will have one attempt to contact the customer to repossess the merchandise we are Legally Entitled To. We cannot ask the customer for money.

A new credit report will be required to extend credit to the account after the bankruptcy has discharged. Re-activating a bankruptcy flagged account can only be done with a zero balance (Receivables or Charge-off). To remove the flag a work order must be submitted.

Only Credit Services BALI Team and authorized Credit Services personnel can remove this flag following the established Policies and Procedures.

Reaffirmation Pending: The BALI Team will add this flag when an attorney representing a Chapter 7 Active Bankruptcy customer requests a Reaffirmation Agreement. After the Chapter 7 Bankruptcy discharges, the signed Reaffirmation Agreement is received and scanned into the customer’s account file and payments are made per the agreement, the Reaffirmation Pending flag will be removed.

Once the Chapter 7 Active Bankruptcy and Reaffirmation Pending flags have been removed the account is no longer under bankruptcy protection and the account is restored to an active status. Only Credit Services BALI Team can add or remove this flag. Accounts with this flag are not eligible for a Past Due Adjustment in accordance with AR-145.

Charge-Off: The account has met the established criteria for non-payment to be charged-off. The account cannot be re- activated and the account holder or co-applicant cannot make future credit purchases if a balance remains on the account. To remove the flag a work order must be submitted.

Charge-Off Flag can be removed by any Credit Services Assistants as long as the established Policies & Procedures are followed. If a litigation related flag is also on the account, verification of any court costs or interest that may be owed is required prior to removing the Charge-Off flag in addition to the account having a zero balance (Receivables or Charge-off).

Court Payment Plan: The Court Payment Plan flag will be applied to an account upon the happening of either of the two following events:

The court did not enter a final judgment against the account holder (stays an entry of a final judgment) because the account holder entered into a pre-judgment stipulation with Badcock agreeing to make monthly payments. The pre-judgment stipulation is filed with the court.

Litigation resulted in a money judgment being entered against the account holder; however the court stayed execution of the judgment because the account holder agreed to enter in a stipulation to make payments on the judgment until it is satisfied. The stipulation is made part of the final judgment (sometimes also called a Consent Judgment).

The balance must be paid to zero and court costs paid before the Court Payment Plan flag can be removed. To remove the flag, a work order must be submitted. A new credit report will be required to re-activate the account for future finance purchases.

Failure to pay as agreed will result in the court either (i) entering a default judgment (in the case of a pre-judgment stipulation), or (ii) issuing execution of the judgment (in the case of a pre-judgment with stay of execution), upon a motion and/or affidavit being filed by Badcock. Depending on the result, the appropriate flag will be applied by Credit Services. Only Credit Services BALI Team can add or remove this flag.

Deceased: The Corporation has received appropriate documentation (death certificate) proving the account holder is deceased. The BALI Team will determine if filing a claim against the estate in Probate Court is an option. The NI Alert Code will be added to the account by Credit Services when the flag is added to the account,

Dispute: The Corporation has received appropriate documentation from the account holder to notify us of a dispute with the balance or the account. Credit Services will review the dispute and the supporting account documents to determine if the dispute is valid or not. Credit Services will complete the review and either resolve the dispute with the appropriate action or notify the account holder the balance is valid within 30 days of receiving the dispute. The NI Alert Code will be added by Credit Services when the flag is added to the account.

Fraud: Credit Services has received documentation proving the account was fraudulently created. Credit Services will consult with the Loss Prevention department to determine if additional action is to be taken, such as filing a police report or obtaining other documentation to verify the fraud.

The NI Alert Code will be added to the account by Credit Services when the flag is added to the account. Once the fraud has been proven and the account balance captured and charged to the store, Credit Services will clear the account balance and make the necessary reporting to the Credit Reporting Agencies to ensure the account does not report. Accounts with this flag are not eligible for a Past Due Adjustment in accordance with AR-145.

Insurance Claim Filed: The customer has filed and received approval for an insurance claim using the optional credit insurance. The Customer Insurance Department adds this flag when the customer submits an Unemployment or Disability Claim Form and approval and payment have been received. After the insurance claim is paid in full or no activity in excess of 45 days, the claim is closed and the Insurance Claim Filed flag is removed. An Insurance Claim Filed flag will NOT be placed on accounts with Property or Life submitted claims, regardless of the approval status.

No collection activity will occur while this flag is on the account. It’s recommended that stores review accounts with Insurance Claim Filed flags to determine if the claim is still active. If it’s determined the claim is not active, a request to remove the flag should be submitted to allow collection activities to continue if the account is past due.

Pending Litigation Approval: Accounts with this flag will be litigated. The Pending Litigation Approval flag will be added to the account while the BALI team gathers the necessary documents to place the account with the Attorney.

Litigation Active: Account is actively going through the Litigation process.

Flag Removed: In order for the Litigation Active flag to be removed (i) a final judgment for money (without a pay plan) must be received, or (ii) the customer must enter into a pre-judgment stipulation or stipulation on a judgment with stay of execution (sometimes called a Consent Judgment) under payment terms set forth in Court Payment Plan section above. The outcome of litigation will determine what flag will be added to the account when the Litigation Active flag is removed; Money Judgment (no payment plan), Court Payment Plan, Wage Garnishment, or Repossession.

The account must be paid to a zero balance along with court costs for the Litigation Active flag to be removed. To remove the flag, a work order must be submitted. A new credit report will be required to re-activate the account for future finance purchases.

Only the Credit Services BALI Team can add or remove this flag.

Litigation Incomplete: This flag means the account was either filed previously or was returned by the Attorney due to multiple reasons.

The entire balance on the account must be paid along with court costs if applicable before the Litigation Incomplete flag can be removed.

To remove the flag, a work order must be submitted. A new credit report will be required to re-activate the account for future finance purchases. Only Credit Services BALI Team can add or remove this flag.

Money Judgment (No Pay Plan): Litigation resulted in a money judgment against the account holder with no payment arrangements recorded with the court. This flag replaces the Litigation Active flag.

Any payments made to accounts flagged Money Judgment must be taken by Credit Services BALI Team to ensure we comply with the legal requirements to record a Satisfaction of Judgment within the required time frame when the balance is paid in full.

Do not quote a pay-off balance for accounts with the Money Judgment flag until you have confirmed what was awarded in the judgment. Credit Services must provide you with the total pay-off amount for these accounts. If interest was awarded in the Final Judgment the accrued interest must be paid before the Money Judgment flag can be removed.

For a Money Judgment flag to be removed; the balance must be paid to zero, court costs must be paid, and the Satisfaction of Judgment must be filed with the courts before the request to remove the flag will be processed.

To remove the flag, a work order must be submitted. A new credit report will be required to re-activate the account for future finance purchases. Only Credit Services BALI Team can add or remove this flag.

Wage Garnishment: Litigation resulted in a money judgment against the account holder and a wage garnishment was subsequently filed by Badcock and issued by the courts requiring the garnishment of the account holder’s wages to the amount of the judgment.

The balance must be paid to zero (Receivables or Charge-off) before the Wage Garnishment flag can be removed. Failure to pay as agreed will result in the filing of a Default Judgment against the customer. To remove the flag, a work order must be submitted. A new credit report will be required to re-activate the account for future finance purchases. Only Credit Services BALI Team can add or remove this flag.

Repossession: The account had merchandise on the LET repossessed and processed through STOREnet using the repossession process. The Repossession flag is automatically set when this process is used for a voluntary repossession (must be approved by CSARM).

A new credit report will be required to extend credit to the account after the repossession flag has been removed. Removing a Repossession flag can only be done with a zero balance (Receivables or Charge-off). To remove the flag a work order must be submitted. This Repossession date must be at least 25 months or longer for the flag to be removed.

Skipped: Field Services may submit a request to add the Skip flag to accounts they have verified the customer is no longer at the address provided.

Credit Services will require proof of correct address to remove a Skipped flag from accounts with a past due status.

Return Mail Flag: Due to the customer’s address we have in our system not matching the Post Office records (National Change of Address – NCOA) the mail being sent to the customer is being returned to us. This flag will serve as a notification to the store to verify the address is correctly entered into the system using the appropriate abbreviations and Address Line 1 in STOREnet. The Address Line 2 field should not contain any information.

The customer must be notified to either go online to the Official USPS Change of Address website update their address or go to the Post Office that serves them to update their address. Failure to notify the Post Office of their change of address will result in the mail continuing to be returned and the Return Mail flag being added to the account.

The Return Mail flag will prevent future purchases and the mailing of statements. The flag will block the sending of collection letters, but home visits and collection phone call activity will continue.

Credit Services will require proof of correct address to remove a Return Mail flag from accounts with a past due status.

Account Closed Customer Request: When customer contacts Credit Services requesting their account be closed, the Account Closed Customer Request will be added to the account. This flag is not to be used in conjunction with any of the Litigation, Bankruptcy, Repossession or Charge-Off flags.

Customer Documentation Needed: This is for accounts missing signed Credit Agreements. When it is discovered that a signed Credit Agreement is not on file or expired, a request to add the flag can be done using the Footprints Work Order process.

The flag will be added by Credit Services. To remove the flag, Credit Services must receive a copy of the signed and dated Credit Agreement. The signed Credit Agreement will cover transactions going forward from the date of the Credit Agreement.

180DLP: Credit Services will add this flag and the TX Alert Code to accounts monthly when the account reaches over 180 days since date of last payment. This flag will stop the addition of late fees and finance charges and prevent any sales transactions. Monthly, CSARM will run a report for accounts with this flag and remove the 180DLP flag and TX Alert Code if a payment has been made on the account or the past due has reached zero. This will enable finance charges and late fees to be assessed to these accounts after a payment is received.

60DLP: Credit Services will add this flag and the TX Alert Code to accounts monthly when the account reaches over 60 days since date of last payment for MS and FL stores only. This flag will stop the addition of late fees and finance charges and prevent any sales transactions. Monthly, CSARM will run a report for accounts with this flag and remove the 60DLP flag and TX Alert Code if a payment has been made on the account or the past due has reached zero. This will enable finance charges and late fees to be assessed to these accounts after a payment is received.

PDA Not Eligible: Accounts may receive a past due adjustment only once every six-months. When an account receives a past due adjustment, the PDA Not Eligible (No Past Due Adjustments) flag will be added to the account. While this flag is on the account, no past due adjustments can be made. When the flag add date reaches five months CSARM will remove the flag or if the account reaches a zero balance. The PDA Not Eligible flag removal process will be done monthly. Accounts with this flag are not eligible for a Past Due Adjustment in accordance with AR-145.

Bad Phone Number: When CSARM is notified a phone number associated with an account is a disconnected or no longer associated with the accountholder, the Bad Phone Number flag will be added. This is an information only flag. This flag will not stop purchases. When store or company personnel access an account with this flag, a new primary phone number should be obtained and entered into the Customer Settings. If a phone number is changed with the Bad Phone flag a work order should be submitted to remove the flag. CSARM will remove the flag and contact the number to verify the newly entered number is associated with the accountholder.

SMRA Plan: When CSARM adds the SMRA Plan to an eligible active duty military accountholder, the SMRA Plan flag will be added. While the flag is on the account, the customer will receive statements and payments can be made, but no new account sales can be made. An account with the SMRA Plan flag cannot have litigation filed on the account, however, all other collection activity is allowed.

Primary Multiple Accts: When Credit Underwriting discovers an accountholder is listed as the primary on more than one account, the Primary Multiple Accts flag will be added to both accounts. The flag will remain on the accounts until one of the accounts reaches a zero balance. This flag will prevent additional sales to either account while the flag is in place. When the flag is removed the SSN will be removed from one account and the credit limit on the account to remain active will have the credit limit verified to ensure it does not exceed the authorized credit limit.

Internal Review: Credit Underwriting will add this flag to accounts on a case by case basis for various reasons. The most common reason is related discrepancies during the credit application and approval process or if fraudulent activity is suspected. Accounts with this flag are not eligible for a Past Due Adjustment in accordance with AR-145.

Only the Director of Credit Underwriting can remove Internal Review flags from accounts.

Account Closed by Creditor: Credit Underwriting will add this flag to accounts on a case by case basis for various reasons. The most common reason is related discrepancies which have been confirmed through the credit application and approval process, or if fraudulent activity has been determined to have occurred during the application process.

Only the Director of Credit Underwriting can remove Account Closed by Creditor flags from accounts.

McCoy Law Firm TN: The account has been sent to our attorney for Tennessee accounts. This Law Firm will work the accounts similar to a third party collection agency. Accounts that do not pay will have litigation filed on them. The law firm must be contacted directly to make payments.

Law Office of Jennifer McCoy 615.500.8577 (numerous Tennessee stores) No payments can be accepted by the store or Credit Services.

Balance must be paid to zero (Receivables or Charge-off) and a new credit report is for the flag to be removed.

Finkelstein Law Firm: The account has been sent to our attorney for Tennessee accounts. This Law Firm will work the accounts similar to a third party collection agency. Accounts that do not pay will have litigation filed on them. The law firm must be contacted directly to make payments.

Finkelstein Kern Steinberg & Cunningham 865-525-0238 (numerous Tennessee stores) No payments can be accepted by the store or Credit Services.

Balance must be paid to zero (Receivables or Charge-off) and a new credit report is required for the flag to be removed.

TN Law Firms: The account has been sent to an attorney for Tennessee accounts. These Law Firms will work the accounts similar to a third party collection agency. Accounts that do not pay will have litigation filed on them. The law firm must be contacted directly to make payments. The law firm information is listed below and the stores they cover:

Jerre Hood	931.967.0838	(Winchester, TN store)
John B. Ingleson	615.895.3332	(Murfreesboro & Columbia TN stores)
Brian P. Mickles	423.266.1237	(Chattanooga & Cleveland TN stores)

No payments can be accepted by the store or Credit Services. Balance must be paid to zero (Receivables or Charge-off) and a new credit report is required for the flag to be removed.

American Alliance: The account has been sent to this Agency for possible litigation. This agency will work the accounts similar to a third party collection agency. Accounts that do not pay will have litigation filed on them. The Agency must be contacted directly to make payments.

American Alliance of Creditor Attorneys 833-222-3270 No payments can be accepted by the store or Credit Services.

Balance must be paid to zero (Receivables or Charge-off) and a new credit report is required for the flag to be removed.

Settlement: This is for accounts the CSARM Team has agreed to accept less than the total balance owed due to specific circumstances. The customer will receive a settlement letter outlining the settlement plan if the entire amount of the settlement is not paid at time of the offer. Settlement offers have a limited offer time period. If the settlement amount is not paid within the specific time period, the Settlement flag will not be applied and the entire remaining account balance will be due. Flag will only be added once customer pays the agreed upon settlement amount in full. At the company’s direction settlements will be offered on charge-off accounts not placed with third party agencies.

When the settlement amount is paid, Credit Services will remove the remaining balance and report the account to the credit bureau as paid less than full amount. The customer will not be eligible to have an active account for at least 5 years from the Settlement flag date.

Pulling credit and establishing credit limits for accounts flagged settlement will be done by Credit Services following the Flag Removal Credit Limit Procedure.

Employee Corporation - Corporate Stores Only: Corporate employees who sign the Employee Account Addendum will have this flag on their account. This flag will prompt a payroll deduction of ½ of MMP at each pay period. Accounts with this flag will not receive collection activity.

Credit Services will receive a list of employees from Human Resources for adding and removing Employee Corporation flags. This flag will be for corporate stores only.

AVANTEUSA – AVANTEUSA is a Third Party Collection Agency: The account has been sent to a third party collection agency to be worked. Customer must be referred to the Collection Agency (AVANTEUSA @ 1-866-618-9041) with any questions.

Payments can be accepted by the store or Credit Services.

Charge-off Balance must be paid to zero and a new credit report is required for the flag to be removed.

Phoenix – Phoenix is a Third Party Collection Agency: The account has been sent to a third party collection agency to be worked. Customer must be referred to the Collection Agency (Phoenix @ 1-855-342-6567) with any questions.

Payments can be accepted by the store or Credit Services.

Charge-off Balance must be paid to zero and a new credit report is required for the flag to be removed.

Sunrise – Sunrise is a Third Party Collection Agency: The account has been sent to a third party collection agency to be worked. Customer must be referred to the Collection Agency (Sunrise @ 1-844-727-2638) with any questions.

Payments can be accepted by the store or Credit Services. Charge-off Balance must be paid to zero and a new credit report is required for the flag to be removed.

GA Goodman Law Firm: The account has been sent to our attorney for Georgia accounts. This Law Firm will work the accounts similar to a third party collection agency. Accounts that do not pay will have litigation filed on them. The law firm must be contacted directly to make payments.

Law Offices of Emmett Goodman 877.354.3476

No payments can be accepted by the store or Credit Services.

Balance must be paid to zero (Receivables or Charge-off) and a new credit report is required for the flag to be removed.

AL Law Firm: The account has been sent to our attorney for Alabama accounts. This Law Firm will work the accounts similar to a third party collection agency. Accounts that do not pay will have litigation filed on them. The law firm must be contacted directly to make payments.

Law Offices of Key, Greer, Harrison & Casey 205.403.3484

No payments can be accepted by the store or Credit Services.

Balance must be paid to zero (Receivables or Charge-off) and a new credit report is required for the flag to be removed.

Smith Debnam Narron Law Firm: The account has been sent to our attorney for South Carolina, North Carolina and Virginia accounts. This Law Firm will work the accounts similar to a third party collection agency. Accounts that do not pay will have litigation filed on them. The law firm must be contacted directly to make payments.

Law Offices of Smith Debnam Narron Drake Saintsing & Myers, LLP 919-250-2142 or 888-704-0884

No payments can be accepted by the store or Credit Services.

Balance must be paid to zero (Receivables or Charge-off) and a new credit report is required for the flag to be removed.

Balance Uncollectable: Due to various reasons, Credit Services has determined collection activities will not continue for the remaining balance on the account. Any remaining balance on the account will be moved to Non-Accrual and the account will be charged-off during the monthly charge-off process.

The NI Alert Code will be applied when the Balance Uncollectable flag is added to the account. The NI Alert Code will be removed if the Balance Uncollectable flag is removed.

The account number cannot be used again by the customer to make finance purchases as long as the account has the Balance Uncollectable flag and any balance (Receivables or Charge-Off). Customers must have a zero balance (Receivable or Charge-off), and a new credit report pulled for customers with a Balance Uncollectable flag on a previous account to be eligible to make finance purchases.

This flag is used primarily for accounts assigned to locations 9046, 9047, 9048.

STOP Home Visits: Upon a customer’s request, whether verbal or written, that Badcock stop collection home visits, you must stop making collection home visits to the customer immediately, and submit a request to add STOP Home Visits flag to the account using the Footprints Work Order process or sending an email to your supervisor.

The flag will be added by Credit Services and all collection home visits to the customer must stop immediately. While the flag is on the account, the customer will receive statements and payments can be made, but no new account sales can be made.

By requesting collection home visits to stop, the customer has limited our ability to collect and thereby raised their credit risk to us. This increased credit risk is grounds for us to freeze the account to prevent future on-account purchases.

To remove the STOP Home Visits flag, Credit Services must receive written authorization from the customer signed and dated with a physical address that will be used for collection home visits if needed. We will only accept written authorization to rescind the previous STOP Home Visits request. Credit Services will only accept a verbal request to rescind the previous STOP Phone Call request if the call is received on our recorded line, and the Verbal Authorization Statement is read to the customer with an affirmative response. When the flag is removed, the customer’s will be eligible for future on-account purchases.

HPP: Credit Services will add this flag to accounts with a confirmed payment hardship in accordance with the CSARM Work Instructions. The customer has agreed to their account being closed to new activity until a zero balance is reached or the account has met the established criteria to remove flag. The account balance is transferred to a special Hardship Payment Plan in STOREnet. Payment default on this special hardship payment plan will result in the account charging off in accordance with the CSARM work instruction guidelines. The HPP flag cannot be removed from an account until the account balance reaches a zero balance or the account has met the established criteria to remove flag.

FL Opt Out: Accounts with this flag means that the customer opted out of our new contractual rate for the state of Florida. The flag was added by Credit Services. To remove the flag, Credit Services must receive a copy of the signed and dated Credit Agreement. The signed Credit Agreement will cover transactions going forward from the date of the Credit Agreement.

SCVA Opt Out: Accounts with this flag means that the customer opted out of our new contractual rate for the state of South Carolina or Virginia. The flag was added by Credit Services. To remove the flag, Credit Services must receive a copy of the signed and dated Credit Agreement. The signed Credit Agreement will cover transactions going forward from the date of the Credit Agreement.

TLO: This is an informational flag for the BALI team. Any accounts with this flag means that it is under review for possible litigation due to the delinquency of the account. This flag can be removed if the account has reached a zero balance or the account is no longer past due.

Dealer Employee: This is an informational flag for the CSARM team. Dealer and Dealer Employee accounts will have this information flag to alert the CSARM team and Retail Ops. The flag will be added when a Dealer or Dealer Employee is entered into STOREnet with a User ID, and it will be removed when the person is no longer employed by a Dealer store.

Legal Demand Letter: This flag is for accounts meeting our past due status criteria to receive a Legal Demand Letter from our approved Attorney(s). These accounts will receive correspondence from our Attorney notifying them of their options to avoid charge-off and possible litigation. When the flag add date reaches six months CSARM will remove the flag or if the past due has reached zero.

Pre Charge Off: This flag is for accounts meeting our past due status criteria that have been placed with a 3rd Party Collection Agency prior to charge-off. These accounts will receive correspondence and phone calls from our 3rd Party Collection Agency notifying them of their options to avoid charge-off and possible litigation. This flag will be removed if payment arrangements are met, a Settlement is successfully completed, or the account meets the criteria to be moved to Charge Off status. If payment arrangements are not made prior to the charge-off date of last payment criteria, the account will charge-off during the monthly charge-off process.

Payment Deferred: Accounts may receive a one-time payment deferral for the current payment due when there is a state of emergency or natural disaster. This one-time exception is only allowed during the period specified and only once every six-months. When an account receives a payment deferral for the extraordinary circumstance clause in accordance with AR-145, the Payment Deferred flag will be added to the account. When the flag add date reaches five months CSARM will remove the flag or if the account reaches a zero balance. The Payment Deferred flag removal process will be done monthly. Accounts with this flag are not eligible for a Past Due Adjustment in accordance with AR-145.

Do Not Text: This flag is for accounts that have received a text message that have replied STOP or have notified CSARM or any third-party collectors (verbally or in writing) that they would no longer like to receive text messages. This flag can only be removed with written consent that they would like to begin receiving text messages again.

ADI-Returned Mail: This flag is placed on an account when the new account welcome letter was either not deliverable by the post office or came back as returned. To remove the flag, Credit Underwriting must receive confirmation of customer address. Only credit underwriting can remove this flag after following approved policy & procedures.

AR-165: Safeguarding Customer Information

Effective Date: N/A

Supersedes: N/A

POLICY:

The Safeguards Rule requires Badcock to consider all areas of its operation, including areas that are particularly important to information security - its stores.

It is the policy of the W.S. Badcock Corporation (“Badcock”) to utilize Personal Data relating to its employees, customers, and suppliers only for legitimate business purposes. Such information will be collected, processed, stored, and transferred among Badcock retail locations wherever located, only in a manner consistent with Badcock business practices and policies, and in compliance with applicable laws.

Compliance. Failure to comply with this policy may result in disciplinary action or possible consumer-initiated legal action.

Ensuring Compliance of Safeguard Policy:

Protecting Computer Systems:

Effective security management includes the prevention, detection, and response to attacks, intrusions, or other system failures. In an effort to assist in the protection of customer information, WSBC implements industry-standard security counter-measures, which include, but are not limited to:

●	Anti-virus software, firewalls, and intrusion detection and protection systems.

●	Routine notifications of new viruses, security risks, and hoaxes shall be communicated on an “as-is” basis.

●	Offsite Internet access for employees to connect to the Badcock network from home or other off-site locations shall be protected by industry-standard accepted anti-virus software and kept up to date. Personal computers must also be kept current with all critical patches and updates by their operating system provider.

Protecting Customer Confidentiality:

●	Jackets, sales Orders, and other personal data must be out of sight of any third party.

●	Check references prior to hiring employees who will have access to customer information and train on GLB and Safeguard Rule.

●	Instruct and regularly remind all employees of the Safeguards Policy, and our legal requirement, to keep customer information secure and confidential.

●	Limit access to customer information to employees who have a business reason for seeing it.

●	Impose disciplinary measures for any breaches of the Safeguard Rule.

●	Store records in a secure area. Never leave records unattended and unlocked.

●	Ensure that storage areas are protected against destruction or potential damage from physical hazards, like fire or floods.

●	Dispose of customer information in a secure manner pursuant to W.S. Badcock Corporation’s document retention and shredding policy as well as the FTC Disposal Rule.

●	Report any fraudulent attempt by anyone to obtain customer information.

Prohibited Activities:

The disclosure of non-public customer information to unauthorized individuals is prohibited. Examples of unauthorized disclosure include, but are not limited to:

●	Providing customer names and addresses to any outside party (including non-profit) for marketing or fundraising.

●	Sharing customer account information or history outside of the office or with co-workers if there is not a legitimate business reason to do so.

●	Using or sharing customer information for any non-Badcock work-related purposes.

Employee Training:

Employees with access to non-public information shall be trained by the Dealer or Store Manager to take basic steps to maintain the security, confidentiality and integrity of customer information, including but not limited to:

●	Locking rooms and file cabinets where customer information is kept, where appropriate.

●	The need to change passwords as required and not post passwords near employees’ computers.

●	Disposal/destruction of non-public personal information.

●	Referring calls or other requests for customer information to designated individuals who have had safeguards training.

●	Recognizing any fraudulent attempt to obtain customer information and reporting it to the legal department or corporate security department.

●	Instruct and regularly remind all employees of the Safeguards Policy, and our legal requirement, to keep customer information secure and confidential.

General Information:

An Authorization to Release Information form must be completed by customers if they wish to have their account information shared with other individuals.

This authorization form will need to be completed for each person to whom the customer wishes their account information shared or discussed by the store. The names of these authorized people must be entered into the customer notes, and the identification of the accountholder and any authorized person must be verified prior to releasing any non-public information.

When in doubt regarding this policy – ASK.

AR-170: Accuracy and Integrity [Data furnisher duties – Credit reporting]

Effective Date: 05/22/2019

1. Purpose

The purpose of this policy is to ensure W.S. Badcock Corporation (“Badcock”) establishes, implements and maintains reasonable policies and procedures regarding the accuracy and integrity of the consumer information our company furnishes and reports to a consumer reporting agency (CRA) in compliance with 16 C.F.R. Part 660.3. Badcock is a data furnisher. As such, the Fair Credit Reporting Act (FCRA) along with governmental agencies such as the Consumer Financial Protection Bureau and the Federal Trade Commission impose many responsibilities on our organization. This policy addresses the steps we take to ensure the data we furnish to a credit reporting agency is accurate and complete. It also supplements the policies regarding our response to consumer disputes about the information we furnish to a credit reporting agency (CRA).

2. Scope

These policies and procedures apply to all Badcock employees, contractors, consultants, temporary workers, service providers, and any third parties who participate in furnishing information about consumer accounts to consumer reporting agencies.

3. General

Badcock will exercise reasonable efforts:

●	To furnish information about consumer accounts to consumer reporting agencies that is accurate; and

●	To furnish information about consumer accounts to consumer reporting agencies that has integrity.

●	Badcock will not knowingly furnish information related to a consumer account that is false, misleading, inaccurate, or incomplete.

4. Procedure

Duty to Review and Update - Policies and procedures related to the accuracy and integrity of reported credit information will be periodically reviewed semi-annually or more frequently if necessary, by the Compliance Department in conjunction with the Credit Services and Accounts Receivable Management Department (“CSARM”) and Legal Department based upon consideration of:

●	The business activities in which Badcock engages;

●	The nature and frequency of the information Badcock provides to CRAs;

●	The technology used by Badcock to furnish information to CRAs;

●	The nature, frequency and severity of any complaints or disputes Badcock receives in connection with its credit reporting activities; and

●	The impact of any mergers, portfolio acquisitions or sales, or other acquisitions or transfers of accounts on Badcock’s credit reporting process or the accuracy or integrity of the information furnished in order to prevent re-aging of the information, duplicative reporting, or other problems that may arise relating to the accuracy and integrity of the furnished information.

Data Furnisher Batch Process – Badcock furnishes information relating to consumers to one or more CRAs for inclusion in a consumer report through the electronic reporting system known as E-Oscar and under the standard data reporting format known as Metro-2. Badcock provides updates of consumer reports to the CRAs monthly using a batch process, wherein the Metro-2 file containing consumer account data is generated from StoreNet. The Information Technology Department (“IT”) is responsible for the creation of the Metro-2 file and the transmission of the file to the CRAs using a secure data encryption method. Such process is outlined in the IT Metro 2 process procedures and work instructions. Content of Data Furnished on an Account - The information relating to a consumer or a consumer account by Badcock will:

●	Identify the appropriate consumer;

●	Reflect the terms of and liability for the relevant account reported;

●	Reflect the consumer’s performance and other conduct with respect to the account;

●	Be substantiated by records in the possession of Badcock at the time the information is furnished;

●	Be furnished in a form and manner that is designed to minimize the likelihood the information may be incorrectly reflected in a consumer report;

●	Be deleted, updated, or corrected accordingly based upon:

●	An investigation of a dispute submitted either directly by a consumer to Badcock or received by Badcock from a CRA if the information reported is inaccurate;

●	The transfer of an account to a third party;

●	An investigation by Badcock concluding the consumer may be a victim of identity theft pursuant to our company’s identity theft prevention program; or

●	Payment of the account by the consumer.

In addition, any information furnished by Badcock to a CRA will be furnished in a standardized and understandable form, manner and with a date identifying the time period to which the information pertains.

Training - Staff training shall be conducted for all employees, officials, contractors, and service providers for whom it is reasonably foreseeable that they may be involved in the furnishing of information relating to consumers to consumer reporting agencies by Badcock.

Training regarding these policies and procedures shall take place at least annually, and additional training shall be provided to staff by the CSARM Department or as directed by the Compliance Department.

Practices of Contractors and Service Providers – The Compliance Department shall ensure the activities of all service providers and contractors whose activities may affect the accuracy or integrity of information about consumers furnished to CRAs by Badcock are conducted in accordance with these policies and procedures.

Internal Controls Regarding Accuracy and Integrity of Furnished Information – The management and staff of the CSARM, Compliance, and Legal Departments shall periodically, but no less than semi-annually, review the current standard procedures used to furnish information about consumers to CRAs to ensure information is reported accurately and with integrity as outlined in these policies and procedures.

The Internal Audit Department staff shall also perform a periodic review of a randomly selected sample of information provided to CRAs to ensure Badcock is adhering to these policies and procedures.

5. References and Related Documents

Document Number(if applicable)	Title
N/A	Metro 2 (Information Technology Department Procedure/Work Instruction)

6. Disciplinary and Remedial Action

In collaboration with HR, any violation of this policy will subject the employee to progressive remedial action, including immediate termination.

7. Record Retention

The human resources department shall note any confirmed violation of this policy by any employee in the employee’s personnel record. Records pertaining to this policy will be retained in the appropriate form and for the duration required under state and/or federal law, by the Human Resources department.

8. Review History

Date	Reviewed by	Description of Update
3/19/2019	CSARM; Legal; Compliance	Policy created.

9. Governance

Approving Body: Operational Compliance Committee	Date
Approval: Approved at meeting	4/19/2019

AR-175: Credit Reporting Accuracy and Integrity [Direct Consumer Disputes]

Effective Date: 05/22/2019

1. Purpose

The purpose of this policy is to detail the process by which W.S. Badcock Corporation (“Badcock”) timely recognizes and responds to consumer disputes submitted in writing, directly to Badcock by consumers at the address provided for in the Badcock Easy Purchase Plan Credit Agreement and Security Agreement (“Credit Agreement”).

As a furnisher of consumer information to a CRA, the Fair Credit Reporting Act (FCRA) imposes many responsibilities on our organization regarding consumer disputes including the duty to investigate and respond. Once a consumer submits a dispute directly to Badcock regarding any of the information we have furnished, we are required to investigate the dispute, determine the accuracy and integrity of the information we furnished and respond to the consumer. The Credit Services and Accounts Receivable Management Department (“CSARM”) is responsible for receiving and administering all direct consumer disputes.

2. Scope

This policy applies to all direct disputes related to a consumer account received directly from a consumer in writing. A direct dispute is a dispute submitted in writing directly to Badcock by a consumer concerning the accuracy of any information contained in a consumer report and pertaining to an account or other relationship that the furnisher has or had with the consumer.

3. General

Badcock will accept written disputes from consumers related to accounts in Badcock’s possession on which Badcock credit reports. On all written disputes that are not deemed frivolous or irrelevant, Badcock will perform a reasonable investigation of the dispute and respond to the consumer with the results of the dispute within 30 days. If the reasonable investigation reveals that information reported to credit reporting agencies (CRAs) is inaccurate, misleading, or incomplete, Badcock will notify all CRAs to which the information was reported to modify, block, or delete the information.

Frivolous or irrelevant disputes will include, but will not be limited to, disputes that have already been investigated and responded to or disputes that do not contain sufficient information to identify the account, or to identify the specific information disputed by the consumer. These disputes will be responded to within 5 days of receipt by Badcock with information explaining why the dispute was deemed frivolous or irrelevant and any missing information that may be necessary to initiate an investigation of the dispute.

For accounts that have not been credit reported by Badcock, these disputes will be deemed frivolous or irrelevant and will be responded to within 5 days of receipt with information to direct the consumer to other channels to resolve their dispute.

4. Procedure

Duty to Investigate - As a furnisher of consumer information to a CRA, Badcock is required to conduct a reasonable investigation of a direct dispute if the consumer submits a proper, written notice of dispute [See Contents of Dispute below] and it relates to:

●	The consumer’s liability for a credit account;

●	The terms of a credit account;

●	The consumer’s performance or conduct related to an account; or

●	Any other information related to the consumer’s credit standing, character, or reputation.

Contents of Written Dispute - The consumer must include the following information in the written notice of dispute before Badcock is required to investigate and respond and the notice must be delivered to the address posted by Badcock for this purpose.

If a CSARM employee of Badcock is in doubt as to whether the consumer’s dispute meets the required threshold to trigger our duty to investigate, the dispute shall be forwarded within 24 hours of receipt to the Compliance and Legal Departments for a final determination.

The consumer’s notice of dispute must include:

●	Sufficient information to identify the account or other relationship that is in dispute, such as an account number and the name, address, and telephone number of the consumer, if applicable;

●	Specific information the consumer is disputing and an explanation of the basis for the dispute; and

●	All supporting documentation or other information reasonably required by the furnisher to substantiate the basis of the dispute. This documentation may include, for example a copy of the relevant portion of the consumer report that contains the allegedly inaccurate information; a police report; a fraud or identity theft affidavit; a court order; or account statements.

●	Posted Address for Written Disputes – Badcock shall include the address for submitting direct disputes to Badcock’s attention (1) on the consumer report, (2) within the Credit Agreement,

Exceptions - Badcock is not required to investigate a direct dispute if the CSARM Department determines the dispute is related to:

●	The consumer’s identifying information such as the consumer’s name, date of birth, Social Security number, telephone number(s), or address(es);

●	The identity of past or present employers;

●	Inquiries or requests for a consumer report;

●	Information derived from public records, such as judgments, bankruptcies, liens, and other legal matters;

●	Information related to fraud alerts or active duty alerts;

●	Information provided to a consumer reporting agency by another furnisher; or

●	A dispute submitted by a credit repair organization. If Badcock has a reasonable belief the direct dispute was submitted by, prepared on behalf of, or submitted on a form supplied to the consumer by a credit repair organization or an entity that would be defined as a credit repair organization, if not for their non-profit status, a reinvestigation is not required. A credit repair organization cannot trigger a reinvestigation by contacting us directly on behalf of a consumer. Additionally, this exclusion applies to forms prepared by such organizations; thus, a consumer cannot trigger a reinvestigation by submitting a dispute directly to a data furnisher on a form supplied to the consumer by a credit repair organization.

Frivolous Disputes - Badcock is not required to investigate a direct dispute if it is determined the dispute is frivolous or irrelevant.

A dispute may be deemed frivolous or irrelevant if:

●	The consumer did not provide sufficient information to investigate the disputed information as outlined above; or

●	The dispute is substantially the same as a dispute previously submitted by or on behalf of the consumer, regardless of whether the dispute had been previously submitted directly or through a CRA, so long as the consumer has not provided additional supporting information regarding the dispute.

Upon a determination by the CSARM Department a dispute is frivolous or irrelevant, Badcock will notify the consumer of the determination within five business days of making the determination by mail or other means if authorized by the consumer. The notice must contain Badcock’s reasons for making the determination and identify what information is necessary to investigate the disputed information.

Reasonable Investigation Requirements - Upon receipt of a valid direct dispute, Badcock will review all relevant information provided by the consumer with the dispute notice, complete a reasonable investigation within 30 days of receipt, with the option for an additional 15 days if the consumer submits additional information during the 30-day period to investigate the consumer’s dispute and if the investigation finds the information reported was inaccurate, and promptly notify each consumer reporting agency to which Badcock provided inaccurate information of that determination and provide to the consumer reporting agency any correction to that information that is necessary to make the information provided by the furnisher accurate.

The CSARM Department will ensure our review of all relevant information provided by the consumer with the dispute notice includes the documents the consumer included with the dispute or transmits to us during the investigation period and Badcock’s own information with respect to the dispute.

Under no circumstances will Badcock simply remove the item from the consumer’s credit report without first conducting the reasonable investigation described above and responding to the consumer unless one of the exceptions listed above applies to the situation.

Valid and Invalid Direct Disputes - In the event a dispute is received from a consumer, be it written or oral, the debt should be marked as disputed on the consumer’s credit report. This will be true in all instances when a consumer disputes a debt, so long as the debt is being reported to a CRA.

Written Dispute Following a Cease and Desist - If a consumer submits a valid dispute directly to Badcock at the address posted for this purpose after sending a written cease communication request, Badcock will respond to the consumer solely to inform the consumer of the result of our investigation or to inform the consumer his or her dispute is frivolous or irrelevant.

Review by Compliance Department - The Chief Compliance Officer will monitor the dispute response process and compile a summary report of the ACDV disputes each month. This report will be analyzed by the Chief Compliance Officer and the Compliance Management Committee at its next scheduled meeting to identify any need for changes in our policies, procedures or investigative response plan, our Equal Credit Opportunity Act (ECOA) policies or procedures or our Unfair, Deceptive, Abusive Acts and Practices (UDAAP) policies and procedures.

5. Disciplinary and Remedial Action

In collaboration with HR, any violation of this policy will subject the employee to progressive remedial action, including immediate termination.

6. Record Retention

The human resources department shall note any confirmed violation of this policy by any employee in the employee’s personnel record.

Records pertaining to this policy will be retained in the appropriate form and for the duration required under state and/or federal law, by the CSARM department.

7. Review History

Date	Reviewed by	Description of Update
3/28/2019	CSARM; Legal; Compliance	Policy created.

8. Governance

Approving Body: Operational Compliance Committee	Date:
Approval: Approved at Meeting	4/19/2019

AR-180: Accuracy and Integrity [Indirect Dispute ACDV/e-OSCAR]

Effective Date: 05/22/2019

1. Purpose

The purpose of this policy is to detail the process by which W.S. Badcock Corporation (“Badcock”) timely recognizes and responds to consumer disputes submitted to our organization indirectly by way of a credit reporting agency (CRA).

As a furnisher of consumer information to a CRA, the Fair Credit Reporting Act (FCRA) imposes many responsibilities on our organization regarding consumer disputes including the duty to investigate and respond. Once a consumer submits a dispute to a CRA regarding any of the information we have furnished, the CRA is required to investigate the dispute and collect information from us about the accuracy and integrity of the information we furnished. As the data furnisher, we have a legal duty to investigate the dispute and respond.

2. Scope

This policy applies to any indirect dispute received by Badcock from a credit reporting agency.

An indirect dispute is a dispute submitted by the consumer to a CRA concerning the accuracy of any information contained in a consumer report and pertaining to an account or other relationship that Badcock has or had with the consumer.

3. General

Badcock will accept indirect disputes from consumers routed through CRAs via the e-OSCAR system. Any indirect dispute received by company name will trigger a reasonable investigation of the dispute and a response to the CRA with the results of the investigation within 15 days. This reasonable investigation will include all information at the disposal of Badcock as well as any information transmitted to Badcock by the CRA. If the investigation reveals that any information reported by Badcock to CRAs was inaccurate, misleading, or incomplete, Badcock will inform all CRAs to which the information was reported and request that this information be modified, blocked, or deleted.

4. Procedure

CRAs use an automated process called the Automated Credit Dispute Verification (ACDV) to route consumer disputes to Badcock. Upon receipt of an ACDV, Badcock, through its Credit Services and Accounts Receivable Management (“CSARM”) department will:

●	Log the dispute/ACDV in the company’s complaint and dispute management system;

●	Enter the date upon which Badcock must complete its investigation and file its response to the ACDV into the company’s complaint and dispute management system;

●	Assign the dispute for an investigation and forward the ACDV to the person responsible for conducting ACDV investigations;

●	Conduct a complete investigation regarding the disputed item to determine the accuracy and completeness of the information Badcock furnished to the CRA and which is the subject matter of the consumer’s dispute;

●	Include in our investigation a review of all relevant information relating to the dispute, including documents the CRA included with the ACDV or transmits to us during the investigation period and Badcock’s own information with respect to the dispute;

●	Under no circumstances simply remove the item from the consumer’s credit report without first conducting the reasonable investigation described above and responding to the ACDV;

●	Timely report the outcome of the investigation to the CRA [not the consumer];

●	If the investigation reveals information that is inaccurate or incomplete, inform all CRAs which compile and maintain consumer information on a nationwide basis of the result of the investigation; and

●	If an item is determined to be inaccurate, incomplete, or unverifiable, modify or delete the item in the consumer report or permanently block the reporting of that item.

Badcock must complete its investigation within the time frame dictated by the CRA in the ACDV notice of dispute. Administration by CSARM and Review by Compliance Department-The CSARM department will administer, oversee and monitor the dispute response process and compile a summary report of the ACDV disputes no less than quarterly. This report will be analyzed by the Compliance Department to identify any need for changes in our policies, procedures or investigative response plan, our Equal Credit Opportunity Act (ECOA) policies or procedures or our Unfair, Deceptive, Abusive Acts and Practices (UDAAP) policies and procedures.

5. References and Related Documents

Document Number(if applicable)	Title
CSARM Procedures/Work Instructions

6. Disciplinary and Remedial Action

In collaboration with HR, any violation of this policy will subject the employee to progressive remedial action, including immediate termination.

7. Record Retention

The human resources department shall note any confirmed violation of this policy by any employee in the employee’s personnel record.

Records pertaining to this policy will be retained in the appropriate form and for the duration required under state and/or federal law, by the CSARM department.

8. Review History

Date	Reviewed by	Description of Update
4/5/2019	CSARM; Legal; Compliance	Policy created.

9. Governance

Approving Body: Operational Compliance Committee	Date
Approval: Approved at meeting	4/19/2019

AR-185: Credit Reporting

Effective Date: 05/22/2019

1. Purpose

The purpose of this policy is to ensure W.S. Badcock Corporation’s (“Badcock”) compliance with its duties as a data furnisher to credit reporting agencies (CRAs) under the Fair Credit Reporting Act (FCRA).

2. Scope

This policy applies to all credit reporting operations of Badcock including the documentation and updating of account level information prior to credit reporting to a CRA.

3. General

Badcock is a data furnisher as defined by the FCRA and must provide credit reporting agencies with accurate and complete information about the consumer.

Badcock is committed to updating the consumer’s credit report with timely, accurate and complete information. Further, Badcock prohibits any employee from discussing the impact a payment or nonpayment may have on the consumer’s credit score, credit rating, credit worthiness or making any other statement to the consumer or any third party about his or her credit report.

4. Procedure

No employee of Badcock may remove an item from a consumer’s credit report for any reason. Removing an item from a consumer’s credit report may only be performed by authorized CSARM personnel following established procedures and work instructions. Consumer’s seeking removal of information from the consumer’s credit report shall be immediately transferred to the Credit Services department (“CSARM”). Upon receipt of the communication from the consumer (whether by phone, physical or electronic mail, or any other communication method), the CSARM department shall make an independent decision as to whether the account information or any other information reported by Badcock to the credit reporting agency was in error or the result of identity fraud.

Should it be determined any information was reported in error, the CSARM department shall submit a request to the credit reporting agency to update the previously reported information with accurate and complete information or flag the report as identity fraud. Any accounts removed from the consumer’s credit report by the CRA because they do not belong to the consumer or accounts that are flagged as identity fraud shall be closed.

.

During communications with the consumer or an authorized third party known to have accurate and complete information about the consumer, and information pertaining to personally identifiable information or account information Badcock has in its data base with regard to the consumer, the CSARM employee shall update and correct the information on the account and any tied accounts to reflect the updated information. The system shall automatically update the new information to the credit reporting agency.

All disputed accounts flagged as Fraud shall be escalated to the Loss Prevention Department. The Loss Prevention Department will investigate the potential fraud activity and report the incident to law enforcement if warranted. The Loss Prevention team will report back to CSARM the results of their investigation and CSARM will take the necessary steps to properly resolve the disputed fraudulent account based on their findings.

In the event an account is placed with a Law Firm for the purposes of Litigation, the CSARM team will flag the account with the appropriate law firm flag in STOREnet to prevent any additional sales or collection activity on the account. Badcock will not update or report any information to any CRA during the time an account is placed with a Law Firm. Any updates provided to any CRA will be handled by Badcock after the account is returned.

In the event an account is placed with a Collection Agency for the purposes of recovery collections, the Credit Services team will flag the account with the appropriate Collection Agency flag in STOREnet to prevent any additional sales or collection activity on the account by Badcock personnel. Any updates provided to any CRA will be handled by Badcock only after the account has been returned to Badcock from the Collection Agency.

If the Collection Agency elects to update the customer’s credit report during the time the account is placed with the agency, the agency must comply with all necessary FCRA requirements. Badcock will not update or report any information to any CRA during the time an account is placed with a Collection Agency.

In order to comply with this policy, Badcock shall report updates to consumer credit reports monthly to the credit reporting agency.

5. Disciplinary and Remedial Action

In collaboration with HR, any violation of this policy will subject the employee to progressive remedial action, including immediate termination.

6. Record Retention

The human resources department shall note any confirmed violation of this policy by any employee in the employee’s personnel record.

7. Review History

Date	Reviewed by	Description of Update
3/19/2019	CSARM; Legal; Compliance	Policy created.

8. Governance

Approving Body: Operational Compliance Committee	Date
Approval: Approved at meeting	4/19/19

AR-200: Payment Deferrals

Effective Date: 04/30/2020

POLICY:

To comply with any special regulations or acts in affect due to a declared state of emergency by the state or federal government or to protect accountholders good standing during a natural disaster or extraordinary circumstances, at our discretion, we may defer the current payment due only for our accountholders giving them additional time to make that payment and to avoid a late fee.

PAYMENT DEFERRAL PROCESS:

At our discretion, we will allow for one-off payment deferral requests or at cycle payment deferrals for accounts rolling from Current to 1-30 past due status during extraordinary circumstances.

For either option, only the Current Payment Due will be deferred to avoid a late fee being added to the account. If a one- off request is granted, the past due status of the account will not change due to the Current payment adjustment. The accountholder will remain past due until past due payments are made.

The Payment Deferred flag will be added to the account and remain on the account for five months to avoid another payment deferral being granted. When processing a deferral, the Credit Services agent will need to set a future payment on the collection system (Windebt) before it gets approved and completed by management.

Accounts with a Payment Deferred flag will not be eligible for a Past Due Adjustment under our normal guidelines. Monthly, CSARM will review Payment Deferred flagged accounts and the flag will be removed when the flag add date reaches five months.

RS-015: SafeGuard Rule

Policy RS-015 – SafeGuard Rule

Effective Date: 01/29/2020

Safeguards Rule History and Guidelines

As Badcock and it’s stores collect personal information from customers, such as their names, addresses and phone numbers, bank and credit card account numbers, income and credit histories, account information, and Social Security numbers, we are required to follow the Gramm-Leach Bliley Act (GLB). Under this act, Badcock is required to provide an annual privacy policy notice to our customers. The Federal Trade Commission (FTC) has issued the Safeguards Rule under the GLB.

Under the Safeguards Rule, Badcock must:

●	Maintain physical, electronic, and procedural safeguards that comply with applicable laws and regulations to protect the confidentiality and security of nonpublic personal information pertaining to our customers.

●	Protect against any anticipated threats or hazards to the security and integrity of such records.

●	Protect against unauthorized access to or use of such records or information which could result in substantial harm or inconvenience to any customer.

Badcock’s Requirements under the Safeguards Rule:

The Safeguards Rule requires Badcock to maintain a written information security plan that describes its program to protect customer information. As part of our plan, Badcock must:

●	Designate one or more employees to coordinate the safeguards;

●	Identify and assess the risks to customer information in each relevant area of the Company’s operation, and evaluate the effectiveness of the safeguards for controlling these risks;

●	Design and implement a safeguards program, and regularly monitor and test it;

●	Select appropriate service providers and contract with them to implement safeguards; and

●	Evaluate and adjust the program in light of relevant circumstances, including changes in the Corporation’s business arrangements or operations, or the results of testing and monitoring of safeguards.

In addition to developing our own safeguards, Badcock is responsible for taking steps to ensure that Dealers, Corporate stores, and service providers safeguard customer information in their care. Because of this federal requirement, Badcock has adopted a Safeguarding Customer Information policy.

RS-020: Disposal Rule

Policy RS-020 – Disposal Rule

It is very important to remember that much of the consumer information that we handle on a day-to-day basis is non-public information. With this in mind, all non-public information must be held in the strictest confidence, and when it is no longer required to be retained it should be destroyed pursuant to the Corporation’s policy of shredding and the Federal Trade Commission’s (FTC) Disposal Rule.

FTC Disposal Rule

The FTC Disposal Rule essentially provides enhanced protection to prevent identity theft by responsibly disposing consumer information.

The FTC Disposal Rule requires all entities to take “responsible measures” to keep “consumer information derived from a credit report” out of the hands of those who are not authorized to see or use it. Essentially, it is intended to provide enhanced protection against identity theft.

The law covers all consumer information from or derived from a consumer report in paper, electronic, or other forms.

Compliance

In order to assure compliance with the rule and protection of our customers, the following is required of all Corporate and Dealer Stores and Corporate Personnel handling consumer credit information:

●	After the necessary retention period, shred all paper records with respect to customer information from or derived from a credit bureau report.

●	With respect to electronic information, after the necessary retention period, erase or otherwise destroy computer disks or erase information from computer hard drives or storage files when it is no longer needed.

●	Create policies and procedures for the disposal of paper records and electronic information.

●	Audit the disposal practices to confirm compliance and to make sure nothing is overlooked.

RS-030: Fair Credit Billing Act – FCBA

Policy RS-030 – Fair Credit Billing Act - FCBA

Fair Credit Billing Act – FCBA

The Fair Credit Billing Act (FCBA) is an amendment to the Truth in Lending Act intended to protect consumers from unfair billing practices and to provide a mechanism for addressing billing errors in “open end” credit accounts, such as Badcock In- Store Credit Accounts.

Prior to engaging in any collection efforts, creditors must first be sure all consumer disputes and requests for information are responded to and explained.

Creditors who fail to comply with FCBA, amongst other penalties, lose the right to collect the amount in error, including any finance charges. A customer may also choose to sue the creditor in violation and in the case they win, may be awarded damages, plus twice the amount of any finance charge.

Applicable disputes about billing inquiries/errors:

●	Unauthorized charges

●	Charges that list the wrong date or amount

●	Charges for goods/services that weren’t accepted or delivered as agreed

●	Math errors

●	Failure to post payments and other credits, such as returns

●	Failure to send bills to the current address provided the customer has supplied a change of address at least twenty(20) days before the billing period ends

●	Disputes about the quality of goods and service are not “billing errors,” so FCBA does not apply.

Billing inquiry from consumer:

FCBA is triggered when the consumer contacts the Billing Inquiries address listed on the statement.

●	Written notice of dispute sent to Billing Inquiries address on customer statement no later than sixty (60) days after the creditor’s first transmitted billing statement.

●	Oral notification is not sufficient.

Creditor’s responsibilities:

●	Customer Statement – open ended creditors must send a customer statement stating the due date and possible late charges

●	Post Customer Payments - credit all payments to a customer’s account on the date they’re received

●	Timely Credits and Refunds - promptly credit or refund overpayments and other amounts owed to a customer’s account

●	Acknowledgement of Receipt - the creditor must acknowledge receipt of the notice in writing within thirty (30) days after receiving it, unless the problem has been investigated and resolved.

●	Error Investigation - The creditor must investigate and resolve the billing error dispute within two (2) complete billing cycles, unless the creditor decides to correct the account as requested or the notice is withdrawn by.

●	Correction of Error - If an error has occurred, it must be corrected, notice must be mailed to the consumer, and the correction must be reported to each credit reporting agency notified of a delinquency.

●	Response of No Error - If it is determined that there was no billing error, the creditor must mail or deliver an explanation of its reasons, plus documentation evidencing the conclusion.

Store compliance:

●	Forward billing dispute notice to the Collections Department promptly for proper processing.

●	Remind customers that oral notification of billing disputes is not sufficient.

●	Cease any and all collection activity until the Corporation has had an opportunity to comply with the provisions of FCBA.

●	Do not close the account or restrict it in any way.

●	If a customer requests a complete audit of their account, please contact the Collections department in Mulberry.

RS-035: Fair Credit Reporting Act – FCRA

Policy RS-035 – Fair Credit Reporting Act - FCRA

The Fair Credit Reporting Act (FCRA) enables consumers to obtain information from credit reporting agencies and holds reporting agencies accountable for compliance to procedures and regulations.

Relating to Badcock, stores and the main office are responsible for the following:

●	A consumer report may only be used for permissible business use – establishing a Badcock credit account.

●	A consumer report must remain confidential and may not be disclosed or delivered to third parties.

●	Written notice must be supplied to applicants being declined credit and must include the reason for decline and address of the agency that furnished the credit report.

●	Any applicant that disputes any information contained in their report must be reported to the Collections department.

RS-040: Fair and Accurate Credit Transaction Act - FACT Act

Policy RS-040 – Fair and Accurate Credit Transaction Act – FACT Act

The Fair and Accurate Credit Transaction Act or FACT Act, as it is commonly called, amends the Fair Credit Reporting Act (FCRA) and is intended to protect consumer private information. Credit bureaus will provide certain alert information as part of the credit bureau reports to indicate potential risk, fraud and/or identity theft.

Upon receipt of an alert, stores are required to complete a FACT ACT / Red Flag Verification Form. Stores may also be required to take specific actions to verify the applicant’s identity before granting credit or increasing the credit limit on an existing account.

Initial Fraud Alert:

This will be an alert that is placed on the credit bureau file for anyone who asserts in good faith a suspicion that they have been or are about to become the victim of fraud. This alert will be on file for at least ninety (90) days.

Active Duty Alert:

This will be an alert that is placed on the credit bureau file at the request of active duty military personnel. This alert will remain on the file for a period of not less than twelve (12) months.

Extended Fraud Alert:

This will be an alert that is placed on the credit bureau file for anyone that submits an identity theft report to one of the national consumer reporting agencies. This alert will remain on the file for a period of up to seven (7) years.

Address Discrepancy Alert:

This alert will be returned when the address used on the Credit Application and input as part of the inquiry, does not match any of the addresses in the credit bureau file.

RS-045: Fair Debt Collection Practices Acts – FDCPA

Policy RS-045 – Fair Debt Collection Practices Acts - FDCPA

The Fair Debt Collection Practices Acts (FDCPA) is the most important legislation affecting the credit and collection industry. The findings and purpose of these acts are to eliminate abusive, deceptive and unfair collection practices.

In addition to Federal FDCPA, many states have adopted collection legislation.

NOTE: Even if no state statute on collection practices exists, most states prohibit “abusive or unconscionable” collection practices. Creditors and their agents are subject to these state laws. In its analysis of whether a collection practice is abusive or unconscionable, a state court will examine FDCPA to determine whether the practice is identified as a violation. If the activity does qualify as a violation, the court will most likely decide that an abusive or unconscionable collection practice took place under state law. The procedure of the court is to use FDCPA as the standard to measure the abusive collection activity and then apply the general terms of the state law to the activity.

Badcock policy requires that you comply with FDCPA and all state laws with respect to collection practices. It is your obligation to be well versed and remain in compliance with collection practices laws and Badcock policy related to collections.

Acquisition of Location Information

When communicating with a person other than the customer to locate a customer:

●	Clearly identify yourself

●	Only confirm/correct location information

●	DO NOT stat any information about the account

Ex. Whether the customer owes Badcock money or merchandise.

●	Communication with the Customer and Third Parties

●	Various laws limit communication concerning the debt to the customer:

●	DO NOT discuss any account information with any relatives, third party or service provider.

●	Communicating with any third party about the debt is prohibited.

Time and Place of Contact

●	Contact cannot be made at any unusual time or place known to be inconvenient to the customer.

●	Usual convenient time for contact - between 8:00 a.m. and 9:00 p.m.

●	Sunday calls are not suggested

●	Unless efforts have been made during the week to contact the customer without success

●	Do not contact the customer at their place of employment.

●	The call may be overheard by fellow employees. The customer may be prohibited from taking personal calls at work, and such call may interfere with their job.

Attorney Representation

●	If a customer is represented by an attorney concerning the debt, contact must be made through the Legal Department.

Cease Communication

●	If the customer advises you in writing that he or she does not wish to be contacted in connection with the debt, cease collection efforts immediately and contact the Legal Department for further instructions.

Answering Machines

●	The answering machine may be accessible to more than just one party and any message left may be over heard by another party. Therefore, when leaving a message it must be addressed to the individual only, and a request for a return call and the number to contact you.

Prohibited Collection Activity

Harassment & Abuse

In your collection efforts, you may not engage in any conduct which harasses, oppresses, or abuses the customer. Without limiting the general application of the foregoing, the following are considered violations and are prohibited:

Threats of Violence

The use of or threat to use violence or other criminal means to harm the physical person, reputation, or property of any customer is prohibited.

Such statements such as: “Now were going to get tough here,” or “We’re going to get you one way or another,” are clear examples of threats.

Obscene Language

The use of obscene or profane language, the natural consequence of which is to abuse the customer, is prohibited. Religious slurs, profanity, obscenity, calling the customer a deadbeat or a liar, and the use of sexual or racial epithets are clear examples.

Publication of a List

Advertising the debt for sale, or shaming the customer to coerce payment by publishing a customer debt so that others can see it is prohibited.

Repeated Telephone Calls

Multiple contacts with the customer may constitute a violation. Certainly, causing the telephone to ring or engaging any person in telephone conversation repeatedly with the intent to annoy or abuse is prohibited.

Failing to identify yourself

Failing to disclose your identity to the customer in connection with a telephone call is considered harassment.

False or Misleading Representation

Any false, deceptive, or misleading representation to collect a debt is prohibited. Without limiting the general application of the foregoing, the following are considered violations and are prohibited:

Affiliation with Government

The false representation that you are affiliated with, vouched for, or bonded by the United States or any state, including the use of any badge, uniform, or facsimile, is a violation.

Misrepresentation of Amount of Debt

The false representation of the character, amount, or legal status of any debt is prohibited.

Misrepresenting use of Attorney

The representation or implication that you are an attorney or that any communication is from an attorney is prohibited. The use of the words “Plaintiff v. Defendant” without an actual suit being filed is prohibited.

Threat of Arrest

A statement that nonpayment of the debt may result in the arrest or imprisonment of the customer is prohibited. To threaten the consumer with seizure of property or wages, without disclosing that court orders may be required for any such action is also prohibited.

Threatening Action That Is Not Intended

The threat to take any action that cannot legally be taken or is not intended is prohibited.

Falsely Implying a Criminal Act

The false representation that the customer has committed any crime or other conduct in order to disgrace the customer is prohibited.

Simulated Legal Process or Governmental Communication

The use of or distribution of any written communication which simulates or is falsely represented to be a document authorized, issued, or approved by any court, official, or agency of the United States is prohibited. The false representation or implication that a document is legal process is prohibited. The use of return addresses and the form or shape of envelopes indicating that the letter is being mailed from a governmental office is prohibited.

Use of Any other Business Name

You may not use any name that would falsely imply that another party is involved in the collection of the debt. You must use your name when dealing with the customer. The use of any business, company, or organization name other than your true name or business name is prohibited.

Deceptive Forms

Designing or furnishing forms knowing they are deceptive or will be used to deceive the customer into believing that someone other than you is collecting the debt is prohibited.

UNFAIR PRACTICES

Any unfair or unconscionable means to collect or attempt to collect a debt is a collection practice violation. Without limiting the general application of the foregoing, the following are considered violations and are prohibited:

Collection Charges

The collection of any incidental charges, such as a service fee, to the collection of the debt is prohibited.

Post Dated Checks

Depositing or threatening to deposit any postdated check prior to the date on such check is prohibited. The solicitation of a postdated check for the purposes of threatening or initiating criminal prosecution is prohibited. Our policy prohibits accepting post-dated checks for account payments.

Communicating By Post Card

Communicating with a customer by post card regarding the debt is prohibited.

Language or Symbol

Using any language or symbol other than your address on any envelope when communicating with the customer is prohibited.

LEAST SOPHISTICATED CONSUMER:

In cases where courts try to determine whether a violation of collection practices has occurred, the courts use the test of the “least sophisticated consumer,” which means if anyone on the low side of reasoning capacity would believe that certain conduct constituted a collection practices violation, then a violation will have occurred.

RS-050: Red Flags - Identity Theft and Address Discrepancies

Policy RS-050 – Red Flags – Identity Theft and Address Discrepancies

1. Purpose.

The purpose of this policy is to establish the process by which W.S. Badcock Corporation (hereinafter “Badcock”) implements and manages its compliance with the Fair Credit Reporting Act as amended by the Fair and Accurate Credit Transactions Act (FACT Act) and the Red Flag, Identity theft and Address Discrepancy rules (hereinafter the “Red Flag rules”), which require Badcock to develop and provide for the continued administration of a written program to detect, prevent, and mitigate identity theft in connection with the opening of a covered account or servicing any existing covered account.

2. Scope.

This policy applies to all employees of Badcock and service providers (including dealers) who interact with consumers concerning a Badcock account.

3. General

Badcock’s Identity Theft and Address Discrepancy Program (the “Program”) is designed to comply with Sections 114 and 315 of the FACT Act. Section 114 of the FACT Act and its implementing regulations require financial institutions to develop and implement a written identity theft prevention program that is designed to detect, prevent, and mitigate identity theft in connection with the opening of a covered account or any existing covered account. Section 315 of the FACT Act and its implementing regulations require users of consumer reports to develop and implement reasonable policies and procedures designed to enable the user to form a reasonable belief that a consumer report relates to the consumer about whom it has requested the report, when the user receives a notice of an address discrepancy.

Badcock treats the potential for identity theft very seriously and understands that the best way to prevent identity theft is to have strong policies, procedures and internal controls in place for the opening of accounts and the continued servicing of existing accounts. Under the Program, Badcock has developed and implemented policies and procedures, training and testing to prevent, detect and mitigate the impact of identity theft. We have also implemented controls to help identify and eliminate reasonably foreseeable identity theft related risks to consumers associated with Badcock accounts.

4. Definitions

Active Duty Alert: An alert that is placed on the credit bureau file at the request of active duty military personnel. This alert will remain on the file for a period of not less than twelve (12) months.

Address Discrepancy Alert: An alert returned when the address used on the Credit Application and input as part of the inquiry, does not match any of the addresses in the credit bureau file.

Covered account: Any account, whether revolving or otherwise, that Badcock offers or maintains, primarily for personal, family, or household purposes that involves or is designed to permit multiple payments or transactions. It includes any other type of account that Badcock offers or maintains for which there is a reasonably foreseeable risk for identity theft.

Extended Fraud Alert: An alert that is placed on the credit bureau file for anyone that submits an identity theft report to one of the national consumer reporting agencies. This alert will remain on the file for a period of up to seven (7) years.

Identity Theft: A fraud committed or attempted using the identifying information of another person without authority.

Initial Fraud Alert: An alert that is placed on the credit bureau file for anyone who asserts in good faith a suspicion that they have been or are about to become the victim of fraud. This alert will be on file for at least ninety (90) days.

Office of Foreign Assets Control (OFAC) Alert: An alert that is placed on the credit bureau file for anyone who may be potentially be listed on OFAC’s Specially Designated Nationals (SDN) list or one of OFAC’s other sanction lists.

Red Flag: A pattern, practice, or specific activity that indicates the possible risk of identity theft.

Safescan Alert: An alert that is created when Safescan, a fraud prevention tool, finds that the consumer-provided information is questionable or potentially suspicious.

5. Identification of Red Flags

A. Risk Factors – Badcock has considered the following factors in identifying relevant Red Flags for covered accounts:

1.	The types of covered accounts it offers and maintains;

2.	The methods it provides to open its covered accounts;

3.	The methods it provides to access a covered account; and

4.	Its previous experiences with identity theft.

B. Sources of Red Flags – Badcock has incorporated relevant Red Flags from sources such as:

1.	Incidents of identity theft that Badcock has experienced;

2.	Methods of identity theft that Badcock has identified that reflect changes in identity theft risks; and

3.	Applicable supervisory guidance.

C. Categories of Red Flags – Badcock considers information from the following sources and categories to help prevent, detect, and mitigate identity theft involving any covered account.

1.	Alerts, notifications, or other warnings received from consumer reporting agencies or service providers, such as fraud detection services;

2.	The presentation of suspicious documents;

3.	The presentation of suspicious personal identifying information, such as a suspicious address change;

4.	The unusual use of, or other suspicious activity related to, a covered account; and

5.	Notice from consumers, service providers and third parties, victims of identity theft, law enforcement authorities, or other persons regarding possible identity theft in connection with a covered account.

Examples of Red Flags from each of the above sources/categories are outlined below.

Alerts, Notifications or Warnings from a Consumer Reporting Agency

●	A Safescan or similar warning is included with a consumer report that may indicate the potential for identity theft.

●	An Office of Foreign Assets Control (hereinafter “OFAC”) alert is included with a consumer report or reported to Badcock.
●	A fraud (initial or extended) or active duty alert is included with a consumer report.

●	A consumer reporting agency provides notice of credit freeze in response to a request for a consumer report.
●	A notice of address discrepancy is provided by a consumer reporting agency.

Suspicious Documents

●	Documents presented for identification appear to have been altered or forged.

●	The photograph or physical description on the identification is not consistent with the appearance of the applicant or customer presenting the identification.

●	Other information on the identification is not consistent with information provided by the person opening the account or customer presenting the identification.

●	Other information on the identification is not consistent with readily accessible information that is on file with Badcock.

●	An application appears to have been altered or forged, or gives the appearance of having been destroyed or reassembled.

Suspicious Personal Identifying Information

●	Personal identifying information provided is inconsistent when compared against external information sources used by Badcock. For example:

▪	Identification address does not match address provided by a consumer reporting agency.

▪	The Social Security number is listed on the Social Security Administration’s death master file.

●	Personal identifying information provided by the customer is not consistent with other personal identifying information provided by the customer. For example, there is a lack of correlation between the Social Security range and date of birth.

●	Social Security number has been issued by the Social Security Administration within the last five years.

●	Personal identifying information provided is associated with known fraudulent activity as indicated by internal or third party sources used by Badcock. For example, the address or phone number on an application is the same as the address and phone number provided on a fraudulent application.

●	Personal identifying information provided is a type commonly associated with fraudulent activity as indicated by internal or third party sources used by Badcock. For example:

▪	The address provided is identified as fictitious, a mail drop, or a prison.

▪	The phone number is invalid.

●	The Social Security number provided is the same as that submitted by other persons opening an account or other customers.

●	The address or telephone number provided is the same or similar to the address or telephone number submitted by an unusually large number of other persons opening accounts or by other customers.

●	The person opening the covered account or the customer fails to provide all required personal identifying information on an application or in response to notification that the application is incomplete.

●	The person opening the account or the customer cannot provide authenticating information beyond that which would be available from a wallet or consumer report.

The Unusual Use of, or Suspicious Activity Related to the Covered Account

●	Shortly following the notice of a change of address for an account, Badcock receives a request for the addition of authorized users on the account.

●	A new Badcock account is used in a manner commonly associated with known patterns of fraud, such as the majority of available credit is used for merchandise that is easily convertible to cash and first payment defaults.

●	An account is used in a manner than is not consistent with established patters of activity on the account. For example:

▪	Non-payment when there is no history of late or missed payments;

▪	A material increase in the use of available credit, including a request for a substantial increase;

▪	A material change in purchasing or spending patterns.

●	A covered account that has been inactive for a reasonably lengthy period of time is used.

●	Mail or statements sent to the customer is returned repeatedly as undeliverable although transactions continue to be conducted in connection with the customer’s covered account.

●	Badcock is notified of unauthorized charges in connection with the customer’s account.

●	Badcock is notified that the customer is not receiving account statements.

Notice from consumers, service providers and third parties, victims of identity theft, law enforcement authorities, or other persons regarding possible identity theft in connection with a covered account

●	Badcock is notified by a customer, a victim of identity theft, law enforcement authority, or any other person that it has opened a fraudulent account for a person engaged in identity theft.

6. Detecting Red Flags

Having identified the potential Red Flags as outlined above, Badcock seeks to detect Red Flags in connection with opening and servicing Badcock accounts by:

A. Obtaining identifying information about, and verifying the identity of, a person making an application to open a new account or access an existing account, for example, using the policies and procedures regarding identification and verification of customers; and

B. Authenticating consumers, monitoring transactions, and verifying the validity of change of address requests, in the case of existing covered account.

7. Preventing and Mitigating Identity Theft

Once a Red Flag has been detected by a Badcock employee or store personnel or a customer, law enforcement, or any other person notifies Badcock of possible identity theft in connection with a covered account or an existing covered account, CSARM or the Legal Department must be notified. The Senior Vice President of Credit Services and Account Receivables Management (CSARM) or his/her designee will determine Badcock’s response(s) to any Red Flags detected or identified. Such response(s) will be commensurate with the degree of risk posed and consideration of all the facts and circumstances. Appropriate responses may include, but are not limited to, the following

●	Denying an applicant’s request to open an account;

●	Denying access or use of an existing account;

●	Monitoring a covered account for evidence of identity theft;

●	Contacting the customer;

●	Changing any passwords, security codes, or other security devices that permit access to the covered account;

●	Reopening a covered account with a new account number;

●	Notifying any credit reporting agencies to which Badcock has furnished information in connection with a covered account or any consumer associated with a consumer account;

●	Closing an existing covered account;

●	Not attempting to collect on a covered account;

●	Notifying law enforcement; or

●	Determining that no response is warranted under the particular circumstances.

8. Updating the Program

This program will be reviewed periodically to reflect changes in risks to customers or to the safety of Badcock due to experiences with identity theft, changes in methods to detect, prevent or mitigate identity theft or changes in the business such as mergers, acquisitions, joint ventures or service provider arrangements.

9. Oversight and Administration; Reporting

The Board of Directors is ultimately responsible for the implementation and oversight of the Red Flag Program. The Board has designated the Vice President of Compliance to be the Compliance Officer. The Board has commissioned a Compliance Oversight Committee and the Compliance Officer shall report to the Compliance Oversight Committee and/or the Board not less than annually on the Red Flag Program.

The Vice President of Compliance in collaboration with the Senior Vice President of CSARM will prepare the Red Flag Program report and address material matters related to identity theft and red flags and evaluate issues such as:

●	The effectiveness of the policies and procedures of Badcock in addressing the risk of identity theft in connection with the opening of covered accounts and with respect to existing covered accounts;

●	Service provider arrangements;

●	Significant incidents involving identity theft and management’s response;

●	Recommendations for material changes to policies, procedures, training, testing, or controls.

10. Other Legal Requirements

Badcock will monitor other related legal requirements that may be applicable, such as:

●	Implementing any requirements under 15 U.S.C. 1681c-1(h) regarding the circumstances under which credit may be extended when the financial institution or creditor detects a fraud or active duty alert;

●	Implementing any requirements for furnishers of information to consumer reporting agencies under 15 U.S.C. 1681s-2, for example, to correct or update inaccurate or incomplete information, and to not report information that the furnisher has reasonable cause to believe is inaccurate;

●	Complying with the prohibitions in 15 U.S.C. 1681m on the sale, transfer, and placement for collection of certain debts resulting from identity theft; and

●	Complying with applicable state data breach, data security laws, data security controls, identity theft and red flag laws and requirements.

11. Responsibilities

Roles / Process Area	Responsibilities
Legal, CSARM, Management	Administer monitoring in collaboration with Compliance Department
Compliance Department	Oversee Compliance Training Program: work with CSARM to ensure monitoring in place. Report to the Board of Directors annually on the Red Flag Program.

12. References and Related Documents

Document Number	Title
AR-005	Credit Approval
AR-015	Credit Report

13. Disciplinary and Remedial Action

Any violation of this policy will subject the employee or vendor/service provider to progressive remedial action, including but not limited to, immediate termination as applicable.

14. Record Retention

The human resources department shall note any confirmed violation of this policy by any employee in the employee’s personnel record. Records pertaining to this policy will be retained in the appropriate form and for the duration required under state and/or federal law, by the human resources department.

15. Review History

Date	Reviewed by	Description of Update
7/11/2018	Operational Compliance Committee	Policy reviewed and approved.
8/14/2018	Board of Directors	Policy reviewed and approved.

16. Governance

Approving Body: Board of Directors Date:

Approval: Approved at meeting. 1/14/2019

RS-055: Truth In Lending Act – TILA

Policy RS-055 – Red Flags – Truth In Lending Act - TILA

The Truth In Lending Act (TILA) was introduced with the intention for the consumer to shop for the best price for credit in the same way one shops for the best price for an automobile. TILA measures are in place to guarantee the accurate and meaningful disclosure of the costs of consumer credit and thereby to enable consumers to make informed choices in the credit marketplace.

TILA requires creditors and lenders to furnish a clear description of all the important terms and requirements relating to any credit transaction. Creditors and lenders must furnish the detailed information to consumers before extending credit, such as:

●	the conditions under which a finance charge (including interest and late fees) may be imposed on the consumer’s account, including the extent of any “grace period” before finance charges accrue;

●	the method by which the creditor will determine the balance on which a finance charge is imposed;

●	the method of determining the amount of any finance charge, including interest, late fees and any minimum or fixed charge;

●	the periodic rate of interest (such as 1½% per month);

●	the so-called nominal Annual Percentage Rate (APR), which is computed by multiplying the periodic interest rate by the number of periods in a year to arrive at an annual rate;

●	disclosure of whether the agreement gives the creditor a security interest in any merchandise purchased with the credit card (or any other property); and

●	a statement of the consumer’s right to dispute charges (this statement must also be provided every six (6) months).

Periodic Disclosures

●	Open-end issuers must provide consumers with statements at the end of each billing period, which includes the following additional disclosures (these should be familiar to you from your monthly credit card bills):

●	the date of the bill and the beginning date of the billing cycle;

●	the outstanding balance owed at the beginning of the billing cycle;

●	the date and amount of each extension of credit during the billing cycle, with a description of the transaction sufficient to identify it;

●	any credits to the account (such as payments received);

●	all finance charges for the billing cycle, itemized as interest, late fees, minimum fees, annual fees, etc.;

●	the balance on which the finance charge was computed and a statement as to how the balance was arrived at;

●	the APR;

●	the final balance;

●	the date by which payments must be made to avoid any finance charge statement; and

●	the address of the creditor for purposes of disputing charges or other inquiries.

Consumer Action for TILA Violations

TILA allows the consumer to bring a lawsuit if a creditor fails to make the required disclosures, or if the creditor treats the account relationship differently.

Generally, the consumer is entitled to any actual damages (any monetary loss) suffered as a result of a violation of the TILA disclosure rules. Customers may also ask for “statutory” damages (TILA has set limits), and if the customer wins the lawsuit, they may also be entitled to court costs and attorneys’ fees.

Under some circumstances, customers may also be able to include “consequential” damages, such as emotional distress or harm resulting from the violation of TILA.

If violations are considered a widespread practice, a class action lawsuit can be brought against the offending party as well.

Warning: Offering cash discounts results in an artificial inflation of the APR charged to finance accounts and is a violation of federal law. It is against policy to extend any cash discounts for purchases.

RS-065: Uniform Commercial Code – UCC

Policy RS-065 – Uniform Commercial Code - UCC

While the general law of repossession is covered under Article 9 of the Uniform Commercial Code (UCC), repossession of property is primarily controlled by a contract entered into by the customer – in our case, the Badcock Easy Purchase Plan Credit Agreement and special purchase option addendums.

Default as a Precondition to Repossession:

Under the UCC, the customer’s default is necessary before you may repossess the collateral.

Waive to Declare Default:

Consistent, compliant application and enforcement of the Credit Agreement and/or purchase option addendum is very important. Leniency in allowing delinquent payment may compromise the creditor’s ability to declare default on a delinquent account.

By accepting late payments and by other conduct, you have specifically modified the credit agreement and waived the contractual right to seek strict compliance absent written notice of expected compliance in the future. The customer has a reasonable impression that the late payments will be accepted and the extensions will be granted.

For example: A customer often falls behind in their payments on an account and consistently misses due dates over a period of months.

You may be permissive in the beginning allowing delinquent payments, but may suddenly, and without warning, seek to declare the debt in default and accelerate the note. This is highly disfavored in the law, and you may not “by your acts or omissions” permit the customer to assume that the contract will not be strictly enforced, then crack down on the customer by rigidly insisting on performance. In this example, you are prohibited from proceeding without giving specific notice of required compliance.

Notice of Strict Compliance:

Many courts have held that where a secured creditor routinely accepts a customer’s delinquent payments, the creditor may be waiving strict compliance with the contractual agreement. Therefore, not insisting on timely payment in the past may cause some difficulties in the future if the customer raises the issue.

Anyone who has not insisted upon strict compliance with due dates in the past, but who has instead accepted late payment, must give reasonable notice to the customer in writing that you will insist on strict compliance in the future.

Legally Entitled To:

Badcock maintains a purchase money security interest in merchandise purchased until it is paid for. Once an item of merchandise is paid for through regular monthly payments, our lien is released. In other words, various federal and state consumer protection laws, as well as Badcock policy, prohibit the repossession from a customer of any merchandise we are not legally entitled to.

As a customer makes payments on an account and reduces the balance, items of merchandise clear Badcock’s lien according to a repossession formula. This formula is known as the Legally Entitled To formula or FIFO formula. Prior to the repossession of an account, you must secure a list of those items in which Badcock still maintains a security interest. Seizing merchandise you are not entitled to without a waiver of rights gives the customer cause of action against you.

Peaceful Repossession:

Badcock’s security agreement or credit agreement provides that you may acquire peaceful possession of the collateral. This means that the customer is to voluntarily surrender the property.

The most important restriction on your right to use self-help repossession is that the repossession must not constitute a breach of the peace.

Breach of Peace:

The general rule is that you cannot utilize force or threat, cannot enter the customer’s residence without consent, and cannot seize any property over the objections of the debtor’s or a third party who may be present. Any activity indicating the objection to the repossession, whether engaged by the customer or members of the customer’s family, is evidence that the repossession is not peaceful.

Deceptive practices, threats and certainly physical force constitute a breach of the peace and are prohibited. Other actions that are to be considered a beach of the peace include, but are not limited to:

●	Damaging a person’s property (that which is not being repossessed) during repossession

●	Pushing open the door

●	Grabbing keys or hiding keys

●	Wedging a foot in the door

●	Using any abusive language

●	Threats of any nature

●	An objecting customer or third party

●	Any entry into a closed area (Trespass)

●	Raising a closed but unlocked window

●	Use of a police officer without a court order or written notice

Redeeming Collateral:

At any time before the property is sold or disposed of, a customer has an unqualified right to redeem the collateral. This can be done by fulfilling all the obligations of the agreement, and by paying the balance due.

Waiver of Rights:

There are times when a customer may not have items subject to Badcock’s lien. In this situation, a customer may voluntarily wish to reduce their outstanding indebtedness by surrendering other items purchased we do not have a security interest in to reduce the amount of their balance.

Alternative items being surrendered should be listed on the Waiver of Rights and every effort should be made to get the customer to sign the Mutual Waiver of Rights.

You cannot force the customer to agree to surrender items not on the LET.

COMP-006: Compliance Training

Policy COMP-006 – Compliance Training

Effective Date: 06/14/2018

PURPOSE

The purpose of this policy is to establish the process by which W.S. Badcock Corporation (hereinafter “Badcock”) implements and manages its compliance training program at all levels of the organization. Badcock’s compliance training program is designed to reinforce our policies and procedures, help us identify individual and systemic areas of weakness and drive improvements to the compliance training program.

SCOPE

This policy applies to all employees of Badcock. Training will also be verified or required for certain vendors and service providers (hereinafter “service provider) who interact with consumers or with consumer data.

GENERAL

Compliance training will be provided to members of the Board of Directors, employees, certain vendors and service providers (including Badcock dealers), commensurate with their roles and responsibilities and access to consumer data or their interaction with consumers.

Badcock’s compliance training program will include, but not be limited to, the following subject areas: CFPB Compliance; Complaint Management; applicable state Collection Practices Act; Fair Credit Reporting Act; Telephone Consumer Protection Act; Gramm Leach Bliley Act; Unfair, Deceptive, Abusive Acts and Practices, Equal Credit Opportunity Act; Vendor Management and Oversight; and related policies and procedures.

PROCEDURE

Badcock is committed to the ongoing training and personal development of each of its employees throughout the term of their employment. Additionally, it is important to Badcock that certain vendors and service providers that have interaction with consumers or access to consumer data (including Badcock dealers) receive compliance training, as well.

Training on the topics enumerated above will be managed and administered by the Compliance Department in collaboration with our Training Department. The training program shall be delivered to employees by the Training Department, its designee, a third party trainer, or the Compliance Department. Testing and successful passage of testing related to consumer financial protection and communication laws may be required for any employee or service provider that may interact with a consumer.

New hire training will be provided to all new hires who interact with consumers and/or have access to consumer data. Such training will be tailored to the role and responsibilities of the individual but include, at a minimum, training on CFPB Compliance, Complaint Management, Unfair, Deceptive, Abusive Acts and Practices, Equal Credit Opportunity Act and any related financial consumer product or service policies and procedures.

Ongoing training will include all employees who interact with consumers and/or have access to consumer data. Such training will be tailored to the role and responsibilities of the individual and scheduled at regular intervals.

Annual training will be provided to all employees who interact with consumers and/or have access to consumer data regardless of position and all members of senior management and of the Board of Directors. Such annual training will cover at a minimum CFPB Compliance, Unfair, Deceptive, Abusive Acts and Practices, Equal Credit Opportunity Act and the related policies and procedures.

In the event non-compliance by an employee, remedial action will include follow up training and coaching and will be based on the nature, scope, and severity of each employee’s non-compliance. Remedial action training will be documented and supervised by management.

Where testing is required following training, a minimum passing score on all tests is 80%. Employees who do not achieve a passing score will retake the test. The Training Department will identify those employees who do not achieve a minimum passing score of 80% by the third attempt and notify human resources and the employee’s manager. Together with the employee’s manager with the Human Resources Department will determine the appropriate, progressive remedial action which may include termination.

All test results will be consolidated and analyzed by the Compliance Department in collaboration with the Training Department to determine if weaknesses in the training program, Badcock’s policies and procedures or other systemic reasons are the root cause of poor test scores. The Vice President of Compliance will present consolidated results of the test scores and any root cause analysis results and findings to the Operational Compliance Committee for their review and determination of any necessary corrective action. The results and findings of the Operational Compliance Committee will be escalated to the Compliance Oversight Committee for appropriate remedial action.

The Training Department will maintain the training schedule, records of completion and the materials used for each training course for employees and vendors and service providers. The Compliance Department will maintain the training schedule, records of completion and materials used for each training course for members of the Board of Directors and senior management.

The Vice President of Compliance will oversee the selection, review and delivery of the training content.

RESPONSIBILITIES

Roles / Process Area	Responsibilities
Training Department	Administer Training Program in collaboration with Compliance Department
Compliance Department	Oversee Compliance Training Program; collaborate with the Training Department in the administration and delivery of the Training Program

DISCIPLINARY and REMEDIAL ACTION

In collaboration with HR, any violation of this policy will subject the employee to progressive remedial action, including, which includes but is not limited to, immediate termination as applicable.

RECORD RETENTION

The human resources department shall note any confirmed violation of this policy by any employee in the employee’s personnel record.

Records pertaining to this policy will be retained in the appropriate form and for the duration required under state and/or federal law, by the human resources department.

GOVERNANCE

Approving Body:	Compliance Oversight Committee of the Board of Directors
Approval: Approved at meeting	Date: 01/19/2018

COMP-007: Servicemembers Civil Relief Act

Policy COMP-007 – Servicemembers Civil Relief Act

Effective Date: 03/05/2020

Supersedes: 06/14/2018

PURPOSE

The purpose of this policy is to ensure W.S. Badcock Corporation complies with the Servicemembers Civil Relief Act in connection with the servicing of its consumer credit accounts and collection of a debt.

SCOPE

This policy applies to W.S. Badcock Corporation’s practices when communicating with, and collecting debt from, consumers who are protected by the Servicemembers Civil Relief Act (SCRA).

●	This policy extends to debts and obligations incurred prior to the individual’s entry into active military service.

●	This policy extends to service personnel in the Army, Navy, Air Force, Marine Corps and Coast Guard engaged in active duty, commissioned officers of the Public Health Service, members of the National Oceanic and Atmospheric Administration in active service and members of the National Guard who are called to active service for more than thirty days in order to respond to a national emergency. National Guard Reservists who are ordered to report to active duty and any person ordered to report for induction are entitled to the rights and protections of Titles I, II, and III of the SCRA.

●	This policy extends to non-servicemembers who are primarily or secondarily liable on a service member’s obligation or liability.

●	This policy extends to non-servicemembers who are dependents of military personnel who are subject to the protections afforded by the SCRA such as the service member’s spouse, children and any individual for whom the service member provided more than one-half of the person’s support for 180 days immediately preceding an application for relief under the SCRA.

The SCRA provides a number of protections to those who are protected by the SCRA with regard to obligations, debts and liabilities incurred prior to military service. A few examples of these protections include but are not limited to the interest rate charged on the debt, commencement of legal action, and foreclosure of property or replevin proceedings. The protections take effect on the date of entering active duty and generally terminates within 30-90 days after the date of discharge from active duty.

GENERAL

Upon receipt of notification and confirmation that an individual is eligible for SCRA protection, W.S. Badcock Corporation will not initiate or pursue the following actions during the person’s eligibility period:

●	Reporting adverse credit information to credit reporting agencies

●	Charging in excess of 6% for interest, fees, or other charges on any account

●	Litigating, foreclosing, repossessing, or otherwise pursuing or exercising a security interest in personal property belonging to the person

●	Terminating or accelerating any contract or agreement that is the basis for the debt

PROCEDURE

If any employee, service provider or dealer receives a request from a consumer requesting SCRA protection, such employee, dealer or service provider shall immediately submit a work order or send an email to the Credit Services and Accounts Receivable Management (CSARM) Department along with a copy of the consumer’s military orders for review and processing.

W.S. Badcock Corporation takes the position that once an individual who is entitled to the protections afforded them under the SCRA notifies our company of their SCRA eligibility the following shall occur:

●	The customer account shall be notated with all information received about the person or persons entitled to SCRA eligibility on the account and all the accounts owed by such person(s) will be flagged with the “SCRA” flag.

●	Interest, fees and charges in excess of 6% applied to the account by W.S. Badcock Corporation shall be forgiven and shall not resume until such time W.S. Badcock Corporation receives reliable information confirming the protections of the SCRA no longer apply to the account.

●	Legal action, garnishment, repossessions and such other legal proceedings, shall not be pursued on any accounts associated with the individuals protected by the SCRA.

RESPONSIBILITIES

Roles / Process Area	Responsibilities
Credit Services and Accounts Receivable Management	Review and process SCRA requests

REFERENCES and RELATED DOCUMENTS

Document Number (if applicable)	Title
Servicemembers Civil Relief Act	50 U.S.C. §§ 3901-4043

DISCIPLINARY and REMEDIAL ACTION

Any violation of this policy will subject the employee, dealer, or service provider to progressive remedial action, including but not limited to, immediate termination as applicable.

RECORD RETENTION

The Human Resources department shall note any confirmed violation of this policy by any employee in the employee’s personnel record. Any confirmed violation of this policy by a dealer will be noted by Retail Operations.

Records pertaining to this policy will be retained in the appropriate form and for the duration required under state and/or federal law, by the Human Resources Department.

COMP-008: Equal Credit Opportunity Act

Policy COMP-008 – Equal Credit Opportunity Act

Effective Date: 06/14/2018

PURPOSE

The purpose of this policy is to ensure that W.S. Badcock Corporation (hereinafter “Badcock”) complies with the Equal Credit Opportunity Act (hereinafter “ECOA”) and its implementing regulation B when granting consumer credit and collecting consumer debt and effectively integrates this policy into Badcock’s Compliance Management System (hereinafter “CMS”).

Under the ECOA, credit transactions include every aspect of a consumer’s dealings with a creditor regarding an application for credit or an existing extension of credit. Badcock must comply with the ECOA to ensure its practices do not discriminate against persons who fall within one of the protected class categories listed below.

SCOPE

This policy extends to consumer credit granting and debt collection activities and to all Badcock employees and dealers.

Protected Class - Under the ECOA and its implementing Regulation B, creditors may not discriminate against an applicant in any aspect of a credit transaction (i) on the basis of race, color, religion, national origin, sex, marital status, age (provided the applicant has the capacity to contract), (ii) because all or part of an applicant’s income comes from a public assistance program, or (iii) because an applicant has exercised in good faith any right under the Consumer Credit Protection Act. (12 CFR 1002.2(z), 1002.4(a)).

GENERAL

It is the policy of Badcock to conduct its business such that statements, acts and practices of Badcock do not discriminate against any individual on the basis of race, color, religion, national origin, sex, marital status, age, receipt of public assistance, or the exercise in good faith of any right under the Consumer Credit Protection Act. It is also the policy of Badcock to conduct its business such that statements, acts and practices of Badcock do not discourage consumers in the previously mentioned classes from engaging in credit transactions, including the application for or extension of credit from Badcock, the settlement of debts, making payment arrangements, or exercising rights enumerated in Federal consumer financial laws.

To this end, Badcock shall develop and approve policies and procedures that prohibit discrimination or discouragement of consumers on a prohibited basis and monitor the controls in these policies and procedures for effectiveness. All employees and dealers interacting with consumers will receive training on these policies and procedures and acknowledge in writing that discrimination and discouragement is prohibited at Badcock.

PROCEDURE

Vice President of Compliance – The Vice President of Compliance will oversee Badcock’s compliance with all laws and regulations, including but not limited to the ECOA, governing Badcock’s offering of financial products and services as part of its CMS.

All Employees and Dealers – Badcock shall hold all employees and dealers responsible through its training and testing, monitoring, corrective action and whistleblower programs to ensure each employee and dealer is responsible for maintaining compliance with Badcock’s ECOA policies and procedures.

Scoring Criteria – Badcock collects data about consumers and their willingness to pay their debts using scoring criteria. The scoring criteria, models and methodologies are developed in house or purchased from third parties. Such scoring criteria must not directly or indirectly result in discriminatory credit granting, debt collection or credit reporting practices. The Senior Vice President of Credit Service and Accounts Receivable Management shall develop input criteria that does not consider or use criteria or attributes based on race, color, religion, national origin, sex, marital status, age (provided the applicant has the capacity to contract), receipt of public assistance income or exercise in good faith of any right under the Consumer Credit Protection Act, including but not limited to, zip code demographics, birth date, litigation or complaint history, fluency in the English language, etc. The Compliance Department in collaboration with the Credit Services and Accounts Receivable Management Department shall:

●	Periodically but not less than annually, test all scoring methods to ensure compliance with the input criteria;

●	Periodically but not less than annually, test the impact of Badcock’s use of all scoring methods to detect and correct the existence of intentional or unintentional disparate impact on members of protected classes resulting from credit granting, workflow processes, settlement offers, interest, charges, fees, collection litigation; credit reporting and other discretionary processes and decision points in the credit granting and collection process;

●	Conduct Board of Directors, Management and employee and dealer training on the requirements of the ECOA, this policy, the complaint escalation process and Badcock’s whistle blower policy;

●	Include questions in the call audit/monitoring process to detect noncompliance with this policy and the law;

●	Review call audit/monitoring results periodically regarding ECOA noncompliance, report findings to the Operational Compliance Committee and /or the Compliance Oversight Committee and recommend corrective action; and

●	Ensure all third party service providers adhere to Badcock’s ECOA policy through training, testing and relevant contract provisions.

Discretionary Practices Generally – In order to foster excellent communication with consumers in connection with the granting of credit or collection of debt, certain employees and dealers have the authority to make exceptions to Badcock’s credit granting, collection and credit reporting policies from time to time. In order to ensure no employee or dealer makes an exception or exercises his or her discretionary authority in a manner that results in the disparate treatment of persons in protected class categories, written criteria shall be established by the Credit Services and Accounts Receivable Management Department and made conspicuously available to all employees and dealers pertaining to:

●	Decision Power credit scoring model criteria and credit granting guidelines;

●	Settlement offers;

●	Amount of or reduction or waiver of interest, charges, fees;

●	Collection litigation practices;

●	Credit reporting practices including the removal of an item from a credit report

Employees or dealers who seek to deviate from the written criteria must obtain the approval of Senior Vice President of Credit Services and Accounts Receivable Management before doing so. Such approval shall be documented in the screen notes on the account. Any approved credit granting overrides will be listed in AR-050.

Receipt Based Model Dealer Credit Granting Overrides-

Receipt Based Model Dealers are permitted to deviate from Badcock’s Decision Power credit decision only if the dealer maintains and adheres to the approved and authorized Credit Granting Override Guidelines submitted to Credit Services and Accounts Receivable Management Department in compliance with AR-050.

Badcock will test and monitor exceptions and overrides to credit limits and will report any overrides or exceptions not following the Dealer’s approved Credit Granting Override Guidelines to Retail Operations for remediation up to and including termination. Additionally, any account determined by Badcock not to comply with the dealer’s Credit Granting Override Guidelines will be charged to the dealer pursuant to policies AR-050 and SO-075.

ECOA Complaint Escalation – Any complaint submitted to Badcock regarding ECOA noncompliance shall be immediately escalated to the Vice President of Compliance, General Counsel, and Senior Vice President of Credit Services and Accounts Receivable Management for review, response and corrective action as deemed necessary. A full report of any such complaint and Badcock’s response to the complaint shall be reported to the Compliance Oversight Committee of the Board of Directors at the next regularly scheduled meeting.

RESPONSIBILITIES

Roles / Process Area	Responsibilities
Compliance	Administer the ECOA compliance program.
Credit Services and Accounts Receivable Management	Develop policies and procedures. Work with compliance to administer the ECOA compliance program.

REFERENCES and RELATED DOCUMENTS

Document Number (if applicable)	Title
AR-050	Credit Limit and Balance
SO-075	Transfer or Termination of Dealership

DISCIPLINARY and REMEDIAL ACTION

In collaboration with HR, any violation of this policy will subject the employee or dealer to progressive remedial action, including, but not limited to, immediate termination.

RECORD RETENTION

The Human Resources department shall note any confirmed violation of this policy by any employee in the employee’s personnel record. Any confirmed violation of this policy by a dealer will be noted by Retail Operations.

Records pertaining to this policy will be retained in the appropriate form and for the duration required under state and/or federal law, by the Human Resources Department.

COMP-009: Unfair, Deceptive, or Abusive Acts or Practices (UDAAP)

Policy COMP-009 – Unfair, Deceptive, or Abusive Acts or Practices (UDAAP)

PURPOSE

The purpose of this policy is to prevent W.S. Badcock Corporation (hereinafter “Badcock”), its employees and its service providers (including dealers) from engaging in acts or practices related to the offering of consumer credit products and collection of consumer debt that could, depending on the facts and circumstances, constitute an unfair, deceptive or abusive act or practice as prohibited by the Dodd-Frank Act (UDAAP(s)).

SCOPE

This policy applies to all employees and service providers (including dealers) of Badcock who interact with consumers, their data, or payments.

UDAAPs can cause significant financial injury to consumers, erode consumer confidence, and undermine fair competition in the financial marketplace. As a retailer offering consumer financial products and services to consumers, Badcock and our service providers are subject to the prohibition against UDAAPs in the Dodd-Frank Act. UDAAPs can result from three different categories of acts or omissions:

Unfair Acts or Practices – An act or practice is unfair when:

1. It causes or is likely to cause substantial injury to consumers;

2. The injury is not reasonably avoidable by consumers; and

3. The injury is not outweighed by countervailing benefits to consumers or to competition.

Deceptive Acts or Practices - An act or practice is deceptive when:

1. The act or practice misleads or is likely to mislead the consumer;

2. The consumer’s interpretation is reasonable under the circumstances; and

3. The misleading act or practice is material.

Abusive Acts or Practices - An act or practice is abusive when it:

1. Materially interferes with the ability of a consumer to understand a term or condition of a consumer financial product or service; or

2. Takes unreasonable advantage of –

A. a consumer’s lack of understanding of the material risks, costs, or conditions of the product or service;

B. a consumer’s inability to protect his or her interests in selecting or using a consumer financial product or service; or

C. a consumer’s reasonable reliance on a covered person to act in his or her interests.

GENERAL

Badcock will refrain from any conduct that is unfair, deceptive, or abusive to consumers. All new business processes that will affect consumers or consumer data should be reviewed for UDAAP risk by the Operational Compliance Committee prior to implementation. Existing business processes will be reviewed by the Vice President of Compliance periodically to determine whether they pose risk of consumer harm. The Vice President of Compliance will provide recommendations to remediate any business process that poses risk of consumer harm to management, the Operational Compliance Committee and/or the Compliance Oversight Committee of the Board of Directors.

All Badcock employees and dealers who interact with consumers will receive training no less than annually on the Company’s policies against UDAAP.

PROCEDURE

Vice President of Compliance /Compliance Oversight Committee – The Vice President of Compliance will develop and implement Badcock’s UDAAP Compliance Program. In collaboration with the Director of Training, the Vice President of Compliance will ensure proper, role based, UDAAP training is conducted annually for executive management, Board of Directors, and all employees and dealers who interact with consumers.

Unless otherwise required by this policy, the Compliance Oversight Committee of the Board of Directors and the Vice President of Compliance will meet at least annually to review all complaints, litigation, and administrative actions filed against Badcock in light of UDAAP considerations and to ensure Badcock has monitoring systems in place to prevent unfair, deceptive or abusive acts or practices.

Identifying UDAAP at Badcock - Depending on the facts and circumstances, the following non-exhaustive list of examples of conduct related to the sale of consumer products and services and collection of consumer debt could constitute UDAAPs. The Vice President of Compliance and the Compliance Oversight Committee shall be responsible for instituting a training, monitoring, audit and control program to prevent any of these possible UDAAP violations from occurring at. Badcock.

●	Making misleading cost or price claims or inadequate disclosure of material terms of a product or service in advertising or the sales presentation (i.e. effect of credit insurance on payment terms).

●	Omitting material limitations or conditions about a product or service from an offer for sale.
●	Failing to provide promised products or services.
●	Offering to provide a product or service that is not in fact available.
●	Using oppressive sales or bait-and-switch techniques in the advertising or sales process.
●	Selling used items as new, or failure to disclose to a customer than an item for sale is not new.
●	Unlicensed sale of credit insurance products.
●	Coercion in selling credit insurance, participating in forced placement of credit insurance on an account, failure to disclose and adhere to the voluntary nature of credit insurance program, or any deceptive practices in the sale of credit insurance.
●	Cancelling or transferring out of credit balances or failing to post payments timely or properly to a consumer’s account.
●	Collecting or assessing a debt and/or any additional amounts in connection with a debt (including interest, fees, and charges) not expressly authorized by the agreement creating the debt or permitted by law.
●	Unauthorized repossession or taking possession of property without the legal right to do so.
●	Disclosing the existence of a consumer’s debt to a third party, employer and/or coworker without the consumer’s consent.
●	Representing to consumers they may pay less than the minimum amount due without clearly and prominently disclosing any fees associated with paying a reduced amount.
●	Falsely representing the character, amount, or legal status of the debt.
●	Misrepresenting whether information about a payment or nonpayment would be furnished to a credit reporting agency.
●	Misrepresenting to consumers their debts would be waived or forgiven if they accepted a settlement offer, when this statement is in fact not true.
●	Threatening any action that is not intended or we do not have the authorization to pursue, including false threats of lawsuits, arrest, prosecution, or imprisonment for non-payment of a debt.
●	Asserting that a debt collection communication is from an attorney or from a government source or that the source of the communication is affiliated with the government.
●	Making repeated telephone calls and/or home visits to consumers with the intent to annoy, abuse, or harass any person at the number called and/or address visited.
●	Brandishing or displaying a weapon in the course of collection of a debt.
●	Threatening to use violence or other means to harm the physical person, reputation, or property of any consumer.
●	Using obscene, profane, or derogatory language in communication with a consumer.

RESPONSIBILITIES

Roles / Process Area	Responsibilities
Training	Collaborate with Compliance to ensure that UDAAP training is provided to employees, management, BOD, and service providers.
Compliance	Administer W.S. Badcock Corporation’s UDAAP Compliance Program.

REFERENCES and RELATED DOCUMENTS

Document Number (if applicable)	Title
COMP-030	Compliance Training Policy

DISCIPLINARY and REMEDIAL ACTION

In collaboration with HR, any violation of this policy will subject the employee or vendor/service provider to progressive remedial action, including immediate termination.

RECORD RETENTION

The human resources department shall note any confirmed violation of this policy by any employee in the employee’s personnel record.

GOVERNANCE

Approving Body: Compliance Oversight Committee of the Board of Directors

Approval: Approved at meeting	Date: 02/15/2018

PS-050: Accepting Checks

Policy PS-050 – Accepting Checks

POLICY:

All checks must be entered into STOREnet immediately upon receipt and applied to the appropriate Sales Order or Account.

Personal Checks:

When accepting a personal check, make sure of the following:

●	The name must be pre-printed on the check by the bank.
●	No temporary checks.
●	The complete physical address and phone number including area code must appear on the check (No PO Box).
●	If the address on the check differs from address on the ID, both must appear on the check.
●	Personal checks require an ID. The identification type and number must appear on the check (Identification must be valid).
●	Acceptable forms of ID include: Valid U.S or Canadian driver’s license, Active Military ID, Valid U.S or Canadian Passport.
●	Physical address and phone numbers may be handwritten on the check.
●	All checks must have the Account Number written on the front of the check.
●	Upon receipt of the check, the check must be stamped “For Deposit Only”.
●	When processing in STOREnet, use “MAIL” in the state field.

Post-Dated Checks:

Do not accept any post-dated checks as a form of payment for a customer’s account.

Third-Party Checks:

Do not accept any third-party checks. Due to the high risk of check fraud, especially with Government Checks and Payroll Checks, we only accept checks from the check writer in the amount equal to the payment or purchase amount being made.

Some examples of third-party checks:

●	United States Government Checks
●	Payroll Checks
●	Business Checks (must be approved by District Manager)
●	Any other third-party endorsed checks

Stores can accept checks from Banks or Mortgage Companies made out to Badcock for account payments & payoff. Stores cannot accept checks from Debt Consolidation Services for payments made to an account. These checks must be returned to sender.

ECA Checks:

Electronic Check Authorization (ECA) is a check guarantee service that minimizes the risk of returned checks. All checks for Cash Sales and Original Down Payments (New Account Sales) must be processed using the ECA option in STOREnet, entering all required information, regardless of the amount of the check. Checks for on-account payments are not guaranteed and should not be processed using ECA. When accepting a check to be processed as ECA, make sure of the following:

●	All personal checks: check writer, signer, and presenter must all be the same.
●	Checks must be written on a U.S or Canadian bank account.
●	All checks: the check date, purchase date and call in date must be the same.

●	The merchant number is noted on the check (For Deposit Stamp).
●	Checks must be approved by one of NCT’s authorization methods.
●	If the ECA response declines the check, the customer must pay by either cash, debit or bank card. We will not accept the declined ECA checks.

WSBC absorbs all fees associate with using ECA for SBM stores

Manual Authorizations:

Use the following procedure if you have a check transaction that requires a manual authorization:

●	Verify the customer’s Photo ID against the name on the Check.

●	Management should call the appropriate 800 number provided for each check, and provide them with our merchant number.

●	Management should obtain the manual authorization number and enter that number into the authorization field for the check in STOREnet.

The Corporate-provided contact numbers for Check Manual Authorizations must be posted in your front counter area. These numbers should be out of the sight of customers, but easily accessible for you. These are the only numbers to be called should you need to obtain a manual authorization for a check transaction.

Since the need for manual authorizations for check transactions are rare in STOREnet, we should take all necessary and reasonable precautions to prevent against any potential fraudulent activity.

PS-055: Returned NSF Checks

Policy PS-055 – Returned NSF Checks

POLICY:

All non-sufficient funds (NSF) check notifications are sent to CSARM. Upon reciept, CSARM will notify the store when a check has been returned as NSF. If you happen to receive one at your store, please notify Cash Management.

ECA Payment Deemed NSF

We do not charge an NSF fee on account for checks run through ECA. NCT (our check guarantee service) will collect the NSF fee.

If a check comes back to CSARM or the store as NSF after it has been run through ECA, CSARM will submit the claim to NCT to be reimbursed for the check. Once reimbursement is received at the store, it must be deposited on a separate deposit slip.

If the claim is denied and is not reimbursed, CSARM will contact the store to explore next steps, which may include contacting the customer.

NSF for any check run as CHK

CSARM will remove the payment from the account and apply the NSF fee. They will also send a Return Check Notice letter to the customer asking them to come in to reconcile the check. Stores should not attempt to contact the customer to obtain payment for the check. Once received, this does not to be processed a separate bank deposit slip.

If check repayment is not made within 30 days, contact CSARM to explore possible actions.

Charge-back to stores:

Not collecting funds to make up for bad check within 30 days on cash sales or down payments may result in the full amount of the check to be charged back to the store.

SO-010: Refund and Return Policy

Policy SO-010 – Refund and Return Policy

Effective Date: 04/13/2021

Supersedes: 11/03/2020

POLICY:

All merchandise sold by Badcock Home Furniture &more is covered under our “10-Day Return and Refund Policy”. Merchandise returned in “like-new” condition under the policy guidelines is eligible for a full refund, merchandise exchange, or in-store credit at the customer’s choosing.

Refund Exceptions

Merchandise not in “like-new” condition, as well as defaced, abused, neglected, or similar merchandise, may not be accepted for return during the return and refund period. Some conditions that will prevent an item from being returned include, but are not limited to:

●	smoke
●	pet hair
●	stains due to food, drink, pets, bodily fluids, or any other substance

Returns After Delivery

After delivery, the following are acceptable returns for the specified timeframes:

1-10 days from delivery date: If a customer returns an item for any reason within 10-days of delivery, they will receive full credit for merchandise via a refund or exchange. The item(s) must be in “like-new” condition.

11-30 days from delivery date: If a customer returns an item for any reason other than “Defective”, they will receive full credit for merchandise reselection or will be required to pay a 20% restocking fee if they request a refund. The item(s) must be in “like-new” condition. If the merchandise is “Defective”, then the customer is eligible for full credit for merchandise reselection or a full refund.

31-365 days from delivery date: After 31-days, only “Defective” merchandise can be returned, and full credit will be given for merchandise reselection. Please follow Badcock Policy and Procedure for determining return and refund amount for any non-merchandise offerings included in the Order.

Exchanges written for defective merchandise should be of equal or greater value. The customer will be responsible for any greater price difference on the exchange. No refund will be given to the customer if the exchange difference is less, in this case the sale is to be written as an evenly priced exchange.

Merchandise returns should not be accepted on any item 31 days or more after the date of delivery, except for defective merchandise. Dealers must work with corporate personnel to determine if merchandise is defective. No restocking fee should be charged on any defective merchandise.

If merchandise that is not defective is returned after 31 days and a restocking fee was not applied, then the entire amount of the restocking fee up to the entire amount of the item(s) may be charged-back to the store, less potential commission percentage.

Refund Requests

For refund requests with cash purchases over $200.00 and all check purchases, a check will be mailed to the customer from the Corporate Office within 14 days of the return of the merchandise. Refunds for purchases made using a credit card, Badcock financing program, or Third Party Financing will be credited immediately upon return of the merchandise. The original receipt is required for all return and refund requests.

Tender Type	10-Day Return and Refund Policy

Cash ($200 or less)	Store provides cash refund upon return of merchandise

Cash (more than $200)	Check mailed from Corporate Office within 14 days of merchandise return

Check	Check mailed from Corporate Office within 14 days of merchandise return

Credit or Debit Card	Store credits back to same card upon return of merchandise

In-House Financing	Credited back to account upon return of merchandise

Third Party Financing	Credited back to account upon return of merchandise

If a check is required from the home office, the request must be made by the store. This is performed in our point-of-sale system and does not require a Work Order to RSS.

Manufacturers’ Warranties

Badcock stands behind all manufacturers’ warranties with free parts and labor for up to one year after the date of delivery for defects due to material or workmanship related problems covered by a manufacturer’s written warranty, excluding Appliances, Electronics, Bedding, Area Rugs and Lawn & Garden Equipment. If a repair cannot be made, the decision on any refunds, credits, or exchanges during the one-year period will be at WSBC’s sole discretion.

Electronics & Appliances

Electronics must be returned in original packaging and all instruction manuals, remotes, and other accessories must be returned with the item (if applicable).

All major appliances and electronics will be covered by the manufacturers’ written warranties, if any. Some items may require authorization from the manufacturer prior to replacement or refund approval.

Lawn & Garden Equipment

All Lawn and Garden merchandise (including grills) will be covered by the manufacturers’ written warranties, if any. Warranty decisions are made by the local authorized servicer, not the retailer. The customer is responsible for repair charges for all non-warranty repair work within the warranty period. Lawn and Garden equipment pick-up and delivery charges are the responsibility of the customer.

Bedding

See IM-065: Bedding Warranty and Exchanges

Area Rugs

Area rugs only covered by the manufacturer’s written warranty, if any. Area rugs can only be replaced during the warranty period, pursuant to the manufacturer’s written warranty.

Reduced Price Merchandise

Merchandise sold at a reduced price is sold “As-Is”. This includes, but is not limited to, clearance and floor sample merchandise. “As-Is” merchandise is excluded from this return and refund policy and no exchanges shall be allowed.

Items and Fees Not Subject to Refund

Delivery Service Fees will not be refunded after the sale and delivery has been completed.

Non-Refund Charges Responsibility

For situations where Delivery Service Fees are not refunded, the customer will be responsible for the remaining balance. Failure of the customer not paying for remaining delivery fee resulting in a charge off balance will become the responsibility of the Dealer.

For situations when a return is done for a Badcock account sale and the 20% restocking fee is charged, but the down payment was less than 20%, the customer will be responsible for the remaining balance on the account to include any non- refunded charges.

SO-012: Bedding Warranty and Exchanges

Policy SO-012 – Bedding Warranty and Exchanges

Reviewed:

Effective Date: 04/13/2021

Supersedes: 02/12/21

POLICY:

Comfort: Our bedding comfort policy provides customers with 45 nights to make sure their mattress set meets their comfort expectations. We do require that the customer has the bedding in their home for a period of 30 nights prior to any reselection to allow for body/sleeping adjustments. After the 30-night adjustment period but prior to the 45th day, they may receive full credit towards a reselection mattress set one time to find the proper comfort level. If the bedding set they select is greater in value than what was originally purchased, they will be responsible for the difference in price. If a suitable alternative set cannot be found from our selections between the 30th and 45th day, a return and refund may be provided less a 20% handling fee and return delivery charges may apply. All returned items must be clean and free of any stains or odors.

Manufacture Defects:

All bedding is covered by the manufacturer’s warranty and can be returned during the warranty period pursuant to the manufacturer’s written warranty. Bedding must be free of soiling and stains and have proper center support if either a queen or king size, otherwise the manufacturer’s warranty is voided. It is strongly suggested our customers purchase one of our mattress protectors (sold separately) to protect their investment and warranty. The warranty period on replacement bedding reverts back to the original purchase date. A customer can exchange due to manufacturer defect as many times as needed up to the warranty period from the original purchase date following the defect guidelines.

All Mattress Inspections must be completed with a Bedding Inspection Form. Upon notification at the store level that there is a concern with the mattress set, the customer will be provided at no cost a pre-inspection kit that will include a string with clips and an instruction form. The form will guide the customer through the inspection process and the guidelines and requirements for determining whether the mattress or foundation may be approved for exchange. Upon completion of the pre-inspection form and submission of valid pictures clearly showing the condition of the mattress set as well as the support system beneath, the store dealer or manager will confirm whether an exchange can be scheduled. If upon exchange delivery the conditions of the existing mattress set are found to not be as represented by the pre-inspection form or photos as are required in the inspection form, the exchange may be denied.

All bedding sets have the following coverage under warranty:

Mattress Issues Covered:

●	Wires that are loose, broken or protruding through fabric.
●	Sagging, only if the mattress has been continuously supported by a matching foundation (or equivalent) and used with an appropriate frame and center support, or a minimum of five cross supports.
●	Measurements less than the required sag are considered normal body impressions, and are not indicative of a defect:

o	Legends >1.5 inches
o	Legends Signature >1.5 inches
o	Stanhope >1.5 inches
o	Sealy >1.5 inches

Foundation Issues Covered:

●	Broken or loose support elements
●	Compression or unstapling of support elements
●	Broken or loose grip top
●	Splitting of the wood frame
●	Loose, bent or defective wood beams
●	Sagging, but only when continuously supported with an appropriate frame with a rigid center support

Items Not Covered:

●	Bedding sold As-Is
●	Bedding Height
●	Bent perimeter border rods due to moving or bending the bedding set
●	Handles on mattresses
●	Fabric stains, soiling or burns
●	Replacement of another piece in a sleep set, unless it is also defective
●	Transportation costs
●	Damage of the mattress or foundation due to abuse
●	Sheet fit
●	Mattress damage due to an inappropriate foundation
●	Comfort preference
●	Corner guards
●	Cover

Choosing the Replacement Mattress (for defective exchanges)

Comparable Mattress: Bedding of comparable comfort level/price must be selected for replacement. If you are unsure of the comparable comfort level, contact the Merchandising Help Desk. If the price of the replacement is lower, then adjust the return value of the bedding in STOREnet when generating the exchange; the customer is not to receive a refund for warranty exchanges. If the price of the replacement is higher, then discounting may be necessary to adjust the price to match that of the defective piece. The customer will be responsible for any tax increases that may have occurred from original purchase date.

Changing brands/Upselling: If a customer decides to take the opportunity to select a higher quality and priced bedding set or change brands, they may do so by paying the difference. In this case, the full retail price of both pieces would be credited, and the new bedding set sold. After the exchange is completed, the warranty for the new set reverts to the balance of the warranty on the original bedding set.

After a mattress has been exchanged for defect: For Sealy bedding, a Sealy return tag will be placed on the bedding. This serves as approval for the Retail Business Consultant or Inventory Analyst to return the bedding to the DC. If any bedding exchange is not done as set forth in this policy and/or the WS Badcock Return and Refund published policy the store will be charged the regular retail amount of the bedding less the appropriate discount. For defective Legends or Stanhope bedding that cannot be resold, the mattress will be destroyed and junked at the store by your Retail Business Consultant.

SO-014: Cash Control

Policy SO-014 – Cash Control

Cash Control / Petty Cash:

●	Each Cash Drawer will contain $100.
●	Balance all Cash Drawers Daily.
●	Store Petty Cash Log must be completed daily and emailed to DM on the 1st of each month.
●	Sales Associates must log cash counts on Daily Activity Report each day and have Store Manager or Sales Lead sign for all monies at closing.
●	Shortages of $10 or more must be reported to the District Manager immediately.
●	Document Cash shortages with the employee.
●	Managers cannot require employees to replace cash that is short.
●	Cash Count Sheets must be completed at the start of each day and again at the EOD.
●	Managers must also maintain a cash count sheet if they maintain a cash drawer.
●	Keep completed cash count sheets in your store they are subject to management review at any time. These are kept on a rolling 12-month cycle.
●	When getting change from petty cash, never take the entire petty cash amount from the store.
●	Document the amount and date of any cash out for change, and keep it in the cash bag until you return from the bank. Replace it immediately.
●	Excessive cash shortages will not be tolerated. Excessive cash shortages are defined as more than three (3) cash shortages of less than $10.00, but over $1.00 in a six month period or more than two cash shortages of over $10.00 in a six month period of time.
●	Cash overages must be held for 24 hrs, after 24hrs the overage must be deposited on a separate deposit slip. You are to notify cash management and your DM with all overage deposits. Any employee that does not follow the Cash Overage Procedure and withholds cash overages or other store funds will be terminated.

Sales Associate and Cash Drawer Settlement

●	Anyone assigned a cash drawer that received any monies or made any transactions must do a Settlement Report prior to the End-of-Day.
●	Process the Report Cash Drawer Balancing Totals to assist in the balancing of the Cash Drawer Settlement.

Balance all Cash Drawers

●	Starting cash must be surrendered to the Store Manager or designated person after balancing. The remaining funds must match the individual settlement for that Sales Associate.
●	Any cashier cash discrepancy must be brought to the attention of the Store Manager or designated person immediately.

●	Any shortage of $10.00 or more must be reported the District Manager immediately for follow-up and necessary action, to include documenting with an Employee Counseling Form and/or involvement of the Security Department. Documentation must include:

o	The shortage amount
o	Signature of the Sales Associate with the shortage
o	Date & time of the shortage
o	Store Name (location) and Store Code
o	Any additional pertinent information

●	Any shortage of less than $10.00 must be handled by the Store Manager and documented using an Employee Counseling Form. The documentation must be filed in the employee’s personnel file and it must be brought to the attention of the District Manager during the next Store Meeting.

Store Petty Cash Count Sheet

The purpose of the Store Petty Cash Count Sheet is to make certain that all store funds are being verified and accounted for each day. The Store Manager and Store Lead is required to maintain a Store Petty Cash Count sheet on a daily basis. The form should be completed at opening and at the close of business each day. Click here for a printable version of the form. It is for a calendar month and you should use a new form for each month.

Setting up the form

●	At the top of the form you will write in the month and the year.
●	Your store code goes on the second line.
●	On the third line titled “Drawer assignment” you will put the amount petty cash assigned to you.
●	The fourth line would be your name.

Using the form

●	The first column is the date.
●	The second column is the amount of cash that you started the day with. It should be the same as what is listed in the Petty Cash Allotment.

●	The third column is the amount of cash that you end the day with. It should be the same as what is listed in the Petty Cash Allotment.

●	The fourth column is for the amount of the total deposit for the day.
●	The fifth column is the signature of the manager or designated person to compile the store deposit after verification.

If not you are not balanced, you need to notify the District Manager. If you are unable to balance, please refer to the policy above.

If the manager uses a drawer, they also need to maintain a separate cash count sheet for their drawer.

The completed Store Petty Cash Count Sheets should be filed in the Petty Cash Log book under the corresponding month. The Cash Count sheets are subject to review at any time by the Manger or District Manager. Failure to maintain the sheet as specified could result in disciplinary action.

SO-015: EOD Balancing

Policy SO-015 – EOD Balancing

Effective Date: 07/23/2021

Supersedes: 07/22/2021

POLICY:

Each store must perform the Cash Balancing process at the end-of-day via STOREnet. Additionally, each store will have a transfer/depository account set up by W.S. Badcock Corporation for the transfer of daily funds received during daily business transactions.

All checks made out to W.S. Badcock Corporation, Badcock Home Furnishings Centers, or Badcock &more must be deposited daily in the depository/transfer account and all deposits must before business day cut off times established per assigned depository bank.

No personal or business checks from the Dealer or Store Manager are to be included when making daily bank deposits unless it is for payment on account or payment on a Sales Order. There are to be no checks written to Badcock Home Furniture &more, Badcock Home Furnishing Centers, or the W.S. Badcock Corporation for items sold that are not Badcock inventory items.

In accordance with federal laws, a store that receives cash in excess of $10,000 in a single or multiple transactions from the same customer within a 24-hour day, MUST file an IRS Form 8300. Form 8300 must be filed within 15 days of receiving more than $10,000. If payments are received in installments, Form 8300 is due after the total payments are more than $10,000. Contact Cash Management in Mulberry or www.irs.gov for current copies of Form 8300.

SO-096: Document Retention

Policy SO-096 – Document Retention

Effective Date: 05/20/2019

POLICY:

Federal laws and Company policies require the retention of specific documents that contain non-public information for a predetermined period of time. These documents should always be filed in your stores Secured File area.

After any legal or policy-driven requirements have lapsed, the retention copies should be disposed of in a legal and proper manner.

There are legal requirements, as well as Company Policies, that determine the retention period for specific documents are shown in the table below.

Document Disposal: After the retention period has passed, document destruction must be executed using certified document destruction company or in-store cross cut shredder

Document Name	Retention Period	Where Filed

Denied Credit Applications w/ID’s	25 months	Denied Application File

Approved Credit Applications w/ID’s	7 years from date account closed	Customer File Jacket

Red Flag Documentation (If applicable)	7 years from date account closed	Customer File Jacket

Original Signed Financed Credit Agreements	7 years from date account closed	Customer File Jacket

Original Signed Same As Cash Addendum	7 years from date account closed	Customer File Jacket

Original Signed Insurance Election Form	7 years from date account closed	Customer File Jacket

Original Signed Insurance Election Cancellation Form	7 years from date account closed	Customer File Jacket

Third Party Finance Applications	7 years from date account closed	*See Current Third Party Finance Policy & Procedure

Original Signed Financed Sales Orders	7 years	Customer File Jacket

Original Signed Manual Sales Order	7 years	Attach to STOREnet generated Sales Order and place in Customer File Jacket

Original Signed Financed Delivery/Pick-Up Tickets	7 years	Customer File Jacket

Manual Receipts	7 years	Attach to STOREnet generated receipt and place in Customer File Jacket

Third Party Finance Sales Orders Delivery/Pick- Up Tickets	7 years	EOD File, by calendar month
Original Signed Financed Exchanges/Returns	7 years	Customer File Jacket
Completed Signed Financed Service Orders	7 years	Customer File Jacket
Insurance Claim Form (copy)	7 years	Customer File Jacket
Daily Detailed Sales Receipts Report with verified bank deposit slip attached	7 years	EOD File, by calendar month
Original Signed Cash Sales Orders	5 years	EOD File, by calendar month
Original Signed Cash Delivery/Pick-Up Tickets	5 years	EOD File, by calendar month
Original Signed Cash Sale Refunds/Exchanges/Returns	5 years	EOD File, by calendar month
Completed Signed Cash Sale Service Orders	5 years	EOD File, by calendar month
Original Signed Third Party Refunds/Exchanges/Returns	5 years	EOD File, by calendar month
Inventory Manifests From DC	18 months	Transfer File
Inbound/Outbound Transfers	18 months	Inbound/Outbound Transfer File

Work Instructions - Charge off: Non-Accrual

1. Potential Charge Off Report

a. Selection Criteria:

i. Corp & Dealer

ii. By Cycle

iii. All Regions/Divisions

iv. All Districts

v. All Stores

vi. 12 Month Payment History

2.	Export the Report to CSV
3.	Delete Columns O through X – this data is not used, removing the columns will make file saves more manageable
4.	Delete StoreID and DistrictCode Columns – this data is not used, removing the columns will make file saves more manageable
5.	Sort by Last Payment Date – Newest to Oldest
6.	Remove any accounts that have a last payment less than 11 months old (for example report processed for cycle 19 on 10-20-20 – remove any account with a last payment date of 11-20-19 or more recent)
7.	Sort by Alert Code ID – A to Z
8.	Remove any account that is already set to NA
a.	If an account is transferred to a new store with a different cycle date after the NA Alert Code is added the account will not charge off until it has been in the new cycle for one month – example account in 9046 has NA Alert Code added on 10- 20-20, on 11-9-20 account is transferred to a cycle 11 store, the account will not charge off on the 12th with other accounts in that store, it will charge off during the December cycle for the new store

9.	Scroll to bottom of report – create a sum formula for the account balance column – this indicates the charge off for the cycle for the following month (this total will change throughout the month based on customer payments, or any accounts that did not charge off previous cycle based on account transfer as described above)
10.	Save Report as an Excel file – File Name Should be – MonthYear-Cycle-MovetoNA (Nov2020-11-MovetoNA.xlsx)
11.	Email file to Credit Services leadership team for processing into STOREnet

Work Instructions - Credit Limit Reduction (90DLP)

Monthly, Credit Underwriting will review accounts in stores that have gone over 90 days since date of last payment and the account has a past due amount in the 91-120 or greater past due bucket.

All accounts meeting the 90DLP criteria will have the credit limit reduced to zero and the Credit Limit Reduction Letter will be sent to them.

Credit Underwriting will use the Adverse Action Mailer Report in Reporting Services to identify the accounts requiring a credit reduction.

Accounts with flags that block the mailing of letters will have the letters generated, but not mailed to the customer.

To determine the accounts eligible for Credit Reductions use Adverse Action Mailer Report in Report Manager. Use the following Settings:

The process will be performed four times per month, and will be completed on a per cycle basis. For Cycle 11 accounts the process will be performed on the 12th, cycle 15 on the 16th, cycle 17 on the 18th and cycles 19 + 21 will be processed on the 22nd of each month.

Store Type: Corp,Dealer	Cycle: Varies based on day of month
Region(s)/Division(s): All	District: All
Store ID: All	Not Paid Since Days: All except 0, 1 – 30, 31 – 60, & 61 – 90
Min. Credit Limit: 1	Max. Credit Limit: 99999
Min. Credit Score: 0	Max. Credit Score: 999
Customer Due Date: Null	Credit Limit Changed Date: Null

Block Letter Accounts: Include

NOTE: Using a Credit Limit of 1 will exclude the accounts that have already had the credit limit reduced to Zero. Export the report to CSV and delete columns S, O, J, H, G, F, E, D, and A.

Sort the report by DLQ and delete any accounts that are not greater than 90 days past due. Sort the report by Flags.

The report will have two sheets. One for the accounts having the credit limit reduced to zero that will receive a letter and one for accounts having the credit limit reduced to zero that will not receive a letter.

Accounts with the following flags do not receive the credit limit reduction letters Chapter 13 Bankruptcy flags, Chapter 7 Bankruptcy flags, Deceased Flag, Represented by Attorney, or Returned Mail Flag. The letters will be generated and Credit Limit Reduced to Zero, but Credit Reduction Letter will not be mailed.

Two upload files (Excel) must be created with the account number for all accounts that will have the credit limit reduced to Zero, one file will be for accounts that will receive the Credit Limit Reduction Letter and one file for accounts that will not receive the Credit Limit Reduction Letter.

In STOREnet access the Print Credit Status Letters function and print any letters that have already been queued up for mailing. These letters will need to be mailed to the customer.

In STOREnet access the Import Data function and process the upload for the customers who will not receive the Credit Limit Reduction Letter.

In STOREnet access the print Credit Status Letters function and print the letters that were generated when the file was uploaded into STOREnet. These letters should be placed in the shred bin as the accounts should not receive the letter In STOREnet access the Import Data function and process the upload for customers who will receive the Credit Limit Reduction Letter.

In STOREnet access the Print Credit Status Letters function and print the letters that were generated when the file was uploaded in STOREnet. These letters should be taken to the mailroom for folding and mailing purposes.

Work Instructions - Credit Statement for Recurring Payments

As an incentive to sign up for recurring payments, Badcock offers a $15 account credit for those that meet the following criteria.

Every month before cycles a “New Online Accounts” report will need to be ran to determine which accounts setup at least 3 recurring payments on our website and have the first one already processed.

Once we have the list of accounts a spreadsheet will need be prepared to be upload it into Storenet as a payment upload using the code “Promotion”. Each customer will receive a $15 payment into their account once the upload is completed.

Every month our IT Department will send us a file for accounts with over 90 days since the date of last payment that have insurance coverage. The email should read something like this: Customer Insurance 90 Day Report was executed at <date> <time> and have an attachment that we need to work with.

Credit Services will use the same steps below to process daily insurance cancellations requests as well. Create a spreadsheet using the Data Import Insurance spreadsheet that is located at on our share folder:

\\PFS08\Department_Shares\Collections\Insurance Uploads\Data Import Insurance Template.

Copy and paste the accounts from the spreadsheet sent by IT to Customer ID column of the Data Import Insurance Template.

Enter the <&> symbol on the Insurance Code column for every single account. (This symbol is used to remove information on most Storenet uploads).

Save the document as a .txt (text delimited) and save it under the our shared folder at:

\\PFS08\Department_Shares\Collections\Insurance Uploads\

On Storenet open the Update Revolving Insurance Plans and click on the icon by the Filename area and browse for the file that you saved for this.

Once you can see your file name on the Filename area click on Run to initialize the upload.

Once the upload has been completed a new screen will come up. Both boxes on this screen should be marked. Click Save.

A PDF containing any errors on the upload will come up. Please review this error report to confirm that no account number was rejected by the process.

Please save the error report on the same folder with the name: “Results_ddmmyy”.

Work Instructions - Lockbox

All customer payments should be going to the lockbox PO Box 724688 in Atlanta, GA. However, we still receive a fair amount of checks at Corporate. If the payments are received here then we’ll manually post them into the account and process the electronic deposit for it.

For those that will go to the Lockbox, we’ll only need to work on recommendations once a day to determine which R/T and account numbers can get approved or ignored on the BofA system for future payment.

We’ll also need to work on exceptions in a daily basis to complete any payment that BofA system wasn’t able to.

At BofA EOD (around 8pm) IT will be receiving a file with all the payments received on that day. IT will possibly divide into two files depending if the account number matches one on our system. If that’s the case it will be on an exceptions file.

Any account on that exception file will be manually posted the next day.

Work Instructions - Monthly Cycle Past Due Adjustment

Run the Past Due Adjustment Report from Report Manager for each cycle the morning of cycle cut-off. Past Due Adjustments should be done after ARMS is updated, but before stores open at 9:00 am.

To reduce confusion, run the report for All Stores (Corporate and Dealer). Please do not delete any columns for the original file so we can do research and analysis from that file.

Make sure to only select the Cycle you are adjusting… Make sure you select Three as the Number of Months. This will give you accounts that have made 2 out of the last 3 Payments. (For cycle 19, select 2 as the number of months)

Save the CSV file to Excel and save it to the DepartmentShares on FS4 > Collections > (Current Month) > Monthly Past Due Adjustments Folder.

Use: Month, Year, Past Due Adjustment to name the Report (C17 PDA Full File April 2018)

After creating the Full File, you will need to remove any accounts with SAC Plans or ineligible flags. Accounts with the following flags will not be eligible for a past due adjustment:

PDA Not Eligible, Internal Review, Fraud, Reaffirmation Pending, Payment Deferred, and Customer Lawsuit

We will do an upload to Remove 180PDL flags and the TX Alert Code after the Past Due Adjustments have been processed at the end of the last cycle of the month. Other flags that can be removed after the account has zero past due balance will be done at the end of the month.

When there are multiple flags on an account, the flags that cannot be adjusted override flags that can be adjusted, so you would remove those accounts from the Past Due Adjustment file.

Sort and Remove any accounts with SAC Plans. EPNI & NCR Plans can be adjusted.

Save the CSV file to Excel and save it to the DepartmentShares on FS4 > Collections > (Current Month) > Monthly Past Due Adjustments Folder.

Use: Month, Year, Past Due Adjustment to name the Report (C17 PDA Clean File April 2018)

You will only need the Account Number – Plan Name fields for the Import into STOREnet, but don’t delete the other columns from the other reports. This is our record and reference report and it must have all the original data.

Save Account Number – Plan Name fields into the ImportRevolvingPlanDeferment-95 – Template file.

Copy and Paste the Account Number & Plan from Past Due Adjustment Report to Account Number field and Master Plan to fields respectively on Import file. Make sure this information matches the original file. Put a Y in the All Plans field so that all Plans will be adjusted.

Save the Excel file for the Import using: Month, Year, Past Due Adjustment to name the Report (C17 PDA Upload April 2018)

Then save the file as Text (Tab Delimited). Save it to the Monthly Past Due Adjustment Reports Folder on Department_Shares on FS4 > Collections folder. You will then need to save it to the Shared Files for STOREnet in your Report or Export Folder. There is a limit to the number of characters for the import file, so you may need to abbreviate the file name.

To import the Text (Tab Delimited file) you will need to use the Import Revolving Plan Deferments menu option in STOREnet.

When you open this option, you will need to click on the Browse button to locate the file you saved for Past Due Adjustment imports.

Click on the file you want to Import and Click Open.

After you select the file you want to import, you will Click SAVE and the file will begin to process. If the MMP will be changed for a past due adjustment plan, the pop-up box will appear notifying you of the MMP change. You will need to Click OK to continue each time this box appears.

When the file is completely populated, you must Click on the Include Errors and Include Warnings boxes to generate an exception report after the import is complete. You must Click on SAVE to finalize the import process.

Here is what a sample of the Text (tab delimited) import file will contain.

If there were no exceptions, the report will be blank.

If there were exceptions the report will contain details of the exceptions.

After completing Past Due Adjustments for the cycle, save a list of the Account Numbers in Excel to be submitted to Credit Services so the PDA Not Eligible account flag can be added to the account. Accounts with the PDA Not Eligible flag are not eligible for a Past Due Adjustment for six months after the flag is added.

Error Report….

If you get any of these error messages below you must use the various STOREnet menus to be able to adjust these manually if needed:

Record ID        Error

3219621170      The Master Plan to REVC1 must be an active plan for the customer

For the Error Report Past Due Adjustments, you will need to use the Adjust Revolving Plans menu and manually adjust these accounts if applicable. You will need to use the Plan Deferment option for the plans including the Master Plan to adjust the Past Due Payments.

684408278     Adjustment amount is required

Most likely the account has an NSF in the history, so we will need to clear that fee from the account.

After adjusting the account manually thru the Adjust Revolving Plans menu, we will need to clear the NSF fee remaining.

On the Manual Adjustments Tab, click on Reference, then select Manual Credit Memo from the dropdown under the Type field.

Enter the amount that needs to be cleared (the NSF fee) as a credit in the Adjustment Amount Field. (Ex -25.00)

Select the green plus sign and Save.

Enter account number again in Maintain Customer Balances.

Go to the Keyoffs tab.

Double click on the Manual Credit menu and a check will appear in the Keyoff box. Select the green plus sign.

Then double click the revolving payment due and a check will appear in the Pay box.

Select the green plus sign and Save. This will clear the NSF fee.

6119122007       There are no revolving plans to defer

There is nothing to do when this error message is present. These accounts will need to be deleted from the clean file.

For some accounts, you may need to make the customer active in Advanced Customer Settings by removing the Inactive Date. Check for flags before removing this date. Make sure the Ok to Solicit box is checked and make sure the Hold Statement is set to NO on the Receivables tab.

After the Past Due has been adjusted, we will not make the customer Inactive, we will keep the customer active.

Prior to adjusting the Past Due for accounts when the Plan is closed, you will need to go to the Enter a Customer’s Terms and Conditions to make the Plan Active, including the Master Plan.

We will not close the plans after the Past Due Adjustment is done, we will keep the plans active.

EXHIBIT D

SERVICING RECORDS

With respect to each Receivable, the Servicing Records for such Receivable shall include each of the following items, which shall be available for inspection by Company and shall be retained by Servicer:

1.	Copies of the Account Documents
2.	Credit application
3.	Work order, or purchase/sales order
4.	Credit report
5.	Verification of income (if applicable)
6.	Any other documents as executed at closing by the Buyer or Seller as required by Law.

7.	Collection Account

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EXHIBIT E

SERVICING ACCOUNT

Bank Statement Name	Bank Name	Bank Address	Account #
W.S. BADCOCK CORPORATION – Chase Master	JPMorgan Chase, N.A.	PO BOX 36520 LOUISVILLE, KY 40233	307865888

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EXHIBIT F

COLLECTION ACCOUNT

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EXHIBIT G

CHARGED OFF REPORTING

✓	tracking of balance of charged off receivables on which there are continuing collection efforts,

✓	tracking of balance of charged off receivables on which collection efforts have been abandoned,

✓	additions for the period being reported for receivables charged off (removed from the Servicer’s customer receivable records),

✓	gross amount collected for the period being reported,

✓	amounts of charged off receivables deemed abandoned and collection efforts ceased,

✓	Fee deducted and retained by Avante or any other collection agency,

✓	Net cash collections received and to be submitted to Servicer or Company.

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EXHIBIT H

INSURANCE REPORTING

✓	For the period:

o	Premiums billed customers
o	Premiums paid insurer
o	Commission received
o	Claims amounts applied to customer receivables

✓	At end of period

o	Unpaid premiums
o	Unreceived commissions

Claims	Pool

✓	Rollforward – overall [ sum of the Insurer and Servicer/BRF amounts]

o	Beginning balance
o	Amounts added
o	Claims paid
o	Amounts paid to BRF as Insurance Residuals
o	Ending balance

✓	Funds Held by Insurer -- Rollforward

o	Beginning balance
o	Amounts added
o	Claims paid
o	Amounts transferred to BRF
o	Amounts paid to BRF as Insurance Retro Commissions
o	Ending balance

✓	Funds Held by Servicer/BRF – Rollforward – this may be a recordkeeping exercise rather than cash funds

o	Beginning balance
o	Amounts added from Insurer
o	Claims paid
o	Amounts paid to BRF as Insurance Residuals
o	Ending balance

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